As filed with the Securities and Exchange Commission on April 20, 2006
                                                     REGISTRATION NO. 333-122768


--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 3 TO

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                            IVIVI TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its Charter)

           New Jersey                       3845                  22-2956711
(State or Other Jurisdiction of (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                    224-S Pegasus Avenue, Northvale, NJ 07647
                                 (201) 784-8168
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                                   ----------

                             Andre' DiMino, Chairman
                            Ivivi Technologies, Inc.
                              224-S Pegasus Avenue
                               Northvale, NJ 07647
                                 (201) 784-8168
            (Name, Address and Telephone Number of Agent for Service)

                                   ----------

                                 With copies to:


   Steven M. Skolnick, Esq.                  Douglas S. Ellenoff, Esq.
   Anita L. Chapdelaine, Esq.                Lawrence A. Rosenbloom, Esq.
   Lowenstein Sandler PC                     Ellenoff Grossman & Schole LLP
   65 Livingston Avenue                      370 Lexington Avenue
   Roseland, New Jersey  07068               New York, NY  10017
   (973) 597-2500                            (212) 370-1300
   ----------                                ----------


         Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered in connection with dividend or interest reinvestment plans, please check the following box. [x]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE


This Registration Statement contains two forms of prospectus: one to be used in connection with an initial public offering of 2,500,000 shares of our common stock (the "Prospectus") and one to be used in connection with the potential resale of an aggregate of __________ shares of our common stock and __________ shares of our common stock issuable upon the exercise of outstanding warrants by certain selling securityholders (the "Selling Securityholder Prospectus"). The Prospectus and the Selling Securityholder Prospectus will be identical in all respects except for the alternate pages for the Selling Securityholder Prospectus included herein which are labeled "Alternate Page for Selling Securityholder Prospectus."

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION, DATED APRIL 20, 2006


PRELIMINARY PROSPECTUS

            [LOGO OF IVIVI (TM) THE TECHNOLOGIES OF LIFE (SM), INC.]

                            IVIVI TECHNOLOGIES, INC.

                        2,500,000 SHARES OF COMMON STOCK

         We are offering 2,500,000 shares of our common stock. This is our initial public offering and no public market currently exists for our shares. We expect the initial public offering price to be between $6.00 and $8.00 per share. We intend to file an application to have our shares of common stock approved for listing on the American Stock Exchange under the symbol "___."

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE READ THE "RISK FACTORS" BEGINNING ON PAGE 8.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                Per Share  Total
                                                                ---------  -----
         Public offering price...............................   $          $
         Underwriting discounts..............................   $          $
         Proceeds to us, before offering related expenses....   $          $


         We expect total costs and expenses of this offering to be approximately $1,250,000, which will include a non-accountable expense allowance of three percent (3.0%) of the gross proceeds of this offering payable to the representatives of the underwriters. We have granted the underwriters a 45 day option to purchase up to 375,000 additional shares of common stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any.

         The underwriters are offering the common stock on a firm commitment basis and expect to deliver the common stock to purchasers on or about _______, 2006.

MAXIM GROUP LLC                                       BREAN MURRAY, CARRET & CO.

          The date of this prospectus is ________________________, 2006

                                TABLE OF CONTENTS


                                                                                              PAGE
                                                                                              ----
Prospectus Summary..........................................................................   1
Risk Factors................................................................................   8
Special Note Regarding Forward-Looking Statements...........................................   24
Use of Proceeds.............................................................................   25
Dilution....................................................................................   27
Capitalization..............................................................................   29
Dividend Policy.............................................................................   30
Selected Financial Information..............................................................   31
Management's Discussion and Analysis of Financial Condition and Results of Operations.......   32
Business....................................................................................   42
Management..................................................................................   69
Security Ownership of Certain Beneficial Owners and Management..............................   84
Certain Relationships and Related Transactions .............................................   86
Description of Capital Stock................................................................   89
Shares Eligible for Future Sale.............................................................   95
Underwriting................................................................................   97
Legal Matters...............................................................................   101
Experts.....................................................................................   101
Disclosure of Commission Position on Indemnification for Securities Act Liabilities.........   102
Where You Can Find Additional Information...................................................   102
Financial Statements........................................................................   F-1


         This prospectus contains service marks, trademarks and tradenames of Ivivi Technologies, Inc.

         We obtained statistical data, market data, clinical data and certain other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, market data, clinical data, other industry data and forecasts and market research are reliable, we have not independently verified the data. We have not sought the consent of the sources to refer to their reports in this prospectus.

                               PROSPECTUS SUMMARY


         This summary highlights material information about us that is described more fully elsewhere in this prospectus. You should carefully read this entire document, including the "Risk Factors" section beginning on page 8 and our financial statements and their related notes before making a decision to invest in our common stock. Unless otherwise indicated in this prospectus, (i) references to "we," "us" or "our company" refer to Ivivi Technologies, Inc. and
(ii) share information gives effect to a stock split of 1.625 shares for each outstanding share of common stock to be effected by us simultaneously with the effectiveness of the registration statement of which this prospectus forms a part.


OVERVIEW


         Ivivi Technologies, Inc. is an early-stage medical technology company focusing on designing, developing and commercializing proprietary electrotherapeutic technologies. Electrotherapeutic technologies use electric or electromagnetic signals to help relieve pain, swelling and inflammation and promote healing processes and tissue regeneration. We have focused our research and development activities on pulsed electromagnetic field, or PEMF technology. This technology utilizes an electromagnetic field that is turned on and off rapidly to create a therapeutic electrical current in injured tissue, which then stimulates biochemical and physiological processes to help repair injured soft tissue and reduce related pain. We are currently marketing this technology to the chronic wound and plastic and reconstructive surgery markets. We are developing proprietary technology for other therapeutic medical markets. For example, our technology is currently being evaluated in a double-blind trial comparing the effects of active and sham therapy on pain and blood flow in patients with ischemic cardiomyopathies at the Cleveland Clinic Florida.

         Based on mathematical modeling, we develop and design proprietary PEMF signals, which we refer to as "electroceuticals(TM)." These signals are intended to improve specific physiological processes, including those that generate the body's natural anti-inflammatory response. We are currently utilizing our proprietary PEMF technology to address a wide array of pathological conditions, including acute and chronic disorders in soft tissue such as chronic wounds, pain and edema, acute injuries and chronic inflammatory disorders. Chronic wounds include pressure ulcers, diabetic wounds and arterial and venous insufficiency wounds (wounds resulting from poor blood flow in the arteries or veins). We are also developing applications for increasing angiogenesis (new blood vessel growth), a critical component for tissue regeneration.

         Our products, which utilize PEMF technology, have been cleared by the United States Food and Drug Administration, or FDA, for the treatment of pain and edema in soft tissue. In July 2004, the Center for Medicare and Medicaid Services, or CMS, issued a National Coverage Determination, or NCD, requiring reimbursement by Medicare for the use of electromagnetic therapy for the treatment of chronic wounds.

         Our products consist of the following three proprietary components:

              o    our electroceutical signals;

              o a generator that produces and delivers the electroceutical signals; and

              o    a treatment applicator.

The signal generator produces a specific electroceutical signal that is pulsed through a cable and into the applicator. The applicator transmits the electroceutical signal into the desired area, penetrating medical dressings, casts, coverings, clothing and virtually all other non-metal materials. Our products can be used immediately following acute injury, trauma and surgical wounds, as well as for chronic conditions, and require no alteration of standard clinical practices to accommodate the therapy provided by our products. We continue to focus our research and development activities on optimizing the signal parameters of our

PEMF technology in order to produce improved clinical outcomes and smaller more efficient products utilizing less power.

         We are currently a party to, and intend to continue to seek, collaborative and strategic agreements to assist us in the marketing and distribution of our products. We are actively pursuing exclusive arrangements with strategic partners who we believe have leading positions in our target markets in order to establish nationwide, and in some cases worldwide, marketing and distribution channels for our products. Generally, under these arrangements, the strategic partners will be responsible for marketing, distributing and selling our products while we continue to provide the related technology, products and technical support. Through this approach, we expect to achieve broader marketing and distribution capabilities in multiple target markets. In addition to our relationships in the United States, we have entered into an exclusive strategic agreement in the chronic wound market with a distributor for Canada.

         We believe that our product development and commercialization strategies address the needs and growth trends in wound care, plastic and reconstructive surgery and electrotherapeutic applications markets. We have focused our product development to meet the specific needs of each of the following markets:

              o Wound Care. According to the Business Communications Company, Inc., the total market for advanced wound care was estimated at more than $1.7 billion in 2003, up from $1.5 billion in the previous year, an increase of 14.8%, and as of August 2004, was estimated to reach nearly $2.8 billion by 2008. In addition, the chronic wound market segment accounted for the largest portion of revenues in the advanced wound care market with 42% of the market and estimated revenues of $722.2 million in 2003 according to the Business Communications Company, Inc. We anticipate that use of our products may be beneficial in a substantial number of general post-surgery recovery plans in general hospitals, as well as in long-term care nursing facilities and long-term acute care hospitals or LTACHs, rehabilitation hospitals, acute care facilities and home health systems.

              o Plastic and Reconstructive Surgery. According to statistics released by the American Society of Plastic Surgeons, or ASPS, more than 10.2 million cosmetic surgery procedures for a total cost in excess of $9.4 billion were performed in 2005, up 38% from nearly 7.4 million procedures in 2000. We seek to leverage these trends by marketing our technology in lightweight and disposable products, to surgeons, who can then offer the products to their patients.

              o Angiogenesis and Vascularization. Coronary heart disease represented a $133 billion market in 2004, according to the American Heart Association. We believe the biggest market for products stimulating angiogenesis will be for treatment of coronary artery disease and peripheral vascular disease. We believe that the non-invasive application of PEMF technology to stimulate angiogenesis can reduce the need for invasive procedures such as angioplasty and stenting (procedures performed to reduce or eliminate blockages in coronary arteries) and bypass surgery and long-term medication for atherosclerosis (the hardening of the arteries).

              o Pain Management. According to Kalorama Information, the total world market for pain management devices reached $2.4 billion in 2004, and is expected to reach $3.9 billion, with a compound annual growth rate of 10.4% growth rate of 10.4%, in 2009.

                   We intend to market our future products against other pain treatment devices.

              o Stem Cell Technology and Tissue Engineering. According to a VisionGain report, the stem cell and tissue engineering market is expected to reach $10.0 billion by 2013. We plan to explore opportunities for creating medical devices based on PEMF technology to address the needs of this market.

              o Orthopedic Applications. According to a report by Medtech Insight, the market for joint replacement products, fracture fixation products, bioresorbable fixation products, bone growth stimulation products, bone replacement products, and orthobiologics was estimated at $5.4 billion in 2002, and is expected to grow at a compound annual rate of 10.2% to $14.2 billion in the year 2012. We plan to explore opportunities to market our PEMF technology for the pain and edema associated with acute and chronic orthopedic conditions, including osteo and rheumatoid arthritis.


COMPANY HISTORY


         We were incorporated under the laws of the State of New Jersey in March 1989 under the name AA Northvale Medical Associates, Inc. as a subsidiary of ADM Tronics Unlimited, Inc., or ADM Tronics (OTC BB: ADMT.OB), our largest shareholder (which will hold approximately 36% of the outstanding shares of our common stock upon consummation of this offering, assuming no exercise of the over-allotment option). From March 1989 until August 1998, we had very limited operations, which included the operation of medical clinics for conducting clinical studies on certain products of ADM Tronics. In August 1998, ADM Tronics purchased certain assets from Electropharmacology, Inc., or EPI, that were then used by EPI in connection with its device business, including the right to use the EPI patents, and immediately transferred all of those assets to us. The assets included all of EPI's rights, title and interest in its device business as well as certain rights related to three patents related to the PEMF technology that were issued in 1994, 1996 and 1998. In January 2000, we acquired all of the rights to the EPI patents. In April 2003, we acquired the operations of five former subsidiaries of ADM Tronics, and in August 2004, we changed our name to Ivivi Technologies, Inc. While we have conducted development and sales and marketing activities, we have generated limited revenues and have incurred significant losses to date.


         ADM Tronics is a technology-based developer and manufacturer of the following product lines:

              o    environmentally safe chemical products;

              o    topical dermatological products; and

              o    therapeutic non-invasive electronic medical devices.

ADM Tronics currently derives most of its revenues from the development, manufacture and sale of chemical products, and, to a lesser extent, from its topical dermatological products and therapeutic non-invasive electronic medical devices. ADM Tronics has developed a technology, known as the "Sonotron Technology," and has utilized the Sonotron Technology to develop medical devices to treat subjects suffering from the pain of inflammatory joint conditions. Although some of the devices utilizing this technology are commercially available for the treatment of animals, none of such devices have received FDA-clearance for human application in the United States and do not compete with our technology or products.

         We believe that our focus, the commercialization of electrotherapeutic technologies, specifically PEMF, for the treatment of acute and chronic disorders, is distinct from and requires a different focus than ADM Tronics' business, including the commercialization of its Sonotron Technology. As a result, we and ADM Tronics believe that separating our business from the business of ADM Tronics will allow each company to focus on its respective business and allow each company to pursue different strategies and react quickly to changing market environments. Pursuant to an agreement between us and ADM Tronics, all current and future technologies and products utilizing non-invasive electrotherapeutic technologies will be developed and commercialized by us and not ADM Tronics, unless we elect not to pursue such technologies and products.

PRINCIPAL EXECUTIVE OFFICE


         Our principal executive offices are located at 224-S Pegasus Avenue, Northvale, New Jersey 07647. Our telephone number at that address is (201) 784-8168. Our principal corporate website is www.ivivitechnologies.com. Information contained on our website does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by us................................  2,500,000 shares

Common stock outstanding
after the offering(1).....................................  9,137,899 shares

Use of proceeds...........................................  We intend to use the proceeds of this offering as follows: approximately $4.1 million for research and
                                                            development; approximately $4.3 million for sales and
                                                            marketing; approximately $2.5 million to repay amounts
                                                            owed to ADM Tronics Unlimited, Inc., our largest
                                                            shareholder; and approximately $3.8 million for general
                                                            corporate purposes, including working capital and
                                                            capital expenditures. See "Use of Proceeds."

Proposed American Stock Exchange symbol...................  Currently, no public market for our common stock exists.  We intend to file an application to have our
                                                            common stock listed on the American Stock Exchange
                                                            under the symbol "___."

Risk factors..............................................  The securities offered by this prospectus are speculative and involve a high degree of risk and
                                                            investors purchasing securities will experience
                                                            immediate and substantial dilution and should not
                                                            purchase the securities unless they can afford the
                                                            loss of their entire investment. See "Risk Factors"
                                                            beginning on page 8.


----------
(1)      Assumes:


         o no exercise of the underwriters' over-allotment option to purchase up to 375,000 shares of our common stock;

         o no exercise of the underwriters' warrants to purchase up to 225,000 shares of our common stock issuable to the underwriters in connnection with this initial public offering;

         o the exclusion of an aggregate of 1,544,888 shares of common stock reserved for issuance upon exercise of outstanding options granted under our 2004 Second Amended and Restated Stock Option Plan as of April 30, 2006 with exercise prices ranging from $.062 to $7.00, the initial public offering price;

         o the exclusion of 892,612 shares of common stock reserved for issuance upon exercise of options available for future grant under our 2004 Second Amended and Restated Stock Option Plan;

         o the exclusion of 698,750 shares of common stock issuable upon exercise of options, with an exercise price equal to the lesser of $5.11 and 85% of the initial public offering price per share, to be issued upon the effectiveness of the registration statement of which this prospectus forms a part to Steven Gluckstern, who will begin to serve as our Chairman of the Board at such time;

         o the exclusion of 2,420,222 shares of common stock issuable as of April 30, 2006 upon the exercise of warrants and an additional 23,837 shares underlying certain warrants for each month thereafter until the effective date of the registration statement of which this prospectus forms a part, assuming an initial public offering price of $7.00 per share; and

         o the issuance of 1,892,899 shares of our common stock issuable as of April 30, 2006 upon the conversion of outstanding convertible notes;

              and the exclusion of an additional 29,797 shares of our common stock issuable upon conversion of certain convertible notes for each month after April 30, 2006 until the effective date of the registration statement of which this prospectus forms a part, assuming an initial public offering price of $7.00 per share.

                          SUMMARY FINANCIAL INFORMATION


         The summary financial data for the fiscal years ended March 31, 2005 and 2004 was derived from our financial statements that have been audited by Raich Ende Malter & Co. LLP for the fiscal years then ended. Our financial statements for the fiscal year ended March 31, 2004 have been restated. The information for the nine months ended December 31, 2005 and 2004 was derived from our unaudited financial data but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. The summary financial information presented below should be read in conjunction with our audited financial statements and related notes appearing in this prospectus beginning on page F-1. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our financial statements for the fiscal years ended March 31, 2005 and 2004 and for the nine months ended December 31, 2005 and 2004.



                                                                                      NINE MONTHS
                                                   YEAR ENDED MARCH 31,            ENDED DECEMBER 31,
                                                ---------------------------   ---------------------------
                                                    2004           2005           2004           2005
                                                ------------   ------------   ------------   ------------
                                                 (restated)                           (unaudited)
OPERATIONS STATEMENT DATA:

Revenue .....................................   $     91,285   $    328,996   $    220,502   $    478,274
                                                ------------   ------------   ------------   ------------
Cost of revenues(1) .........................         53,732        122,866         99,545        161,493
Depreciation ................................        138,366        130,909         97,670         59,266
Salaries (1) ................................         24,638        520,382        327,623        814,706
Research and development ....................             --        270,894        131,439        407,524
Selling, general and administrative (1) .....        103,953      1,674,118        842,838      2,393,259
                                                ------------   ------------   ------------   ------------
Total operating expenses ....................        320,689      2,719,169      1,499,115      3,836,248
                                                ------------   ------------   ------------   ------------
Loss from operations ........................       (229,404)    (2,390,173)    (1,278,613)    (3,357,974)
                                                ------------   ------------   ------------   ------------
Interest and finance costs, net .............          8,100        238,053        108,501        683,458
                                                ------------   ------------   ------------   ------------

Net loss ....................................   $   (237,504)  $ (2,628,226)  $ (1,387,114)  $ (4,041,432)
                                                ============   ============   ============   ============
Net loss per share-basic and diluted ........   $      (0.07)  $      (0.55)  $      (0.29)  $      (0.85)
                                                ============   ============   ============   ============
Weighted average shares used in computing
net loss per share ..........................      3,623,750      4,745,000      4,745,000      4,745,000



                                                    AS OF MARCH 31, 2005         AS OF DECEMBER 31, 2005
                                                ---------------------------   -----------------------------
                                                           ACTUAL                 ACTUAL         AS ADJUSTED(2)
                                                ---------------------------   ------------       --------------
                                                                                          (unaudited)
BALANCE SHEET DATA:

Total current assets ........................           $  2,852,968          $    848,863       $12,976,555
Total current liabilities ...................              2,845,165             3,559,024           530,089
Working capital .............................                  7,803            (2,710,161)       12,446,466
Total assets ................................              4,092,052             2,169,047        13,318,865
Stockholders' deficit .......................             (4,866,613)           (8,738,986)       12,788,776
Total liabilities and Stockholders' deficit .              4,092,052             2,169,047        13,318,865


----------


(1) Reflects (i) intercompany allocations of manufacturing charges by affiliate of $40,398 and $48,329 for the years ended March 31, 2005 and 2004, respectively and $39,709 and $30,778 for the nine month periods ended December 31, 2005 and 2004, respectively, (ii) intercompany allocations of salaries of $90,184 and $24,638 for the years ended March 31, 2005 and 2004, respectively, and $99,187 and $84,123 for the nine month periods ended December 31, 2005 and 2004, respectively, and (iii) intercompany allocation of selling, general and administrative expenses of $125,754 and $18,103 for the years ended March 31, 2005 and 2004, respectively, and $67,360 and $94,316 for the nine month periods ended December 31, 2005 and 2004, respectively.
(2) Reflects the sale of 2,500,000 shares of common stock and the application of the net proceeds from this offering after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and the conversion of our outstanding notes upon the closing of this offering, and does not include any proceeds that we may receive upon exercise of all or any portion of the over-allotment option.


                                  RISK FACTORS

         An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before buying our common stock. These risks could have a material adverse effect on our business, financial condition and results of operations and the value of our common stock.

                          RISKS AFFECTING OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS AND DETERMINE IF WE WILL BE ABLE TO EXECUTE OUR BUSINESS PLAN. THIS MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS AND THE RISK OF SUCCESS OR FAILURE OF OUR BUSINESS.


         We were formed in 1989, but had very limited operations until 1998 when we acquired the assets utilized by EPI in connection with its medical device business and your evaluation of our business and prospects will be based partly on our limited operating history. While we have conducted development and sales and marketing activities, we have generated limited revenues to date. Consequently, our historical results of operations may not give you an accurate indication of our future results of operations or prospects. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market. These risks include:

         o our ability to effectively and efficiently market and distribute our products through our sales force and third-party distributors;


         o the ability of ADM Tronics or other manufacturers utilized by us to effectively and efficiently manufacture our products;


         o our ability to obtain market acceptance of our current products and future products that may be developed by us;


         o our ability to sell our products at competitive prices which exceed our per unit costs; and

         o our ability to obtain regulatory approval or clearance of our products.


We may not be able to address these risks and difficulties, which could materially and adversely affect our revenues, operating results and our ability to continue to operate our business.


WE HAVE A HISTORY OF SIGNIFICANT AND CONTINUED OPERATING LOSSES AND A SUBSTANTIAL ACCUMULATED EARNINGS DEFICIT AND WE MAY CONTINUE TO INCUR SIGNIFICANT LOSSES.


         We have generated only limited revenues from product sales and have incurred net losses of approximately $2.6 million and $237,504 for the fiscal years ended March 31, 2005 and 2004, respectively. In addition, for the nine months ended December 31, 2005 and 2004, we had a net loss of approximately $4.0 million and $1.4 million, respectively. At December 31, 2005, we had an accumulated stockholders' deficit of approximately $8.7 million. We expect to incur additional operating losses, as well as negative cash flow from operations, for the foreseeable future, as we continue to expand our marketing efforts with respect to our products and to continue our research and development of additional applications for our products as well as new products utilizing PEMF technology and other technologies that we may develop in the future. Our ability to increase our revenues from sales of our current products and other products developed by us will depend on:

         o    increased market acceptance and sales of our current products;


         o commercialization and market acceptance of new technologies and products under development; and

         o    medical community awareness.


         As a result of our continued losses and the debt incurred by us in connection with our recent financings, all of which debt will convert into our common stock at the closing of this offering, our independent auditors have included an explanatory paragraph in our financial statements for the fiscal year ending March 31, 2005 expressing doubt as to our ability to continue as a going concern. The inclusion of a going concern explanatory paragraph in the report of our independent auditors could make it more difficult for us to secure additional financing or enter into strategic relationships with distributors on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we may not achieve profitability and the value of your investment could decline significantly.

WE HAVE HAD DIFFICULTIES WITH OUR FINANCIAL ACCOUNTING CONTROLS IN THE PAST, AND OUR FAILURE TO ACHIEVE AND MAINTAIN EFFECTIVE INTERNAL CONTROLS GENERALLY AND IN ACCORDANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 COULD PREVENT US FROM PRODUCING RELIABLE FINANCIAL REPORTS OR IDENTIFYING FRAUD. IN ADDITION, CURRENT AND POTENTIAL STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR STOCK PRICE.


         Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

         As noted below, we have had difficulties with our financial controls in the past. As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

         On March 28, 2006, Stonefield Josephson, Inc., our former auditors, advised us in writing of its view regarding areas requiring improvement in our internal control over financial reporting. The areas requiring improvement were:
(i) lack of staff with technical accounting expertise to independently apply our accounting policies in accordance with accounting principles generally accepted in the United States, (ii) improper cut off procedures for the periods presented and (iii) lack of adequate back-up and documentation procedures with respect to our inventory prior to March 31, 2005 and with respect to stock options previously granted by us. Our management has determined that, due to the reasons described above, we had not consistently followed established internal control over financial reporting procedures related to the analysis, documentation and review of selection of the appropriate accounting treatment for certain transactions.

         Although we have assigned the highest priority to the improvement in our internal control over financial reporting and have taken, and will continue to take, action in furtherance of such improvement, we cannot assure you that the above-mentioned areas will be fully remedied, if ever. Moreover, we cannot assure you that we will not, in the future, identify further areas requiring improvement in our internal control over financial reporting. We cannot assure you that the measures we have taken or will take to remediate any areas in need of improvement or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our rapid growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in material misstatements in our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure."

WE HAVE RESTATED OUR FINANCIAL STATEMENTS FOR THE YEAR ENDED MARCH 31, 2004
TO REFLECT VARIOUS CORRECTIONS, INCLUDING CORRECTIONS TO CERTAIN ITEMS IDENTIFIED BY US AND OUR FORMER INDEPENDENT AUDITORS. NO ASSURANCES CAN BE GIVEN THAT SIMILAR RESTATEMENTS WILL NOT BE REQUIRED IN THE FUTURE.

         We have restated our financial statement for the year ended March 31, 2004 to reflect various corrections, including corrections to certain items identified by us and by Stonefield Josephson, Inc., our former independent auditors. The restated financial statements as of and for the year ended March 31, 2004 are included in this prospectus, and the impact of the restatement of such financial statements is included in our financial statements as of and for the year ended March 31, 2005 and the nine-month period ended December 31, 2005 included in this prospectus. The net effect of changes made to correct certain items identified by us and by our former independent auditors on our statement of operations for the fiscal years ended March 31, 2005 and March 31, 2004 was an increase of our loss for the year ended March 31, 2005 of $184,781 and a decrease in our net loss for the year ended March 31, 2004 of $19,844. While we believe we have put processes in place to begin to remedy areas in our internal controls, no assurances can be given that we will not be faced with situations which may require us to restate our financial statements again. Any such restatements could adversely effect the credibility of our reported results and the price of our common stock.

WE ARE CURRENTLY DEPENDENT ON OUR PRODUCTS WHICH UTILIZE PEMF TECHNOLOGY, AND INCREASING OUR REVENUES WILL DEPEND ON OUR ABILITY TO INCREASE MARKET PENETRATION, AS WELL AS OUR ABILITY TO DEVELOP AND COMMERCIALIZE NEW PRODUCTS AND TECHNOLOGIES.

         Products based on non-invasive, electrotherapeutic technologies represent known methods of treatment that we believe have been under-utilized clinically. Physicians and other healthcare professionals may not use products and technologies developed by us unless they determine that the clinical benefits to the patient are greater than those available from competing products or therapies or represent equal efficacy with lower cost. Even if the advantage of our products and technologies is established as clinically and fiscally significant, physicians and other healthcare professionals may not elect to use such products and technologies for any number of reasons. For example, our first generation product cannot be used in hospital intensive care units because the power output of the device can interfere with medical monitoring equipment. The rate of adoption and acceptance of our products and technologies may also be affected adversely by unexpected side effects or complications associated with our products, consumers' reluctance to invest in new products and technologies, the level of third-party reimbursement and widespread acceptance of other products and technologies. Consequently, physicians and other healthcare professionals, healthcare payors and consumers may not accept products or technologies developed by us. Broad market acceptance of our current products and other products and technologies developed by us in the future may require the education and training of numerous physicians and other healthcare professionals, as well as conducting or sponsoring clinical and fiscal studies to demonstrate the cost efficiency and other benefits of such products and technologies. The amount of time required to complete such training and studies could be costly and result in a delay or dampening of such market acceptance. Moreover, healthcare payors' approval of use for our products and technologies in development may be an important factor in establishing market acceptance.

         We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products or technologies. Although the FDA has cleared our products for the treatment of edema and pain in soft tissue, we may not be able to obtain regulatory clearance or approval of new products or technologies or new treatments through existing products or maintain clearance of our existing products. In addition, we have not demonstrated an ability to market and sell our products, much less multiple products simultaneously. If we are unable to increase market acceptance of our current products or develop and commercialize new products in the future, we will not be able to increase our revenues. The completion of the development of any new products or technologies or new uses of existing products will remain subject to all the risks associated with the commercialization of new products based on innovative technologies, including:


         o our ability to fund and establish research that supports the efficacy of new technologies and products;

         o our ability to obtain regulatory approval or clearance of such technologies and products, if needed;

         o our ability to obtain market acceptance of such new technologies and products;

         o our ability to effectively and efficiently market and distribute such new products;

         o the ability of ADM Tronics or other manufacturers utilized by us to effectively and efficiently manufacture such new products; and

         o our ability to sell such new products at competitive prices that exceed our per unit costs for such products.


IF OUR CUSTOMERS ARE UNABLE TO RECEIVE REIMBURSEMENT FROM THIRD-PARTIES, INCLUDING REIMBURSEMENT FROM MEDICARE, OUR GROWTH AND REVENUES WILL BE MATERIALLY AND ADVERSELY AFFECTED IN MARKETS WHERE OUR CUSTOMERS RELY ON INSURANCE COVERAGE FOR PAYMENT.

         Some healthcare providers such as hospitals and physicians that purchase, lease or rent medical devices in the United States generally rely on third-party payors, principally Medicare and private health insurance plans, including health maintenance organizations, to reimburse all or part of the cost of the treatment for which the medical device is being used. Commercialization of our products and technologies in the United States will depend in part upon the availability of reimbursement for the cost of the treatment from third-party healthcare payors such as Medicare and private health insurance plans, including health maintenance organizations, in non-capitated markets, where we rely on insurance coverage for payment. Such third-party payors are increasingly challenging the cost of medical products and services, which have and could continue to have a significant effect on the ratification of such technologies and services by many healthcare providers. Several proposals have been made by federal and state government officials that may lead to healthcare reforms, including a government directed national healthcare system and healthcare cost-containment measures. The effect of changes in the healthcare system or method of reimbursement for our current products and any other products or technologies that we may market in the United States cannot be determined.

         While third-party payors generally make their own decisions regarding which medical procedures, technologies and services to cover, Medicare and other third-party payors may apply standards similar to those used by CMS in determining whether to provide coverage for a particular procedure, technology or service. The Medicare statute prohibits payment for any medical procedures, technologies or services that are not reasonable and necessary for the diagnosis or treatment of illness or injury. In 1997, CMS, which is responsible for administering the Medicare program, had interpreted this provision to prohibit Medicare coverage of procedures that, among other things, are not deemed safe and effective treatments for the conditions for which they are being used, or which are still investigational. However, in July 2004, reimbursement of the use of the technology used in our products in the treatment of non-healing wounds was reinstated by CMS after being discontinued from July 1997 through July 2004. In October 2004, CMS issued a quarterly update that allows skilled nursing facilities, or SNFs, and providers of healthcare in the home to use the electromagnetic therapy code in the Healthcare Common Procedure Code System, the standardized coding system developed by CMS to ensure that Medicare reimbursement claims are processed in an orderly and consistent manner for consolidated billing enforcement. Although CMS has provided for reimbursement for the use of electromagnetic therapy by SNFs, CMS has not yet provided for reimbursement for the use of electromagnetic therapy by providers of healthcare in the home. In addition, the regulatory environment could again be changed to bar CMS coverage for treatment of chronic wounds utilizing our technology or to limit the amount of coverage patients or providers are entitled to receive. Either of these events would materially and adversely affect our revenues and operating results.

         We cannot predict what additional legislation or regulations, if any, may be enacted or adopted in the future relating to our business or the healthcare industry, including third-party coverage and reimbursement, or what effect any such legislation or regulations may have on us. Furthermore, significant uncertainty exists as to the coverage status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available with respect to any of our future products or new applications for our present products. In currently non-capitated markets, failure by physicians, hospitals, nursing homes and other users of our products to obtain sufficient reimbursement for treatments using our technologies would materially and adversely affect our revenues and operating results. Alternatively, as the U.S. medical system moves to more fixed-cost models, such as payment based on diagnosis related groups, prospective payment systems or other forms of capitation, the market landscape may be altered, and the amount we can charge for our products may be limited and cause our revenues and operating results to be materially and adversely affected.

WE WILL LIKELY NEED ADDITIONAL CAPITAL TO MARKET OUR PRODUCTS AND TO DEVELOP AND COMMERCIALIZE NEW TECHNOLOGIES AND PRODUCTS AND IT IS UNCERTAIN WHETHER SUCH CAPITAL WILL BE AVAILABLE.

         Our business is capital intensive and we will likely require additional financing in order to:


              o    fund research and development;

              o    expand sales and marketing activities;

              o    develop new or enhanced technologies or products;


              o    maintain and establish regulatory compliance;


              o    respond to competitive pressures; and

              o acquire complementary technologies or take advantage of unanticipated opportunities.

         Our need for additional capital will depend on:

              o the costs and progress of our research and development efforts;

              o the preparation of pre-market application submissions to the FDA for our new products and technologies and costs associated therewith;

              o the number and types of product development programs undertaken;


              o the number of products we have manufactured for sale or rental;


              o the costs and timing of expansion of sales and marketing activities;

              o the amount of revenues from sales of our existing and potentially new products;

              o the cost of obtaining and maintaining, enforcing and defending patents and other intellectual property rights;

              o    competing technological and market developments; and

              o developments related to regulatory and third-party coverage matters.


Although we expect that the net proceeds of this offering, together with our available funds and funds generated from our operations, will be sufficient to meet our anticipated needs for at least the next 12 to 18 months, we will likely need to obtain additional capital to continue to operate and grow our business. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including our marketing and distribution activities, product development, regulatory requirements, expansion of our personnel and the timing of our receipt of revenues. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all. If additional financing is raised by the issuance of common stock you may suffer additional dilution and if additional financing is raised through debt financing, it may involve significant restrictive covenants which could affect our ability to operate our business. If adequate funds are not available, or are not available on acceptable terms, we may not be able to continue our operations, grow our business or take advantage of opportunities or otherwise respond to competitive pressures and remain in business.

WE OUTSOURCE THE MANUFACTURING OF OUR PRODUCTS TO ADM TRONICS, OUR LARGEST SHAREHOLDER AND EXCLUSIVE MANUFACTURER, AND IF THE OPERATIONS OF ADM TRONICS ARE INTERRUPTED OR IF OUR ORDERS EXCEED THE MANUFACTURING CAPABILITIES OF ADM TRONICS, WE MAY NOT BE ABLE TO DELIVER OUR PRODUCTS TO CUSTOMERS ON TIME.

         Pursuant to a manufacturing agreement between us and ADM Tronics, our largest shareholder, ADM Tronics is the exclusive manufacturer of our products, and we may rely on ADM Tronics to manufacture other products that we may develop in the future. ADM Tronics operates a single facility and has limited capacity that may be inadequate if our customers place orders for unexpectedly large quantities of our products, or if ADM Tronics' other customers place large orders of products, which could limit ADM Tronics' ability to produce our products. In addition, if the operations of ADM Tronics were halted or restricted, even temporarily, or they are unable to fulfill large orders, we could experience business interruption, increased costs, damage to our reputation and loss of our customers. Although we have the right to utilize other manufacturers if ADM Tronics is unable to perform under our agreement, manufacturers of our products need to be licensed with the FDA, and identifying and qualifying a new manufacturer to replace ADM Tronics as the manufacturer of our products could take several months during which time, we would likely lose customers and our revenues could be materially delayed and/or reduced.

BECAUSE OF OUR RELATIONSHIP WITH ADM TRONICS, CONFLICTS OF INTEREST MAY ARISE BETWEEN US AND ADM TRONICS THAT MAY ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

         Our current Chairman of the Board and Chief Financial Officer, Andre' DiMino, (who will resign from his position as Chairman of the Board and begin to serve as Vice Chairman of the Board and Co-Chief Executive Officer upon the effectiveness of the registration statement of which this prospectus forms a part), serves as the President and Chief Executive Officer of ADM Tronics; and our President and current Chief Executive Officer, David Saloff (who will resign from his position as Chief Executive Officer and begin to serve as President and Co-Chief Executive Officer upon effectiveness of the registration statement of which this prospectus forms a part), serves as a director of ADM Tronics. This could create, or appear to create, potential conflicts of interest when members of our senior management are faced with decisions that could have different implications for us and for ADM Tronics. For example, conflicts of interest could arise between us and ADM Tronics in various areas such as fundraising, competing for new business opportunities, and other areas. In addition, ADM Tronics serves as the exclusive manufacturer of our products and we utilize personnel at ADM Tronics to provide administrative and other services to us. No assurance can be given as to how potentially conflicted board members will evaluate their fiduciary duties to us and ADM Tronics, respectively, or how such individuals will act under such circumstances. Furthermore, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of us.


         At the time we entered into our transactions with ADM Tronics, including our management services agreement and manufacturing agreement, as well as transactions with some of our executive officers, all of which are described under "Certain Relationships and Related Transaction" in this prospectus, we did not have sufficient disinterested directors to approve or ratify such transactions. Although we intend to have such transactions reviewed and ratified by our audit committee or another independent committee of our Board of Directors when such directors are appointed, such committee may not deem such agreements to be at least as favorable to us as those that could be obtained from unaffiliated third parties and in such event, we may not be able to amend such agreements on terms that are favorable to us or at all.

OUR ABILITY TO EXECUTE OUR BUSINESS PLAN DEPENDS ON THE SCOPE OF OUR INTELLECTUAL PROPERTY RIGHTS AND NOT INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. THE VALIDITY, ENFORCEABILITY AND COMMERCIAL VALUE OF THESE RIGHTS ARE HIGHLY UNCERTAIN.


         Our ability to compete effectively with other companies is materially dependent upon the proprietary nature of our technologies. We rely primarily on patents and trade secrets to protect our technologies.


         We have:


         o one patent on our device, which expires in 2015, as well as two other patents for certain embodiments of PEMF and other aspects of such device;

         o    seven U.S. non-provisional patent applications pending; and

         o    three provisional U.S. patents pending.


Third parties may seek to challenge, invalidate, circumvent or render unenforceable any patents or proprietary rights owned by us based on, among other things:

         o    subsequently discovered prior art;

         o lack of entitlement to the priority of an earlier, related application; or

         o failure to comply with the written description, best mode, enablement or other applicable requirements.

         In general, the patent position of medical device companies is highly uncertain, still evolving and involves complex legal, scientific and factual questions. We are at risk that:

         o other patents may be granted with respect to the patent applications filed by us; and

         o any patents issued to us may not provide commercial benefit to us or will be infringed, invalidated or circumvented by others.

         The United States Patent and Trademark Office currently has a significant backlog of patent applications, and the approval or rejection of patents may take several years. Prior to actual issuance, the contents of United States patent applications are generally published 18 months after filing. Once issued, such a patent would constitute prior art from its filing date, which might predate the date of a patent application on which we rely. Conceivably, the issuance of such a prior art patent, or the discovery of "prior art" of which we are currently unaware, could invalidate a patent of ours or prevent commercialization of a product claimed thereby.

         Although we generally conduct a cursory review of issued patents prior to engaging in research or development activities, we may be required to obtain a license from others to commercialize any of our new products under development. If patents that cover our existing or new products are issued to other companies, there can be no assurance that any necessary license could be obtained on favorable terms or at all.

         There can be no assurance that we will not be required to resort to litigation to protect our patented technologies and other proprietary rights or that we will not be the subject of additional patent litigation to defend our existing and proposed products and processes against claims of patent infringement or any other intellectual property claims. Such litigation could result in substantial costs, diversion of management's attention, and diversion of our resources.

         We also have applied for patent protection in several foreign countries. Because of the differences in patent laws and laws concerning proprietary rights between the United States and foreign countries, the extent of protection provided by patents and proprietary rights granted to us by the United States may differ from the protection provided by patents and proprietary rights granted to us by foreign countries.


         We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If our employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Most of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have and we may not be profitable if our competitors are also able to take advantage of our trade secrets.


         We may decide for business reasons to retain certain knowledge that we consider proprietary as confidential and elect to protect such information as a trade secret, as business confidential information or as know-how. In that event, we must rely upon trade secrets, know-how, confidentiality and non-disclosure agreements and continuing technological innovation to maintain our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise gain access to or disclose such information.

THE LOSS OF ANY OF OUR EXECUTIVE OFFICERS OR KEY PERSONNEL OR CONSULTANTS MAY MATERIALLY AND ADVERSELY AFFECT OUR OPERATIONS AND OUR ABILITY TO EXECUTE OUR GROWTH STRATEGY.

         Our ability to execute our business plan depends upon the continued services of Andre' DiMino, our current Chairman of the Board and Chief Financial Officer (who will resign from his position as Chairman of the Board and begin to serve as Vice Chairman of the Board and Co-Chief Executive Officer upon the effectiveness of the registration statement of which this prospectus forms a part), and David Saloff, our President and Chief Executive Officer (who will resign from his position as Chief Executive Officer and begin to serve as President and Co-Chief Executive Officer upon effectiveness of the registration statement of which this prospectus forms a part), as well as our key technology, marketing, sales, support and consulting personnel, including Dr. Arthur Pilla, one of our consultants, our Science Director and the Chairman of our Scientific Advisory Board. Although we will be entering into employment or consulting agreements containing non-compete agreements with Messrs. DiMino and Saloff and certain of our key personnel, including Dr. Pilla, we may not be able to retain these individuals. Further, our employment agreement with Mr. DiMino will require him to devote at least a majority of his work-time toward Ivivi; however, the remaining amount of his work-time may be devoted elsewhere, including at ADM Tronics. As a result, Mr. DiMino's attention to our business and operations may be diverted by his obligations elsewhere, including at ADM Tronics, and we may not be able to have access to Mr. DiMino as needed by us. If we lost the services of these executive officers or our key personnel, our business may be materially and adversely affected and our stock price may decline. In addition, our ability to execute our business plan is dependent on our ability to attract and retain additional highly skilled personnel. We have key person life insurance in the amount of $2 million for Mr. DiMino, but not for any of our other executive officers or key employees.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS FOR OUR COMPONENTS AND RAW MATERIALS AND ANY INTERRUPTION IN THE AVAILABILITY OF THESE COMPONENTS AND RAW MATERIALS USED IN OUR PRODUCT COULD REDUCE OUR REVENUES AND MATERIALLY AND ADVERSELY AFFECT OUR OPERATING RESULTS.

         We rely on a limited number of suppliers for the components and raw materials used in our products. Although there are many suppliers for each of our component parts and raw materials, we are dependent on a single or limited number of suppliers for many of the significant components and raw materials. This reliance involves a number of significant risks, including:


         o unavailability of materials and interruptions in delivery of components and raw materials from our suppliers;

         o manufacturing delays caused by such unavailability or interruptions in delivery; and

         o fluctuations in the quality and the price of components and raw materials.


         We do not have any long-term or exclusive purchase commitments with any of our suppliers. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our components and raw materials used in our products in a timely manner. If we are unable to obtain ample supply of product from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers' orders which could reduce our revenues and adversely affect our relationships with our customers and materially and adversely affect our operating results.

        RISKS RELATED TO THE INDUSTRY IN WHICH OUR PRODUCTS ARE MARKETED

THE MEDICAL PRODUCTS MARKET IS HIGHLY COMPETITIVE AND SUSCEPTIBLE TO RAPID CHANGE AND SUCH CHANGES COULD RENDER OUR EXISTING PRODUCTS AND ANY NEW PRODUCTS DEVELOPED BY US UNECONOMICAL OR OBSOLETE.

         The medical products market is characterized by extensive research and development activities and significant technological change. Our ability to execute our business strategy depends in part upon our ability to develop and commercialize efficient and effective products based on our technologies. We compete against established companies as well as numerous independently owned small businesses, including Diapulse Corporation of America, Inc., which manufactures and markets devices that are substantially equivalent to some of our products; Regenesis Biomedical, which manufactures and markets devices that are similar to our first generation device; BioElectronics Corporation, which develops and markets the ActiPatch(TM), a medical dermal patch that delivers PEMF therapy to soft tissue injuries; and Kinetics Concepts, Inc., which manufactures and markets negative pressure wound therapy devices in the wound care market. We also face competition from companies that have developed other forms of treatment, such as hyperbaric oxygen chambers, thermal therapies and hydrotherapy. In addition, companies are developing or may, in the future, engage in the development of products and/or technologies competitive with our products. We expect that technological developments will occur and that competition is likely to intensify as new technologies are employed. Many of our competitors are capable of developing products based on similar technology, have developed and are capable of continuing to develop products based on other technologies, which are or may be competitive with our products and technologies. Many of these companies are well-established, and have substantially greater financial and other resources, research and development capabilities and more experience in obtaining regulatory approvals, manufacturing and marketing than we do. Our ability to execute our business strategy and commercially exploit our technology must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of new medical processes, devices and products and their level of acceptance by the medical community. Our competitors may succeed in developing competing products and technologies that are more effective than our products and technologies, or that receive government approvals more quickly than our new products and technologies, which may render our existing and new products or technology uncompetitive, uneconomical or obsolete.


WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR WHICH OUR PRODUCT LIABILITY INSURANCE MAY BE INADEQUATE.


         Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing and marketing of medical devices. While we are not aware of any side-effects resulting from the use of our products, there may be unknown long-term effects that may result in product liability claims in the future. Although we maintain $2.0 million of product liability insurance, we cannot provide any assurance that:


         o our insurance will provide adequate coverage against potential liabilities if a product causes harm or fails to perform as promised;

         o adequate product liability insurance will continue to be available in the future; or

         o    our insurance can be maintained on acceptable terms.


The obligation to pay any product liability claim in excess of whatever insurance we are able to obtain would increase our expenses and could greatly reduce our assets.


IF THE FDA OR OTHER STATE OR FOREIGN AGENCIES IMPOSE REGULATIONS THAT AFFECT OUR PRODUCTS, OUR DEVELOPMENT, MANUFACTURING AND MARKETING COSTS WILL BE INCREASED.


         The development, testing, production and marketing of our current products is, and other products developed by us may be, subject to regulation by the FDA as devices under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. Although the FDA has cleared the use of our products for the treatment of pain and edema in soft tissue, alternative uses for our current products and any new products developed by us may be subject to FDA regulation as well. In addition, although we have not been asked by the FDA to seek pre-market approval for our current products, there can be no assurance that we will not be required to do so and that, if required, we will be able to comply with such requirement. Before a new medical device, or a new use of, or claim for, an existing product can be marketed in the United States, it must first receive either 510(k) clearance or pre-market approval from the FDA, unless an exemption applies. Either process can be expensive and lengthy. The FDA's 510(k) clearance process usually takes from three to twelve months, but it can take longer and is unpredictable. The process of obtaining pre-market approval is much more costly and uncertain than the 510(k) clearance process and it generally takes from one to three years, or even longer, from the time the application is filed with the FDA.


         In the United States, medical devices must be:


         o manufactured in establishments subject to FDA inspection to assess compliance with the FDA Quality Systems Regulation, or QSR; and

         o    produced in accordance with the QSR for medical devices.

As a result, we, as well as ADM Tronics, the exclusive manufacturer of our products, are required to comply with QSR requirements and if we fail to comply with these requirements, we will need to find another company to manufacture our products which could delay the shipment of our product to our customers. In addition, ADM Tronics' manufacturing facility:


         o is required to be registered as a medical device manufacturing site with the FDA; and

         o    is subject to inspection by the FDA.


The FDA requires producers of medical devices to obtain FDA clearance and approval prior to commercialization in the United States. Testing, preparation of necessary applications and the processing of those applications by the FDA is expensive and time consuming. We do not know if the FDA will act favorably or quickly in making such reviews, and significant difficulties or costs may be encountered by us in our efforts to obtain FDA clearance and approval. The FDA may also place conditions on clearance and approvals that could restrict commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Delays imposed by the FDA clearance and approval process may materially reduce the period during which we have the exclusive right to commercialize patented products. We have made modifications to our devices and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified devices. We also are subject to Medical Device Reporting regulations, which require us to report to the FDA if our products cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury. We are not aware of any death or serious injury caused by or contributed to by our products, however, we cannot assure you that any such problems will not occur in the future with our existing or future products.

         Additionally, our existing and future products may be subject to regulation by similar agencies in states and foreign countries. While we believe that we have complied with all applicable laws and regulations, continued compliance with such laws or regulations, including any new laws or regulations in connection with our products or any new products developed by us, might impose additional costs on us or marketing impediments on our products which could adversely affect our revenues and increase our expenses. The FDA and state authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:

         o    warning letters, fines, injunctions and civil penalties;


         o    repair, replacement, refunds, recall or seizure of our products;

         o operating restrictions or partial suspension or total shutdown of production;

         o refusing our requests for 510(k) clearance or premarket approval of new products, new intended uses, or modifications to existing products;

         o withdrawing 510(k) clearance or premarket approvals that have already been granted; and

         o    criminal prosecution.


If any of these events were to occur, it could harm our business and materially and adversely affect our results of operations.


THE FDA CAN IMPOSE CIVIL AND CRIMINAL ENFORCEMENT ACTIONS AND OTHER PENALTIES ON US IF WE OR OUR MANUFACTURER FAILS TO COMPLY WITH STRINGENT FDA REGULATIONS.


         Medical device manufacturing facilities must maintain records, which are available for FDA inspectors documenting that the appropriate manufacturing procedures were followed. The FDA has authority to conduct inspections of our facility, as well as the facility of our manufacturer. Labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Any failure by us or the manufacturer of our products to take satisfactory corrective action in response to an adverse inspection or to comply with applicable FDA regulations could result in enforcement action against us or our manufacturer, including a public warning letter, a shutdown of manufacturing operations, a recall of our products, civil or criminal penalties or other sanctions. From time to time, the FDA may modify such requirements, imposing additional or different requirements which may require us to alter our business methods which could result in increased expenses and materially and adversely affect our results of operations.


                        RISKS RELATED TO OUR COMMON STOCK

EXECUTIVE OFFICERS, DIRECTORS AND ENTITIES AFFILIATED WITH THEM WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THE OFFERING, WHICH COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL FAVORED BY OUR OTHER SHAREHOLDERS.


         Our directors, executive officers and principal shareholders, together with their affiliates, will beneficially own, in the aggregate, approximately 59% of our outstanding common stock following the completion of this offering and conversion of the private placement notes and 57% if the over-allotment option is exercised in full, in each case assuming the exercise of all outstanding options and warrants held by such persons with an exercise price less than the initial public offering price based on an assumed initial public offering price of $7.00 per share. In particular, ADM Tronics, of which Andre' DiMino, our current Chairman of the Board and Chief Financial Officer (who will resign from his position as Chairman of the Board begin to serve as Vice Chairman of the Board and Co-Chief Executive Officer upon the effectiveness of the registration statement of which this prospectus forms a part), is President and Chief Executive Officer, will beneficially own approximately 36% of our outstanding shares of common stock upon completion of this offering and Mr. DiMino, together with members of the DiMino family, beneficially own approximately 29% of the outstanding shares of ADM Tronics. In addition, under the terms of a voting agreement between Mr. DiMino and certain of our shareholders (including David Saloff), Mr. DiMino shall have the right to vote additional shares of our common stock. These figures do not reflect the increased percentages that the officers and directors may have in the future in the event that they exercise any additional options granted to them under the 2004 Second Amended and Restated Stock Option Plan or if they otherwise acquire additional shares of common stock. The interests of our current officer and director shareholders and our largest shareholder may differ from the interests of other shareholders, including purchasers of shares in this offering. As a result, the current officer and director shareholders and our largest shareholder would have the ability to exercise substantial control over all corporate actions requiring shareholder approval, irrespective of how our other shareholders including purchasers in this offering may vote, including the following actions:


         o    the election of directors;

         o    adoption of stock option plans;

         o    the amendment of charter documents; or

         o the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets.

YOU WILL SUFFER AN IMMEDIATE AND SUBSTANTIAL DILUTION IN THE SHARES YOU
PURCHASE.


         The estimated initial public offering price of $7.00 per share of common stock is substantially higher than the pro forma net tangible book value per share of our outstanding shares immediately after the offering. As a result, as of December 31, 2005, investors purchasing shares in the offering will incur immediate and substantial dilution of approximately $4.30 per share or approximately 61% of the assumed offering price. Accordingly, existing shareholders will benefit disproportionately from this offering. If we raise additional capital through the sale of equity, including preferred stock or convertible securities, your percentage of ownership will be diluted. You may also experience additional dilution if stock options or warrants to purchase our shares are exercised at less than the offering price. As of the date of this prospectus, we have reserved 2,437,500 shares of our common stock for issuance under our 2004 Second Amended and Restated Stock Option Plan, 1,791,948 shares of our common stock for issuance upon exercise of the warrants issued in our private placements, 587,327 shares of our common stock for issuance upon exercise of other outstanding warrants and 225,000 shares of our common stock for issuance upon the exercise of warrants to be issued to the underwriters at the completion of this offering.


OUR STOCK PRICE AFTER THE OFFERING COULD BE BELOW THE OFFERING PRICE.


         The offering price of our common stock will be arbitrarily determined by negotiations between us and our underwriters and does not necessarily bear any relationship to our book value, assets, financial condition, or to any other established criteria of value. Our common stock price after the offering could be below the offering price.


SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY OCCUR AFTER THE EXPIRATION OF LOCK-UP PERIODS, WHICH COULD CAUSE OUR STOCK PRICE TO FALL.


         Assuming a closing of this offering in April, 2006, after the offering, 9,137,899 shares of our common stock will be outstanding if the underwriters' over-allotment option is not exercised and 9,512,899 shares of our common stock will be outstanding if the underwriters' over-allotment option is exercised. For each month after April 30, 2006 until the effective date of the registration statement of which this prospectus forms a part, an additional 29,797 shares underlying the notes that will automatically convert upon the closing of this offering will be issued and outstanding. All of the shares of our common stock sold in this offering will be freely tradable, except for shares subject to lock-up agreements or by any of our existing "affiliates" as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors and 10% or greater shareholders. Of the shares of our common stock to be outstanding as of the date of this prospectus, 4,745,000 shares will be restricted as a result of securities laws and lock-up agreements that have been executed by our officers and directors restricting their ability to transfer our stock for a period of twelve months after the date of this prospectus without the consent of the representatives of the underwriters. Further, 1,892,899 shares of restricted stock held by investors in the private placements, representing all of the shares underlying the private placement notes which automatically convert into common stock on the date of this prospectus, and 2,051,948 shares of common stock underlying the warrants and registered for resale, will be subject to lock-up agreements under which the sale of such shares will be restricted for a period of between 60 and 180 days after the date of this prospectus depending on the trading volume and market price of our common stock following this offering. The representatives of the underwriters may also waive the terms of these lock-ups. In addition, an aggregate of 1,872,215 shares of our common stock are issuable upon exercise of outstanding options and other warrants. Sales of a substantial number of shares of our common stock could cause the price of our securities to fall and could impair our ability to raise capital by selling additional securities.


         The terms on which we could obtain additional capital during the life of the options and warrants may be adversely affected, and it should be expected that the holders of the options and warrants would exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such convertible securities. As a result, any issuance of additional shares of common stock may cause our current shareholders to suffer significant dilution which may adversely affect the market price of our common stock.

WE INTEND TO IMPLEMENT ANTI-TAKEOVER PROVISIONS PRIOR TO THE CONSUMMATION OF THIS OFFERING WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF SUCH TAKEOVER WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.

         We intend to amend our Certificate of Incorporation prior to the consummation of this offering to, among other things, include provisions which could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may include:

         o establishing a classified board of directors requiring that members of the board be elected in different years;

         o authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares or change the balance of voting control and resist a takeover attempt;

         o limiting the ability of shareholders to call special meetings of shareholders;

         o prohibiting shareholder action by written consent and requiring all shareholder actions to be taken at a meeting of our shareholders; and

         o establishing advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at shareholder meetings.


In addition, provisions of the New Jersey Business Corporation Act and the terms of the employment agreements with our executive officers may discourage, delay or prevent a change in our control.


DUE TO PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS, A SHAREHOLDER MAY BE PREVENTED FROM CALLING A SPECIAL MEETING FOR SHAREHOLDER CONSIDERATION OF A PROPOSAL OVER THE OPPOSITION OF OUR BOARD OF DIRECTORS AND SHAREHOLDER CONSIDERATION OF A PROPOSAL MAY BE DELAYED UNTIL OUR NEXT ANNUAL MEETING.

         Our amended and restated certificate of incorporation and our by-laws will provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated certificate of incorporation will provide that, subject to certain exceptions, only our board of directors, the chairman or vice chairman of our board of directors or our president or, at the direction of any of them, any vice president or secretary may call special meetings of our shareholders. Our by-laws will also contain advance notice requirements for proposing matters that can be acted on by the shareholders at a shareholder meeting. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting. As such, any time-sensitive proposals that a shareholder may have may not be considered in a timely manner.

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND IF AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP OR THE TRADING PRICE FOLLOWING THE OFFERING IS HIGHLY VOLATILE, YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU PURCHASED YOUR SHARES, OR AT ALL.

         Prior to the offering, there has been no active public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or the control of any market maker or specialist. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view our common stock as a short-term or liquid investment. An active trading market for our securities might not develop or be sustained.

         The trading price of our common stock following the offering is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

         o quarterly variations in our results of operations or those of our competitors;

         o announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

         o disruption to our operations or those of ADM Tronics, our exclusive manufacturer, or our suppliers;

         o    commencement of, or our involvement in, litigation;

         o    any major change in our board or management;

         o changes in governmental regulations or in the status of our regulatory approvals; and

         o general market conditions and other factors, including factors unrelated to our own operating performance.

         In addition, the stock market in general, and the market for medical device technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

IF OUR COMMON STOCK IS DELISTED FROM THE AMERICAN STOCK EXCHANGE, YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU PURCHASED YOUR SHARES, OR AT ALL.

         In order for our common stock to be listed, and if listed, to continue to be listed, on the American Stock Exchange, we must meet the current American Stock Exchange listing requirements. If we were unable to meet these requirements, our common stock may not be listed, or if listed, could be delisted, from the American Stock Exchange. If our common stock were to be delisted from the American Stock Exchange, our common stock could continue to trade on the NASD's over-the-counter bulletin board following any delisting from the American Stock Exchange, or on the Pink Sheets, as the case may be. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

WE WILL HAVE DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING. IF WE DO NOT USE THE PROCEEDS EFFECTIVELY, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY WHICH COULD IMPEDE OUR GROWTH AND REDUCE OUR ABILITY TO EXPLOIT OUR TECHNOLOGY AND GENERATE SALES.

         Of the net proceeds of this offering, we intend to use approximately $4.1 million for research and development, $4.3 million for sales and marketing, $2.5 million to repay amounts payable to ADM Tronics, our largest shareholder, and $3.8 million for general corporate purposes, including working capital and capital expenditures. As strategic opportunities arise, we may use the proceeds of this offering to fund acquisitions and other strategic alliances. We will have broad discretion in applying the $3.8 million of net proceeds reserved for general corporate purposes and may use the proceeds in ways with which the shareholders disagree. Accordingly, investors in this offering will be relying on management's judgment with only limited information about our specific intentions regarding a significant portion of the net proceeds of this offering.


PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR SECURITIES.


         If we fail to maintain listing for our securities on the American Stock Exchange, and no other exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934, as amended, is available, then our common stock would be subject to "penny stock" regulations. The SEC has adopted regulations which generally define a "penny stock" to be any equity security that is not trading on the American Stock Exchange or an exchange that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, if our common stock became subject to these regulations, it would be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell our common stock in the secondary market and the price at which such purchasers can sell any such securities.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE, AND ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF YOUR STOCK.


         We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of your stock. We plan to retain any future earnings to finance growth.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "indicates," "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                 USE OF PROCEEDS


         We estimate that the net proceeds to us from the offering will be approximately $14,675,000 or $17,063,750 if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $7.00 per share and after deducting the underwriting discounts and commissions of approximately $1,575,000, or $1,811,250 if the underwriters exercise their over-allotment option in full, and estimated offering expenses of approximately $1,250,000 payable by us, including the underwriters' non-accountable expense allowance of 3% or $525,000.


         We intend to use the net proceeds of this offering as set forth below:



                                                               APPROXIMATE
                                                               DOLLAR AMOUNT    PERCENTAGE OF
USE OF NET PROCEEDS                                           OF NET PROCEEDS    NET PROCEEDS
-------------------                                           ---------------   -------------
Research and development...................................   $4.1 million            28%

Sales and marketing........................................   $4.3 million            29%

Repayment of amounts payable to ADM
Tronics....................................................   $2.5 million            17%

General corporate purposes, including working capital and
capital expenditures.......................................   $3.8 million            26%
                                                              ---------------   -------------
                                             TOTAL:           $14.7 million          100%
                                                              ===============   =============

If the underwriters exercise all or any portion of their over-allotment option, we intend to use 50% of the net proceeds therefrom for sales and marketing purposes and 50% of such proceeds for general corporate purposes.


Research and Development
------------------------


         We intend to expand our research and development with respect to our products in an effort to discover new and more effective signal configurations for various clinical conditions, produce improved and various "application specific" delivery systems (devices) and to obtain and maintain a competitive advantage. We also intend to add additional employees to our technical staff following the consummation of this offering. We expect that the new employees to our technical staff will include research associates and assistants, medical directors and assistants, clinical managers and technicians.


Sales and Marketing
-------------------


         We intend to continue to market and rent our existing products and other products we develop through active solicitation of customers by exhibiting at trade shows, advertising in trade magazines and hiring and contracting with sales, marketing and distribution personnel and companies to solicit prospective customers.


Repayment of Amounts
--------------------


         The amount to be repaid to ADM Tronics, our largest shareholder, was incurred in connection with the funding of operations under the terms of a management services agreement, as well as the manufacturing of our products for us under the terms of our manufacturing agreement with ADM Tronics since 1998. As of December 31, 2005, we owed approximately $2.5 million to ADM Tronics. This amount does not accrue interest. Mr. DiMino, our Chairman of the Board and Chief Financial Officer (who will resign from his position as Chairman of the Board and begin to serve as Vice Chairman of the Board and Co-Chief Executive Officer upon the effectiveness of the registration statement of which this prospectus forms a part), together with members of his family, own approximately 29% of the outstanding common stock of ADM Tronics. See "Certain Relationships and Related Transactions."


General Corporate Purposes
--------------------------


         We intend to use the balance of the proceeds of this offering, as well as cash generated from operations, for working capital and for general corporate purposes. We expect that these proceeds will be used primarily for the following categories: non-sales, non-marketing and non-R&D related personnel costs, including the costs of additional employees that we expect to add to our administrative staff following the consummation of this offering; the additional costs of being a public company including audit fees, legal fees and compliance with the Sarbanes-Oxley Act of 2002; customer service costs; and general office overhead and expenses such as rent, telecommunications, internal IT and insurance costs.

         The allocation of the net proceeds of the offering set forth above represents our best estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures.

         Investors are cautioned, however, that expenditures may vary substantially from these estimates. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering, and the amounts and timing of our actual expenditures will depend upon numerous factors, including the status of our product development efforts, our financing activity and the amount of cash generated by our operations. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

         Circumstances that may give rise to a change in the use of proceeds include:

         o the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

         o the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

         o if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

         From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

                                    DILUTION


         Our net tangible book value at December 31, 2005 was approximately $(9.7) million or $(2.05) per share of common stock, excluding deferred loan and deferred offering costs. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding at that date. After giving effect to the sale of our common stock at an assumed initial public offering price of $7.00 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the conversion of all convertible notes into common stock, our as adjusted net tangible book value at December 31, 2005 would have been approximately $12.8 million, or $2.70 per share ($15.4 million or $3.01 per share assuming exercise of the underwriters' over-allotment option) of common stock. This represents an immediate increase in the net tangible book value of $4.74 per share ($5.06 per share assuming exercise of the underwriters' over-allotment option) to existing shareholders and an immediate dilution of $4.30 per share, or 61% of the assumed initial public offering price ($4.15 per share, or 59% of the assumed initial public offering price, assuming exercise of the underwriters' over-allotment option), to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:



        Assumed initial public offering price per share (1).....................                  $      7.00

          Net tangible book value per share at December 31, 2005................   $      (2.05)

          Increase per share attributable to new investors......................           3.09

          Increase per share attributable to conversion of notes................           1.65
                                                                                   ------------

        As adjusted net tangible book value per share
         after the offering(2) .................................................                         2.70
                                                                                                  -----------
        Dilution per share to new investors.....................................                  $      4.30
                                                                                                  ===========
        Dilution per share to new investors assuming exercise of
         outstanding options and warrants at an exercise price that is less
         than the assumed initial public offering price.........................                  $      4.35
        Dilution per share to new investors assuming exercise of
         the underwriters' over-allotment option................................                  $      3.99
        Dilution per share to new investors assuming exercise of
         outstanding options and warrants at an exercise price that is less than the assumed initial public offering price and exercise of the
         underwriters over-allotment option.....................................                  $      4.15


         --------------------
         (1) Before deduction of underwriting discounts and commissions and estimated expenses of the offering.
         (2) After deduction of underwriting discounts and commissions and estimated expenses of the offering.


         The following table summarizes, on an as-adjusted basis, after giving effect to this offering (assuming no exercise of the underwriters' over-allotment option), the number of shares purchased from us, the total consideration paid and the average price per share paid by the existing shareholders and by the new investors at an assumed initial public offering price of $7.00 per share:



                                      SHARES                TOTAL                     AVERAGE
                                      PURCHASED             CONSIDERATION             PRICE
                                      NUMBER      PERCENT   AMOUNT          PERCENT   PER SHARE
                                      ------      -------   ------          -------   ---------
Existing shareholders..........     4,745,000      51.9%   $    74,600        0.3%      $0.02
Noteholders converting ........     1,892,899      20.7%     8,087,500       31.5%       4.27
New investors..................     2,500,000      27.4%    17,500,000       68.2%       7.00
                                    ---------     -----    -----------      -----       -----
     Total.....................     9,137,899     100.0%   $25,662,100      100.0%      $2.81
                                    =========     =====    ===========      =====       =====

         In addition, an aggregate of 2,437,500 shares of our common stock have been reserved for future issuance under our option plan, of which 1,544,888 options have been granted, and 2,645,222 shares of our common stock have been reserved for future issuance upon exercise of warrants issued in our private placements, other outstanding warrants and warrants to be granted to the underwriters upon completion of this offering. The issuance of such shares of our common stock may result in further dilution to new investors.

                                 CAPITALIZATION


         The following table sets forth our capitalization as of December 31, 2005:

              o    on an actual basis;

              o on a pro forma basis giving effect to that portion of our outstanding notes issued after December 31, 2005 in the amount of $750,000; and


              o as adjusted to reflect the completion of this offering and the sale of 2,500,000 shares of common stock at an assumed initial public offering price of $7.00 per share, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and the conversion of the notes issued in the private placement upon closing of the offering.


The share information in this table is based on our shares of common stock outstanding as of December 31, 2005.



                                                                            AT DECEMBER 31, 2005
                                                                  ------------------------------------------
                                                                              (unaudited)
                                                                   ACTUAL      PRO FORMA      AS ADJUSTED(1)
                                                                  --------     ---------      --------------
Long term debt:
   Note payable, net of current portion...................       $ 7,024,009   $ 7,735,077    $        --

   Warrants issued with registration rights...............           325,000       325,000             --
                                                                 -----------   -----------    -----------
     Total long term debt.................................         7,349,009     8,060,077             --
                                                                 -----------   -----------    -----------
Other long term liabilities...............................                --            --             --
Stockholders' equity:
   Preferred stock, no par value, 5,000,000 shares
    authorized, no shares issued or outstanding                           --            --             --
   Common stock, no par value, 10,000,000 shares
     authorized, 4,745,000 shares issued and outstanding
     actual, 4,745,000 shares issued and outstanding
     pro forma and 9,026,827 shares adjusted(2) ..........            74,600        74,600     22,282,813
   Additional paid-in capital.............................           844,889       883,821      1,266,860
   Deferred compensation..................................          (429,943)     (429,943)      (429,943)
   Accumulated deficit retained earnings .................        (9,228,532)   (9,228,532)    (9,580,955)
                                                                 -----------   -----------    -----------
Total stockholders' (deficiency) equity...................        (8,738,986)   (8,700,054)    13,538,775
                                                                 -----------   -----------    -----------
Total capitalization......................................       $(1,389,977)  $  (639,977)   $13,538,775
                                                                 ===========   ===========    ===========


----------

(1) Reflects the sale of 2,500,000 shares of common stock and the application of the net proceeds from this offering after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Also reflects the conversion of the notes issued in the private placement upon the closing of the offering including our outstanding notes issued after December 31, 2005 in the amount of $750,000.

(2) Does not include an aggregate of 1,544,888 shares of common stock reserved for issuance upon exercise of outstanding stock options granted pursuant to our stock option plans and 2,645,222 shares of our common stock reserved for future issuance upon exercise of warrants issued in the private placements and other outstanding warrants as of April 30, 2006 and warrants to be granted to the underwriters upon completion of this offering. Assumes no exercise of the underwriters' over-allotment option.

                                 DIVIDEND POLICY

         To date, we have not paid any dividends on our common stock and we do not intend to pay dividends for the foreseeable future, but intend instead to retain earnings, if any, for use in our business operations. The payment of dividends in the future, if any, will be at the sole discretion of our board of directors and will depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We cannot guarantee that we will pay dividends or, if we pay dividends, the amount or frequency of these dividends.

                         SELECTED FINANCIAL INFORMATION


         The selected financial data for the fiscal years ended March 31, 2005 and 2004 was derived from our financial statements that have been audited by Raich Ende Malter & Co. LLP for the fiscal years then ended. Our financial statements for the fiscal year ended March 31, 2004 have been restated. The information for the nine months ended December 31, 2005 and 2004 was derived from our unaudited financial data but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. The selected financial information presented below should be read in conjunction with our audited financial statements and related notes appearing in this prospectus beginning on page F-1. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our financial statements for the fiscal years ended March 31, 2005 and 2004 and for the nine months ended December 31, 2005 and 2004.



                                                                                      NINE MONTHS
                                                   YEAR ENDED MARCH 31,            ENDED DECEMBER 31,
                                                ---------------------------   ---------------------------
                                                     2004          2005           2004           2005
                                                ------------   ------------   ------------   ------------
                                                 (restated)                           (unaudited)
OPERATIONS STATEMENT DATA:
Revenue .....................................   $     91,285   $    328,996   $    220,502   $    478,274
                                                ------------   ------------   ------------   ------------
Cost of revenues(1) .........................         53,732        122,866         99,545        161,493
Depreciation ................................        138,366        130,909         97,670         59,266
Salaries (1) ................................         24,638        520,382        327,623        814,706
Research and development ....................             --        270,894        131,439        407,524
Selling, general and administrative (1) .....        103,953      1,674,118        842,838      2,393,259
                                                ------------   ------------   ------------   ------------
Total operating expenses ....................        320,689      2,719,169      1,499,115      3,836,248
                                                ------------   ------------   ------------   ------------
Loss from operations ........................       (229,404)    (2,390,173)    (1,278,613)    (3,357,974)
                                                ------------   ------------   ------------   ------------
Interest and finance costs, net .............          8,100        238,053        108,501        683,458
                                                ------------   ------------   ------------   ------------

Net loss ....................................   $   (237,504)  $ (2,628,226)  $ (1,387,114)  $ (4,041,432)
                                                ============   ============   ============   ============
Net loss per share-basic and diluted ........   $      (0.07)  $      (0.55)  $      (0.29)  $      (0.85)
                                                ============   ============   ============   ============
Weighted average shares used in computing net
loss per share ..............................      3,623,750      4,745,000      4,745,000      4,745,000



                                                    AS OF MARCH 31, 2005            AS OF DECEMBER 31, 2005
                                                    --------------------         -----------------------------
                                                           ACTUAL                ACTUAL         AS ADJUSTED(2)
                                                         -----------          ------------      --------------
                                                                                         (unaudited)
BALANCE SHEET DATA:
Total current assets ........................           $  2,852,968          $    848,863      $12,976,555
Total current liabilities ...................              2,845,165             3,559,024          530,089
Working capital .............................                  7,803            (2,710,161)      12,446,466
Total assets ................................              4,092,052             2,169,047       13,318,865
Stockholders' deficit .......................             (4,866,613)           (8,738,986)      12,788,776
Total liabilities and Stockholders' deficit .              4,092,052             2,169,047       13,318,865


-------------------------------------


(1) Reflects (i) intercompany allocations of manufacturing charges by affiliate of $40,398 and $48,329 for the years ended March 31, 2005 and 2004, respectively, and $39,709 and $30,778 for the nine month periods ended December 31, 2005 and 2004, respectively, (ii) intercompany allocations of salaries of $90,184 and $24,638 for the years ended March 31, 2005 and 2004, respectively, and $99,187 and $84,123 for the nine month periods ended December 31, 2005 and 2004 respectively and (iii) intercompany allocation of selling, general and administrative expenses of $125,754 and $18,103 for the years ended March 31, 2005 and 2004, respectively, and $67,360 and $94,316 for the nine month periods ended December 31, 2005 and 2004, respectively.
(2) Reflects the sale of 2,500,000 shares of common stock and the application of the net proceeds from this offering after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and the conversion of our outstanding notes upon the closing of this offering, and does not include any proceeds that we may receive upon exercise of all or any portion of the over-allotment option.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

         The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. The following discussion should be read in conjunction with "Selected Financial Data" and our financial statements and notes thereto included elsewhere in this prospectus.

OVERVIEW


         We are an early-stage medical technology company focusing on designing, developing and commercializing proprietary electrotherapeutic technologies. Electrotherapeutic technologies use electric or electromagnetic signals to help relieve pain, swelling and inflammation and promote healing processes and tissue regeneration. We have focused our research and development activities on pulsed electromagnetic field, or PEMF technology. This technology utilizes a magnetic field that is turned on and off rapidly to create a therapeutic electrical current in injured tissue, which then stimulates biochemical and physiological processes to help repair injured soft tissue and reduce related pain. We are currently marketing this technology to the chronic wound and plastic and reconstructive surgery markets. We are developing proprietary technology for other therapeutic medical markets. For example, our technology is currently being evaluated in a double-blind clinical trial comparing the effects of active and sham therapy on pain and blood flow in patients with ischemic cardiomyopathies at the Cleveland Clinic Florida.

         While we have conducted research and development and sales and marketing activities, we have generated limited revenues to date and have incurred significant losses since our inception. At December 31, 2005, we had an accumulated deficit of approximately $9.2 million. We expect to incur additional operating losses, as well as negative cash flow from operations for the foreseeable future as we continue to expand our marketing efforts with respect to our products and to continue our research and development of additional applications for our technology, as well as new products utilizing PEMF technology. We are focusing our research and development activities on optimizing the signal parameters of our PEMF technology, enabling us to produce improved clinical outcomes and produce a smaller more efficient product utilizing less power.

         Our revenues to date have been primarily generated through monthly or per use rental programs and to a lesser extent through the direct sale of our products. We expect future revenues to be generated through monthly or per use rental programs with, and the sale of related disposable products to, long-term care nursing facilities, long-term acute care hospitals, rehabilitation hospitals, acute care facilities, home health users and individual patients. In addition, we expect revenues also to be generated through the sale of certain of our products to plastic surgery patients and physicians.

         Our ability to increase our revenues from rental and sales of our current products and other products developed by us will depend on a number of factors, including our ability to increase market penetration of our current products, as well as our ability to develop and commercialize new products and technologies. Physicians and other healthcare professionals may not use our products or other potential products and technologies developed by us unless they determine that the clinical benefits to the patient are greater than those available from competing products or therapies or represent equal efficacy with lower cost. Even if the advantage of our products and technologies is established as clinically and fiscally significant, physicians and other healthcare professionals may not elect to use our products and technologies developed by us for any number of reasons. The rate of adoption and acceptance of our products and technologies may also be affected adversely by perceived issues relating to quality and safety, consumers' reluctance to invest in new products and technologies, the level of third-party reimbursement and widespread acceptance of other products and technologies. Broad market acceptance of our current products and other products and technologies developed by us in the future may require the education and training of numerous physicians and other healthcare professionals, as well as conducting or sponsoring clinical and fiscal studies to demonstrate the benefits of such products and technologies. The amount of time required to complete such training and studies could be costly and result in a delay or dampening of such market acceptance. Moreover, healthcare payors' approval of use for our products and technologies in development may be an important factor in establishing market acceptance.

         Some healthcare providers, such as hospitals and physicians, that purchase or lease medical devices in the United States, generally rely on third-party payors, principally Medicare and private health insurance plans, including health maintenance organizations, to reimburse all or part of the cost of the treatment for which the medical device is being used. Commercialization of our products and technologies in the United States will depend in part upon the availability of reimbursement for the cost of the treatment from third-party healthcare payors such as Medicare and private health insurance plans, including health maintenance organizations, in non-capitated markets. Third-party payers have increasingly challenged the cost of medical products and services, which have and could continue to have a significant effect on the ratification of such technologies and services by many healthcare providers. Several proposals have been made by federal and state government officials that may lead to healthcare reforms, including a government directed national healthcare system and healthcare cost-containment measures.

         While third-party payors generally make their own decisions regarding which medical procedures, technologies and services to cover, Medicare and other third-party payors may apply standards similar to those used by the CMS in determining whether to provide coverage for a particular procedure, technology or service. The Medicare statute prohibits payment for any medical procedures, technologies or services that are not reasonable and necessary for the diagnosis or treatment of illness or injury. In 1997, CMS, which is responsible for administering the Medicare program, had interpreted this provision to prohibit Medicare coverage of procedures that, among other things, were not deemed safe and effective treatments for the conditions for which they are being used, or which are still investigational. However, in July 2004, Medicare reimbursement of the use of the technology used in our products in the treatment of non-healing wounds was reinstated by CMS after being discontinued from July 1997 through July 2004. Although CMS has not yet provided for reimbursement for home health use, we are pursuing obtaining such clearance. However, the regulatory environment could again be changed to bar CMS coverage for treatment of chronic wounds utilizing our technology to limit the amount of coverage patients or providers are entitled to receive.

         We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products or technologies. Although the FDA has cleared the use of our products for the treatment of edema and pain in soft tissue, we may not be able to obtain regulatory clearance or approval of new products or technologies or new treatments through existing products. In addition, we have not demonstrated an ability to market and sell our products. The completion of the development of any new products or technologies or new uses of existing products will remain subject to all the risks associated with the commercialization of new products based on innovative technologies, including:


         o our ability to fund and establish research that supports the efficacy of new technologies and products;

         o our ability to obtain regulatory approval or clearance of such technologies and products, if needed;

         o our ability to obtain market acceptance of such new technologies and products;

         o our ability to effectively and efficiently market and distribute such new products;

         o the ability of ADM Tronics or other manufacturers utilized by us to effectively and efficiently manufacture such new products; and

         o our ability to sell such new products at competitive prices that exceed our per unit costs for such products.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

         We believe the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of our financial statements:


         o Sales revenues are recognized when our products are shipped to end users and rentals are recognized on a monthly basis as earned on either a monthly or a pay-per-use basis in accordance with individual agreements. Sales to end users include sales to medical facilities and distributors. An increasing amount of rental revenue is recognized on a fixed monthly recurring basis as product is utilized by the end user medical facility, or patient user, and is billed by us to such user. In the instances when our distributors bill the end user we recognize revenue when we are paid by the distributor. Sales returns have been immaterial.

         o We record property and equipment at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 10 years. Expenditures for major improvements are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are charged to expense currently.

         o Our Products held for sale are included in the balance sheet under "Inventory." At March 31, 2005, we also had equipment held for rental, which are our products that are rented to third parties, used internally and loaned out for marketing and testing. The units are depreciated over seven years commencing on the date placed in service.


         o Long-lived assets, to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying value over its fair value. Long-lived assets to be sold are reported at the lower of carrying amount or fair value reduced by estimated disposal costs. We have adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Our adoption of SFAS No. 144 did not have an effect on our results of operations, cash flows, or financial position.


         o We had cash and cash equivalents of $2,505,645 and $637,054 at March 31, 2005 and December 31, 2005, respectively. We consider all highly-liquid investments with maturities of three months or less at the time of purchase and excess operating funds invested in cash management and money market accounts to be cash.


         o We apply Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus common stock equivalents representing shares issuable upon the assumed exercise of stock options and warrants. Common stock equivalents were not included for the reporting periods, as their effect would be anti-dilutive.



         o SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation to employees. We have elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

              We use the fair value method for equity instruments granted to non-employees and use the Black Scholes option value model for measuring fair value of warrants and options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

         RECENT ACCOUNTING PRONOUNCEMENTS

              In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment". SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) would have been required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. SFAS 123(R) would have been applicable for us effective the first interim period that starts after December 15, 2005. In April 2005, the Securities and Exchange Commission announced the adoption of a rule that defers the required effective date of SFAS 123(R) for registrants. SFAS 123(R) is now effective for us as of the beginning of the first fiscal year beginning after December 15, 2005. All public companies will transition to the new standards under the "modified prospective method", which means that the fair value of any stock options which vest after the effective date would be expensed and recorded to the statement of operations. Companies must use fair values reported on a pro forma basis in the notes to the financial statements previously filed. We have evaluated the impact of the adoption of SFAS 123(R), and believe that the impact will be significant to our overall results of operations and financial position.

         RESTATEMENT OF FINANCIAL STATEMENTS

              The financial statements as of March 31, 2004 and for the year then ended included in this prospectus have been restated to reflect various corrections, including corrections to certain items identified by us and by Stonefield Josephson, Inc., our former independent auditors. See "Note 1 - Restatement" of the notes to our financial statements as of March 31, 2004 and for the year then ended included in this prospectus," and "- Changes in and Disagreements with Accountants on Accounting and Financial Disclosure."

         RESULTS OF OPERATIONS

         NINE MONTHS ENDED DECEMBER 31, 2005 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 2004

              Net loss increased $2,654,318 to $4,041,432, or $0.75 per share, for the nine months ended December 31, 2005 compared to a net loss of $1,387,114, or $0.26 per share, for the nine months ended December 31, 2004. The increase in net loss primarily resulted from increases in selling, general and administrative expenses of $1,550,421, salaries of $487,083, research and development expenses of $276,085 and interest and finance costs of $574,957 for the nine months ended December 31, 2005 as compared to the nine months ended December 31, 2004.

              Revenue increased $257,772, or 117%, to $478,274 for the nine months ended December 31, 2005 as compared to $220,502 for the nine months ended December 31, 2004. The increase in revenue was due to our increased marketing and sales efforts.

              Cost of revenues increased $61,948, or 62%, to $161,493 for the nine months ended December 31, 2005 from $99,545 for the nine months ended December 31, 2004. The increase in cost of revenues was primarily attributable to an increase in sales of component parts and manufactured units. Cost of revenues consist primarily of the cost of electronic components and wages related to the manufacturing of our products.

              Salaries increased $487,083 to $814,706 for the nine months ended December 31, 2005 from $327,623 for the nine months ended December 31, 2004. The increase in salaries was due to the addition of personnel associated with our increased management, marketing and operations activity. The salaries for each of the nine months ended December 31, 2005 and 2004 include intercompany allocations of salaries of $99,187 and $84,123 for 2005 and 2004, respectively. Intercompany allocation for the nine months ended December 31, 2005 and 2004 consisted of amounts payable to ADM Tronics under our management services agreement.

              Research and development costs increased to $407,524 for the nine months ended December 31, 2005 from $131,439 for the nine months ended December 31, 2004. The increase was due to increased testing of PEMF signals related to our products.

              Net interest and financing costs increased $574,957 to $683,458 for the nine months ended December 31, 2005 from $108,501 during the nine months ended December 31, 2004 due to interest expense on the convertible notes issued by us and additional shares issuable under such notes for failure to register the underlying securities, partially offset by interest earned from amounts invested in money market funds.

         Selling, general and administrative expenses increased $1,550,421 to $2,393,259 for the nine months ended December 31, 2005 as compared to $842,838 for the nine months ended December 31, 2004. The increase resulted primarily from increases in consulting fees and other compensation of $688,522, professional fees of $501,771, advertising and marketing expenses of $307,795 and travel and entertainment expenses of $246,883. These increases were related to the significant increased operations in our current fiscal year as we expanded our operations, marketing efforts and hired additional executives. Selling, general and administrative expenses for the nine months ended December 31, 2005 and 2004 reflects intercompany allocations of $67,360 and $94,316 for 2005 and 2004, respectively. Intercompany allocation for the nine months ended December 31, 2005 and 2004 consisted of amounts payable to ADM Tronics under our management services agreement.

YEAR ENDED MARCH 31, 2005 (FISCAL 2005) COMPARED TO YEAR ENDED MARCH 31, 2004 (FISCAL 2004)

         Net loss increased $2,390,722 to $2,628,226, or $.49 per share, for fiscal 2005 compared to $237,504, or $.06 per share, for fiscal 2004. The increase in net loss primarily resulted from the significant increase in selling, general and administrative expenses of $1,570,165, personnel costs of $495,744, research and development expenses of $270,894 and interest expense of $229,953 for fiscal, 2005 as compared to fiscal 2004.

         Revenue increased $237,711, or 260%, to $328,996 for fiscal 2005 as compared to $91,285 for fiscal 2004. The increase in revenue was primarily the result of our increased marketing activity and sales and rental income from our products. During the fiscal year ended March 31, 2005, the total sales of our products were $85,000 and the gross profit realized from such sales was $43,700. The balance of the revenues of $243,996 during such period was from rental revenues and other product sales.

         Cost of revenues increased $69,134, or 129%, to $122,866 for fiscal 2005 from $53,732 for fiscal 2004. Cost of sales consists primarily of the cost of electronic components and wages connected to the manufacturing of our products. The increase in cost of sales reflects the increase associated with the increase in sales for fiscal 2005.

         Salaries increased $495,744 to $520,382 for fiscal 2005 from $24,638 for fiscal 2004. The increase was due to the addition of personnel associated with our increased management, marketing and operations activity during fiscal 2005. Salaries for the years ended March 31, 2005 and 2004 reflects intercompany allocations of $90,184 and $24,638, respectively. Intercompany allocation for fiscal 2005 and 2004 consisted of amounts payable to ADM Tronics under our management services agreement.

         Research and development costs increased $270,894 for fiscal 2005 from no expense for fiscal 2004. The increase was due to increased testing of PEMF signals related to our products.

         Net interest and financing costs increased $229,953 to $238,053 for fiscal 2005 from $8,100 for fiscal 2004 due to interest expense on the convertible notes issued in the private placement partially offset by interest earned from amounts invested in money market funds.

         Selling, general and administrative expenses increased $1,570,165 to $1,674,118 for fiscal 2005 as compared to $103,953 for fiscal 2004. The increase resulted primarily from increases in consulting fees and other compensation of $796,297, professional fees of $193,665, advertising and marketing expenses of $120,666, bad debts of $111,836 and travel and entertainment expenses of $90,568. These increases were related to the significant increased operations in our current fiscal year as we expanded our operations and hired additional executives. Selling, general and administrative expenses for the fiscal years ended March 31, 2005 and 2004 reflects intercompany allocations of $125,754 and $18,103, respectively. Intercompany allocation for fiscal 2005 and 2004 consisted of amounts payable to ADM Tronics under our management services agreement.

         As of March 31, 2005, we had deferred tax assets of approximately $1,523,000 resulting from net operating loss carryforwards. The deferred tax assets are fully offset by a valuation allowance.


LIQUIDITY AND CAPITAL RESOURCES


         We have had significant operating losses for the fiscal years ended March 31, 2005 and March 31, 2004, as well as for the nine months ended December 31, 2005. As of December 31, 2005, we had an accumulated deficit of approximately $9.2 million. Our continuing operating losses have been funded principally through borrowings from our parent and affiliated companies and from the proceeds of our private placement financings in which we have received gross proceeds of approximately $8.1 million and net proceeds of approximately $7.4 million. We expect to incur additional operating losses, as well as negative cash flow from operations, for the foreseeable future, as we continue to expand our marketing efforts with respect to our products and to continue our research and development of additional applications for our technology and other technologies that we may develop in the future.

         We have had net losses of $2,628,226 and $237,504 for the years ended March 31, 2005 and 2004, respectively and have a stockholders' deficiency of $4,866,613 at March 31, 2005. These factors raise substantial doubt about our ability to continue as a going concern. The significant increase in the net loss for the year ended March 31, 2005 is the result of our expanded activities. In anticipation of expanding our operations, we raised $6,087,500 in a private placement, and at March 31, 2005, we had cash and cash equivalents of $2,505,645 and working capital of $2,540,291. Our net loss for the year ended March 31, 2005 has been principally funded from the net proceeds received from the private placement offering of the 6% unsecured notes payable described in Note 6 of the financial statements for the years ended March 31, 2004 and 2005.

         The continuation of the company as a going concern is dependent on our ability to increase revenues, in receiving additional financing from outside sources, including a public offering of our common stock, and a return to profitable operations. Management is also attempting to secure ongoing revenue relationships for our products, including those with several strategic partners to assist us in marketing and distribution of our products. We are actively pursuing exclusive arrangements with strategic partners, having leading positions in our target markets in order to establish nationwide, and in some cases worldwide, marketing and distributions channels for our products.

         The notes issued in our December 2004 and February 2005 private placement are joint unsecured convertible notes of us and ADM Tronics and bear interest at an annual rate of 6%. The liability for such borrowings has been recorded on our financial statements. We received all of the net proceeds from the convertible notes, approximately $448,000 of which we used to repay a portion of our indebtedness to ADM Tronics. The notes are due at various times from July 2009 through February 2010, unless converted earlier, and will convert automatically upon the consummation of this offering into 1,191,830 shares of our common stock, subject to adjustment, plus up to an additional 60,003 shares of our common stock for the payment of interest on the notes through April 30, 2006 and 17,878 shares for each 30-day period thereafter until the date of this prospectus, assuming each holder elects to have their interest paid in shares of our common stock. Interest on the notes is payable quarterly in cash or shares of our common stock, at the direction of the holder. In connection with the issuance of the notes, we also issued to the investors warrants to purchase an aggregate of 1,191,830 shares of our common stock at $3.51 per share, as well as warrants to purchase an aggregate of 20,991,379 shares of the common stock of ADM Tronics at $.41 per share which warrants to purchase shares of ADM Tronics' common stock automatically expire upon the consummation of this offering. Under the terms of the notes sold in the private placement that was completed in December 2004 and February 2005, the number of shares of our common stock issuable upon conversion of the notes and exercise of the warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 and June 30, 2005, respectively, that the registration statement in connection with this offering is not declared effective. As a result, as of April 30, 2006, an additional 304,931 shares of common stock underlying the notes and 304,931 shares underlying the warrants will be issuable by us, and an additional 29,797 shares and 23,837 shares underlying the notes and warrants, respectively, for each month thereafter until the date of this prospectus.

         The notes issued in our November 2005 and March 2006 private placement are unsecured convertible notes and bear interest at a rate of 8% per annum payable in cash, increasing by 1% every 365 days from the date of issuance of the notes to a maximum of 12% per annum. Interest on the notes is payable quarterly in cash. The liability for such borrowings has been recorded on our financial statements. We received all of the net proceeds from the convertible notes. The notes are due from November 2010 through March 2011, unless converted earlier, and will convert automatically upon the consummation of this offering into 336,134 shares of our common stock, subject to adjustment (based upon a price of 85% of the public offering price per share). In connection with the issuance of the notes, we also issued to the investors warrants to purchase up to the same number of shares of our common stock, subject to adjustment, at a per share exercise price equal to 100% of the initial public offering price per share.

         The proceeds of the private placements have been and continue to be used primarily by us for the research and development and sales and marketing of our products and for the research and development of other potential products being developed by us. The notes issued in the private placements contain covenants that limit our ability to take certain actions without the consent of the holders of the notes, including:


         o incurring additional indebtedness for borrowed money, except in the ordinary course of business;

         o merging, selling substantially all of our assets or acquiring another entity;

         o    making loans or investments;

         o    paying dividends or making distributions;

         o    incurring liens on our assets;

         o    making capital expenditures;

         o    entering into certain transactions with affiliates; and

         o    materially changing our business.


As of March 28, 2006, we were in material compliance with the covenants contained in the notes. These covenants will terminate upon conversion of the notes, which conversion shall automatically occur upon consummation of this offering.

         As of December 31, 2005, we had cash and cash equivalents of $637,054 as compared to cash and cash equivalents of approximately $2.5 million at March 31, 2005. The decrease in cash and cash equivalents during the nine-month period ended December 31, 2005 was due primarily to increased operating expenses. As of December 31, 2005, we had approximately $2.5 million due to ADM Tronics for services rendered under our manufacturing and management services agreements with ADM Tronics since 1998, as well as advances made to us by ADM Tronics. We intend to use a portion of the proceeds from this offering to repay the amounts due to ADM Tronics. See "Use of Proceeds."

         Net cash used in operating activities was approximately $2.2 million during the fiscal year ended March 31, 2005 compared to $36,764 during the year ended March 31, 2004. Net cash used in operating activities was approximately $2.9 million during the nine months ended December 31, 2005 compared to net cash used by operating activities of $1.2 million during the nine months ended December 31, 2004. The increase in net cash used in operating activities for the nine months ended December 31, 2005 was primarily a result of the increased net loss of approximately $2.7 million during the period partially offset by the increase in non-cash charges of $339,742 and an increase in accounts payable and accrued expenses of $701,439 during the period.

         Net cash used by investing activities was $35,435 during the year ended March 31, 2005 compared to zero during year ended March 31, 2004. Net cash used in investing activities was $6,595 during the nine months ended December 31, 2005 compared to $25,690 during the nine months ended

December 31, 2004. Net cash used during fiscal 2005 and for the nine months ended December 31, 2005 was a result of our purchase of fixed assets during each period.

         Net cash provided by financing activities was approximately $4.8 million during the fiscal year ended March 31, 2005 compared to net cash provided by financing activities of $36,764 during the fiscal year ended March 31, 2004. The increase in cash from financing activities was primarily related to the private placement financings. Net cash provided by financing activities was $1.0 million during the nine months ended December 31, 2005. Net cash provided in financing activities during the nine-month period ended December 31, 2004 was $2.8 million. Net cash provided by financing activity for the nine month period ended December 31, 2005 was primarily related to the private placement financings.

         In September 2004, we entered into Sponsored Research Agreements with Montefiore Medical Center, Bronx, New York to conduct research on PEMF signals. The agreements provide for total payments to be made to Montefiore Medical Center of $524,435, payable at various times from September 2004 through April 2005. Montefiore Medical Center has been paid in full.

         Our business is capital intensive and we will likely require additional financing in order to:


              o    fund research and development;

              o    expand sales and marketing activities;

              o    develop new or enhanced technologies or products;

              o    maintain and establish regulatory compliance;

              o    respond to competitive pressures; and

              o acquire complementary technologies or take advantage of unanticipated opportunities.

Our need for additional capital will depend on:

              o the costs and progress of our research and development efforts;

              o the preparation of pre-market application submissions to the FDA for our new products and technologies;

              o the number and types of product development programs undertaken;


              o the number of products to be manufactured for sale or rental;


              o the costs and timing of expansion of sales and marketing activities;

              o the amount of revenues from sales of our existing and potentially new products;

              o the cost of obtaining, maintaining, enforcing and defending patents and other intellectual property rights;

              o    competing technological and market developments; and

              o developments related to regulatory and third-party coverage matters.

         In order to keep our operating expenses manageable, we entered into a management services agreement, dated as of August 15, 2001, with ADM Tronics under which ADM Tronics provides us and its other subsidiaries, with management services and allocates portions of its real property facilities for use by us and the other subsidiaries for the conduct of our respective businesses.

         The management services provided by ADM Tronics under the management services agreement include managerial and administrative services, marketing and sales services, clerical and communication services, the maintenance of a checking account and the writing of checks, the maintenance of accounting records and other services in the ordinary course of business. We pay ADM Tronics for such services on a monthly basis pursuant to an allocation determined by ADM Tronics and us based on a portion of its applicable costs plus any invoices it receives from third parties specific to us. As we intend to add six full and/or part-time employees to our administrative staff during the six-month period immediately following the consummation of this offering, we expect our reliance on the use of the management services of ADM Tronics to be reduced significantly following this offering.

         We also use office, manufacturing and storage space in a building located in Northvale, NJ, currently leased by ADM Tronics, pursuant to the terms of the management services agreement. ADM Tronics determines the portion of space allocated to us and each other subsidiary on a monthly basis, and we and the other subsidiaries are required to reimburse ADM Tronics for our respective portions of the lease costs, real property taxes and related costs.


         We have incurred $19,472, $38,641 and $10,231 for management services and the use of real property provided to us by ADM Tronics pursuant to the management services agreement during the nine months ended December 31, 2005, the fiscal year ended March 31, 2005 and the fiscal year ended March 31, 2004, respectively.


         In addition, we are a party to a manufacturing agreement with ADM Tronics, dated as of August 15, 2001, and as amended in February 2005, under which we utilize ADM Tronics as our exclusive manufacturer of all of our current and future medical and non-medical electronic and other devices or products. For each product that ADM Tronics manufactures for us, we pay ADM Tronics an amount equal to 120% of the sum of (i) the actual, invoiced cost for raw materials, parts, components or other physical items that are used in the manufacture of the product and actually purchased for us by ADM Tronics, if any, plus (ii) a labor charge based on ADM Tronic's standard hourly manufacturing labor rate, which we believe is more favorable than could be attained from unaffiliated third-parties. We generally purchase and provide ADM Tronics with all of the raw materials, parts and components necessary to manufacture our products and, as a result, the manufacturing fee paid to ADM Tronics is generally 120% of the labor rate charged by ADM Tronics.


         We have incurred $39,708, $40,398 and $48,326 for ADM Tronics' manufacture of our products pursuant to the manufacturing agreement during the nine months ended December 31, 2005, the fiscal year ended March 31, 2005 and the fiscal year ended March 31, 2004, respectively.

         We intend to use the net proceeds of this initial public offering for research and development, sales and marketing, to repay amounts payable to ADM Tronics and other affiliates for general corporate purposes, including working capital and capital expenditures. Although we expect that the net proceeds of the offering, together with our available funds and funds generated from our operations, will be sufficient to meet our anticipated needs for at least the next 12 to 18 months, we may need to obtain additional capital to continue to operate and grow our business. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including our marketing and distribution activities, product development, expansion of our personnel and the timing of our receipt of revenues. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On March 8, 2006, we appointed Raich Ende Malter & Co. LLP as our independent registered public accounting firm to replace Stonefield Josephson, Inc. following our dismissal of Stonefield Josephson on March 7, 2006. On March 28, 2006, Stonefield Josephson, our former auditors, advised us in writing of certain items relating to our accounting principles or practices, financial statement disclosure or auditing scope or procedures which it believed it was required to disclose to us under standards of the Financial Accounting Standards Board and which it believed were required to be disclosed in this prospectus. See "Experts."

         Although Stonefield Josephson did not issue any reports on our financial statements and had not previously issued any "management letters" describing any of the matters set forth in its March 28, 2006 correspondence, in such correspondence, Stonefield Josephson noted that during its audits of our financial statements as of March 31, 2005 and March 31, 2004 and for the years then ended, certain errors and omissions contained in our financial statements were discovered by us and by Stonefield Josephson and were corrected. For example, during fiscal 2004, our parent, ADM Tronics, accrued interest in the amount of $8,100 on a related party note issued by us to the Estate of Dr. Alfonso DiMino, Andre DiMino's father. Acknowledging that we should have accrued interest on the note, we revised our financial statements as of March 31, 2004 and for the year then ended accordingly.

         In addition, our accounting treatment of certain other transactions was re-evaluated by us and by Stonefield Josephson and modified, when necessary. For example, after discussions with Stonefield Josephson, we agreed that during the fiscal years ended March 31, 2005 and March 31, 2004, we had improperly accounted for certain deferred compensation costs. Additionally, based on our analysis of the definition of a "consultant" under the Internal Revenue Service guidelines, we had deemed, and treated for accounting purposes, certain individuals as consultants during the period from April 21, 2004 through June 30, 2004. After discussions with Stonefield Josephson, we agreed to change the accounting treatment of these individuals to employees pursuant to EITF 96-18 ("Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services Issued to Consultants and Vendors") and have revised our financial statements as of March 31, 2005 and for the year then ended accordingly.

         The financial statements as of March 31, 2005 and March 31, 2004 and for the years then ended included in this prospectus reflect all necessary adjustments, including those described above. The net effect of these changes on our statements of operations for the fiscal years ended March 31, 2005 and March 31, 2004 was an increase of our net loss for the year ended March 31, 2005 of $184,781 and a decrease in our net loss for the year ended March 31, 2004 of $19,844.

         In its March 28, 2006 correspondence, Stonefield Josephson also advised us of its view regarding areas requiring improvement in our internal control over financial reporting. The areas requiring improvement were: (i) lack of staff with technical accounting expertise to independently apply our accounting policies in accordance with accounting principles generally accepted in the United States, (ii) improper cut off procedures for the periods presented and
(iii) lack of adequate back-up and documentation procedures with respect to our inventory prior to March 31, 2005 and with respect to stock options previously granted by us. Our management has determined that, due to the reasons described above, we had not consistently followed established internal control over financial reporting procedures related to the analysis, documentation and review of selection of the appropriate accounting treatment for certain transactions.

         We have assigned the highest priority to the improvement in our internal control over financial reporting and have taken, and will continue to take, action in furtherance of such improvement. Our management is committed to instilling strong control policies and procedures and ensuring that our financial reporting is accurate and complete. We have undertaken the following initiatives with respect to our internal control and procedures that we believe are reasonably likely to improve our internal control over financial reporting. In July 2005, we retained a certified public accountant as a consultant to assist with our financial reporting obligations and improvement of our internal controls over financial reporting until we hire a new full time chief financial officer. In addition, since August 2005, we have utilized a certified public accountant as a consultant to assist management with internal control, financial reporting and closing our books and records. We anticipate that remediation efforts relating to our internal financial controls will continue throughout 2006, during which we expect to continue pursuing, with the advice of our new independent auditors, appropriate additional corrective actions, including the following:

         o engaging a search firm to assist us in finding and hiring a chief financial officer with prior public company experience, which we expect to complete within the next few months;

         o hiring additional accounting staff as necessary, as determined from time to time by our management;

         o preparing appropriate written documentation of our financial control procedures;

         o scheduling training for accounting staff to heighten awareness of generally accepted accounting principles applicable to complex transactions; and

         o strengthening our internal review procedures in conjunction with our ongoing work to enhance our internal controls so as to enable us to identify and adjust items proactively.

Our management will closely monitor the implementation of our accounting remediation plan. The effectiveness of the steps we intend to implement is subject to continued management review, and we may make additional changes to our internal control over financial reporting.

         We cannot assure you that the above-mentioned areas will be fully remedied, if ever. Moreover, we cannot assure you that we will not, in the future, identify further areas requiring improvement in our internal control over financial reporting. We presently anticipate that the need for improvement in these areas will continue to exist until we have fully implemented our remediation plan.


OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

                                    BUSINESS

BUSINESS OVERVIEW


         We are an early-stage medical technology company focusing on designing, developing and commercializing proprietary electrotherapeutic technologies. Electrotherapeutic technologies use electric or electromagnetic signals to help relieve pain, swelling and inflammation and promote healing processes and tissue regeneration. We have focused our research and development activities on pulsed electromagnetic field, or PEMF technology. This technology utilizes a magnetic field that is turned on and off rapidly to create a therapeutic electrical current in injured tissue, which then stimulates biochemical and physiological processes to help repair injured soft tissue and reduce related pain. We are currently marketing this technology to the chronic wound and plastic and reconstructive surgery markets. We are developing proprietary technology for other therapeutic medical markets. For example, our technology is currently being evaluated in a double-blind trial comparing the effects of active and sham therapy on pain and blood flow in patients with ischemic cardiomyopathies at the Cleveland Clinic Florida.

         Based on mathematical modeling, we develop and design proprietary PEMF signals, which we refer to as "electroceuticalsTM." These signals are intended to improve specific physiological processes, including those that generate the body's natural anti-inflammatory response. We are currently utilizing our proprietary PEMF technology to address a wide array of pathological conditions, including acute and chronic disorders in soft tissue such as chronic wounds, pain and edema, acute injuries and chronic inflammatory disorders. Chronic wounds include pressure ulcers, diabetic wounds and arterial and venous insufficiency wounds (wounds resulting from poor blood flow in the arteries or veins). We are also developing applications for increasing angiogenesis (new blood vessel growth), a critical component for tissue regeneration.

         Our products, which utilize PEMF technology, have been cleared by the United States Food and Drug Administration, or FDA, for the treatment of pain and edema in soft tissue. In July 2004, the Center for Medicare and Medicaid Services, or CMS, issued a National Coverage Determination, or NCD, requiring reimbursement by Medicare for the use of electromagnetic therapy for the treatment of chronic wounds.

         Our products consist of the following three components:

              o    our electroceutical signals;

              o    a signal generator; and

              o    an applicator.

The signal generator produces a specific electroceutical signal that is pulsed through a cable and into the applicator. The applicator transmits the electroceutical signal into the desired area, penetrating medical dressings, casts, coverings, clothing and virtually all other non-metal materials. Our products can be used immediately following acute injury, trauma and surgical wounds, as well as in chronic conditions, and require no alteration of standard clinical practices to accommodate the therapy provided by our products. We continue to focus our research and development activities on optimizing the signal parameters of our PEMF technology in order to produce improved clinical outcomes and smaller more efficient products utilizing less power.

         Since the mid-1990s, our PEMF technology has been used in over 600,000 treatments by healthcare professionals on medical conditions, such as:

         o    acute or chronic wounds, including post surgical wounds;


         o    edema and pain following plastic and reconstructive surgery; and


         o    pain associated with the inflammatory phase of chronic conditions.

For such purpose, we regard each 15-minute application on a target area of a patient as one treatment.


         We are currently a party to, and intend to continue to seek, collaborative and strategic agreements to assist us in the marketing and distribution of our products. We are actively pursuing exclusive arrangements with strategic partners we believe have leading positions in our target markets, in order to establish nationwide, and in some cases worldwide, marketing and distribution channels for our products. Generally, under these arrangements, the strategic partners would be responsible for marketing, distributing and selling our products while we continue to provide the related technology, products and technical support. Through this approach, we expect to achieve broader marketing and distribution capabilities in multiple target markets and, in the chronic wound market, we have entered into an exclusive strategic agreement with a distributor for Canada.


MARKET OVERVIEW


         Our products can be used for treating a broad spectrum of acute and chronic disorders of soft tissue, including serious pressure skin ulcers (also known as bedsores), failed surgical closures, diabetic ulcers, edema and pain following plastic and reconstructive surgery procedures, as well as pain associated with the inflammatory phase of chronic conditions. We are considering additional applications of our technology, as well as developing other products using PEMF. For example, we are currently researching and clinically testing potential applications of our technology for therapeutic angiogenesis (the regeneration of new blood vessels) and vascularization (the creation of new blood vessels) for use in circulatory and cardiac impairment conditions and for the proliferation of stem cells. We are also exploring the possibility of utilizing PEMF technology in an application to compete as a non-invasive, non-pharmacologic alternative to other treatments which are used for pain and edema, such as acetaminophen, without any of the potential known side-effects or complications that are associated with such products.

         WOUND CARE. The National Center for Health Statistics reported that
42.5 million inpatient surgical procedures were performed in the United States in 2002. According to the Business Communications Company, Inc., the total market for advanced wound care was estimated at more than $1.7 billion in 2003, up from $1.5 billion in the previous year, an increase of 14.8%, and as of August 2004, was estimated to reach nearly $2.8 billion by 2008. According to the Business Communications Company, Inc., the chronic wound market segment accounted for the largest portion or revenues in the advance wound care market with 42% of the market and estimated revenues of $722.2 million in 2003.

         We anticipate that use of our products may be beneficial in a substantial number of general post-surgery recovery plans in general hospitals, as well as in long-term care nursing facilities and LTACHs, rehabilitation hospitals, acute care facilities, and in the home. U.S. Census Bureau statistics indicate that, as of March 2004, the 65-and-over age group was one of the fastest growing population segments and was expected to reach approximately 40 million by the year 2010. Management of wounds and circulatory problems is crucial for the elderly. These patients frequently suffer from deteriorating physical conditions and their wound problems are often exacerbated by other disorders.

         We expect this market to continue to grow as a result of several factors, including the continued increase in the incidence of diabetes and the aging population. Physicians and nurses look for therapies that can promote the healing process and overcome the obstacles of the patients' compromised conditions. They also prefer therapies that are non-invasive and are easy to administer, especially in the home care setting, where full-time skilled care is generally not available.

         PLASTIC AND RECONSTRUCTIVE SURGERY. More than 10.2 million cosmetic surgery procedures for a total cost in excess of $9.4 billion were performed in 2005, according to statistics released by the ASPS, up 38% from nearly 7.4 million procedures in 2000. According to the ASPS, cosmetic procedures being conducted in an office-based surgical facility rose to 56% in 2003, with only 28% of such procedures being conducted in a hospital. We believe this trend reflects the safety of many procedures and the expertise of board-certified plastic surgeons to conduct them in their accredited office-based surgical facilities. We seek to leverage these trends by marketing our technology in lightweight and disposable products, to surgeons, who can then sell the products to their patients.

         FUTURE MARKETS. We are pursuing development and commercialization of new products as well as devoting resources to the testing, validation, and compliance with FDA regulatory requirements of new applications of our technology to address the needs of the following potential markets:

         o Angiogenesis and Vascularization. According to the American Heart Association, coronary heart disease was estimated to be a $133 billion market in 2004. We believe this market continues to grow, despite effective procedures like coronary artery bypass grafting and angioplasty and stenting (invasive procedures performed to reduce or eliminate blockages in coronary arteries) and that procedure volumes continue to increase in part because cardiovascular disease is progressive and in part because the effects of cardiovascular procedures are not permanent. We also believe that the biggest market for products stimulating angiogenesis will be for treatment of coronary artery disease and peripheral vascular disease. Based on studies by Dr. Berish Strauch, Chairman of the Plastic and Reconstructive Surgery Department of Montefiore Medical Center in New York City and a member of our Medical Advisory Board, we believe that the non-invasive application of our technology to permanently improve cardiac circulation by creating new blood vessels, known as "remodeling," could reduce the need for invasive procedures such as angioplasty and bypass surgery and long-term medication for atherosclerosis (the hardening of the arteries). An Internal Review Board, or IRB, approved, a double-blind randomized placebo-controlled clinical trial in patients who are not candidates for angioplasty or cardiac bypass surgery, which has begun at Cleveland Clinic Florida, a not-for-profit multispecialty medical group practice. The study is looking at the use of our PEMF technology on patients with ischemic cardiomyopathy (a heart condition resulting from decreased blood flow to the heart), the primary endpoint of which will be the improvement in regional myocardial perfusion (the flow of blood through the heart) and function and the secondary endpoint of which will be improvement in patient angina and exercise tolerance.


         o Pain Management. According to Kalorama Information, the total world market for pain management devices reached $2.4 billion in 2004, and is expected to reach $3.9 billion, with a compound annual growth rate of 10.4%, in 2009. Pain is generally divided into acute and chronic. Acute pain can be modulated and removed by treating its cause. Chronic pain is distinctly different and more complex. The source of the pain is often known but cannot be eliminated. The urge to do something to relieve the pain often makes some patients drug-

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


              dependent. Chronic pain may be one of the most costly health problems in the United States. According to Kalorama Information, chronic pain afflicts at least 40 million Americans, with a cost of nearly $100 billion a year in direct medical costs and indirect costs, such as lost productivity and workers' compensation. We intend to market our future products against other pain treatments. Now that such commonplace medications have been required to carry warning labels due to potential dangerous side-effects (and some drugs have been withdrawn altogether), we believe that there is a significant opportunity for a non-invasive, non-pharmacologic alternative that has efficacy and no known side-effects.



         o Stem Cell Technology and Tissue Engineering. The stem cell and tissue engineering market is expected to reach $10.0 billion by 2013, according to a recent VisionGain report. Tissue engineering technology is available with several types of replacement skin, cartilage, regeneration of bone and other connective structural substitutes. The flexibility and plasticity of stem cells has led many researchers to believe that stem cells have tremendous promise in the treatment of diseases other than those currently addressed by stem cell procedures. Theoretically, to put stem cells into a damaged heart may be simple but to persuade it to transform into functioning heart muscle is more difficult because it can transform itself into several organs or types of tissue. Some researchers have reported progress in the development of new therapies utilizing stem cells for the treatment of cancer, neurological, immunological, genetic, cardiac, pancreatic, liver and degenerative diseases. Tissue engineering and stem cell technology have had the capability to reform the medical market and have been recognized for some time. We plan to explore the opportunities for creating medical devices based on our technology to address the needs of these markets.

         o Orthopedic Applications. According to a report by Medtech Insight, the market for joint replacement products, fracture fixation products, bioresorbable fixation products, bone growth stimulation products, bone replacement products, and orthobiologics was estimated at $5.4 billion in 2002, and is expected to grow at a compound annual rate of 10.2% to $14.2 billion in the year 2012. We plan to explore opportunities to market our PEMF technology for the pain and edema associated with acute and chronic orthopedic conditions, including osteo and rheumatoid arthritis.

For a discussion of the status of our research and development activities of these potential new markets and applications, as well as the challenges in developing and commercializing products in these markets, see "--Potential New Markets and Applications."


OUR STRATEGY


         Our goal is to become a leader in the development of products and technologies in the field of non-invasive electrotherapeutic technologies. The key elements of our strategy are the following:


CONTINUE TO EXPAND OUR TECHNOLOGY AND PRODUCT LINE.


         We believe that we have assembled a management team with the experience necessary to develop and create new applications of electrotherapeutic technology. We also intend to leverage the extensive knowledge and experience of the members of our Medical and Scientific Advisory Boards, as well as our relationship with Montefiore Medical Center, where certain of our clinical trials are being conducted, to assist us in expanding our research and development of new technologies and products. The development of new technologies, applications and products is a function of understanding how to design electromagnetic signals that produce the optimal effects on a biological target. We believe that we, along with our advisors, have developed the knowledge and expertise to:

         o    create a proper PEMF signal for a desired physiologic effect;

         o    test those signals in multiple systems;

         o engineer the devices necessary to implement our technology for various treatments; and

         o clinically validate the effects and produce the necessary devices at the FDA-registered manufacturing facilities of ADM Tronics, our largest shareholder.


LEVERAGE MARKET VALIDATION OF OUR PRODUCTS AND TECHNOLOGY TO COMMERCIALIZE ADDITIONAL PRODUCTS TO GROW OUR MARKET SHARE AND CUSTOMER BASE.

         We believe that growth opportunities exist through our continuing research into signal optimization to market additional products using our electrotherapeutic technology and expand our markets and customer base. Working with clinically validated prototypes has enabled us to reduce:

         o the size of the applicator used in the first generation of our products from over twelve pounds to under one pound;

         o    the power output from the first generation of our products; and

         o the costs associated with manufacturing the first generation of our products.

         Over the past year, we have developed two new products, the Roma(3) and the Torino II, utilizing our proprietary technology. In addition, the ability to decrease power output has significantly reduced the serious problems of interference with medical monitoring equipment, which has in the past, restricted where this technology could be utilized, including hospital intensive care units. We expect that our additional products and advancements will allow us to penetrate our current, as well as, new markets.

CONTINUE TO ENTER INTO COLLABORATIVE AND STRATEGIC AGREEMENTS TO ESTABLISH BROADER MARKETING AND DISTRIBUTION CHANNELS FOR OUR PRODUCTS.

         We are currently a party to, and intend to continue to seek, collaborative and strategic agreements to assist us in the marketing and distribution of our products. We are actively pursuing exclusive arrangements with strategic partners, having leading positions in our target markets, in order to establish nationwide, and in some cases worldwide, marketing and distribution channels for our products. Generally, under these arrangements, the strategic partners would be responsible for marketing, distributing and selling our products while we continue to provide the related technology, products and technical support. Through this approach, we expect to achieve broader marketing and distribution capabilities in multiple target markets.

         In order to attract the interest of qualified potential strategic partners, we have initiated, and will continue to initiate, distribution and sales of our products in target market areas. We expect to generate sales from such efforts and demonstrate market acceptance of our products in order to attract strategic partners to assume marketing, distribution and sales responsibilities for our products. As of the date of this prospectus, we have engaged 11 third-party distributors to assist us in penetrating the market by marketing our products in the United States and have also entered into an exclusive strategic agreement in the chronic wound market with a distributor for Canada. We have granted these distributors the exclusive right to distribute our products in select markets to LTACH's, acute care facilities, rehabilitation/wound centers, nursing homes and skilled nursing facilities. We have also contracted with one distributor to help us penetrate the home health care market. We intend to continue to generate revenues through the use of these distributors with the expectation of attracting strategic partners.

EXPAND THE USE OF OUR TECHNOLOGY FOR ANGIOGENESIS AND VASCULARIZATION AND OTHER PROCEDURES.

         We intend to pursue FDA clearance of our technology for angiogenesis and vascularization, the creation and stimulation of growth of new blood vessels. We have been, and intend to continue, devoting significant resources for the testing, validation, FDA clearance and commercialization of our technology for such applications. We are currently researching and clinically testing the vascularization and angiogenic effects of our technology for proposed use in certain circulatory and cardiac impairment conditions, as alternatives to the following treatments:


         o pharmacological interventions for impaired cardiovascular function and coronary artery disease;

         o balloon and laser angioplasty (an invasive procedure performed to reduce or eliminate blockages in coronary arteries);

         o arthrectomy (the removal of arterial plaque) and cardiac stenting (the implantation of a small, metal scaffold after angioplasty to keep the artery open and prevent regrowth of arterial plaque); and

         o    cardiac bypass surgery.


         We believe that the effects of PEMF on increasing blood flow and angiogenesis (the regeneration of new blood vessels) in chronically injured tissues, along with our non-invasive and non-pharmacological features, could provide potential as a therapeutic alternative for revascularization (the creation of new blood vessels), especially in patients for whom standard angioplasty or cardiac bypass surgery is not suitable treatment.


MARKET OUR TECHNOLOGY AS AN ALTERNATIVE TO PHARMACEUTICALS AND INVASIVE SURGICAL PROCEDURES.


         We believe that there is a growing desire among consumers of healthcare products and services to find alternatives to pharmaceutical and invasive surgical approaches to healthcare. We believe that continuing announcements regarding the health problems associated with certain drugs and annual records stating the number of patients who die from medical error are motivating factors for people to seek alternative healthcare treatments and procedures, including treatments like those offered by our products.


OUR PRODUCTS


         We are currently focusing on the commercialization of PEMF technology for the treatment of a wide array of acute and chronic disorders. We are currently utilizing PEMF technology, through the following products, for the treatment of edema (swelling) and pain in soft tissue.

         SOFPULSE M-10. The SofPulse M-10 utilizes a box-shaped signal generator that weighs approximately seven pounds. The signal generator delivers the proprietary electroceutical signals through a lightweight and conformable applicator that ranges in diameter. The SofPulse M-10 is primarily marketed as a rental product to the chronic wound care markets, particularly for use in long-term acute


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


care hospitals, as well as in long-term care nursing facilities, rehabilitation hospitals, acute care hospitals and facilities and home health systems.

         ROMA(3). We intend to replace the SofPulse M-10 with our new product, the Roma(3). The Roma(3) utilizes a disk-shaped signal generator that is approximately nine inches in diameter and weighs approximately two pounds. The signal generator delivers the proprietary electroceutical signals simultaneously through up to three lightweight and conformable applicators that range in diameter, allowing multiple treatments on the same patient. The signal generator contains a programmable microprocessor that can automatically activate and deactivate the Roma(3) for ongoing, unattended treatment. The applicators utilized by the Roma(3) are intended for single-patient use and are disposable. The Roma(3) is primarily marketed as a rental product to the chronic wound care markets, particularly for use in long-term acute care hospitals, as well as in long-term care nursing facilities, rehabilitation hospitals, acute care hospitals and facilities and home health systems.

         TORINO I. The Torino I utilizes a portable, battery powered disk-shaped signal generator that is approximately two and a half inches in diameter and weighs approximately four ounces. The signal generator delivers the proprietary electroceutical signals through variable sized lightweight and conformable applicators, depending on the application. The signal generator used in the Torino I is pre-programmed to provide treatment at optimal intervals throughout the course of therapy. The Torino I is primarily marketed in the plastic and reconstructive surgery market, where the product is being sold to physicians who then offer it to their patients.

         TORINO II. The Torino II is a battery powered, disposable single unit consisting of both the signal generator and applicator for ease of use. The Torino II is expected to replace the Torino I in mid-2006. The applicators that are incorporated into the Torino II are also lightweight and conformable and come in varying sizes, depending on the application. The signal generator used in the Torino II is also pre-programmed to provide therapy at optimal intervals throughout the course of therapy. The Torino II will be primarily marketed in the plastic and reconstructive surgery market, where the product will be sold to physicians who then offer it to their patients.


CURRENT APPLICATIONS


         We plan to continue marketing our products to the wound care and plastic surgery markets, and we are expanding our marketing efforts in these areas.


         Wound Care

         In the acute care setting, serious trauma wounds, failed surgical closures, amputations (especially those resulting from complications of diabetes), burns covering a large portion of the body and serious pressure ulcers present special challenges to the physician. These are often deep and/or large wounds that are prone to serious infection and further complications due to the extent of tissue damage or the compromised state of the patient's health. These wounds are often difficult--or in the worst cases, impossible--to treat quickly and successfully with more conventional products. Physicians and hospitals need a therapy that addresses the special needs of these wounds with high levels of clinical and cost effectiveness. Given the high cost and infection risk of treating these patients in health care facilities, the ability to create healthy wound beds and reduce bacterial levels in the wound is particularly important.


         In the extended care and home care settings, different types of wounds, with different treatment implications, present the most significant challenges. Although a substantial number of acute wounds require post-discharge treatment, a majority of the challenging wounds in the home care setting are non-healing chronic wounds. These wounds often involve physiologic and metabolic complications such as reduced blood supply, compromised lymphatic system (the circulatory vessels or ducts in which the fluid bathing the tissue cells is collected and carried to join the bloodstream) or immune deficiencies that interfere with the body's normal wound healing processes. Diabetic ulcers, arterial and venous insufficiency wounds (wounds resulting from poor blood flow in the arteries or veins) and pressure ulcers are often slow-to-heal wounds. These wounds often develop due to a patient's impaired vascular and tissue repair capabilities. These conditions can also inhibit the patient's healing process, and wounds such as these often fail to heal for many months, and sometimes for several years. Difficult-to-treat wounds do not always respond to traditional therapies. Physicians and nurses look for therapies that can promote the healing process and overcome the obstacles of the patients' compromised conditions. They also prefer therapies that are easy to administer, especially in the home care setting, where full-time skilled care is generally not available. In addition, because many of these patients are not confined to bed, they want therapies which are minimally disruptive to their lives. Our products are designed to allow patients mobility to conduct normal lives while their wounds heal.

         The therapeutic value of our technology has been demonstrated in the wound care market. In addition to the over 600,000 treatments since the mid-1990s, clinical research supports the efficacy of our technology. Independent studies conducted by L.C. Kloth, et. al., in 1999 showed increased wound healing for pressure ulcers treated with the earlier generation of our products. In addition, studies conducted by Harvey N. Mayrovitz, Ph.D., et. al., in conjunction with EPI and published in peer-reviewed medical journals determined, through measured blood flow, that treatment with our technology improved blood flow in the extremities in diabetic patients who were vascularly impaired with foot ulcers. This physiological effect is important in the treatment of diabetic ulcers due to the fact that such non-healing diabetic wounds are primarily the result of impaired circulation in the area of the wounds. Most significantly, the CMS decision creating a National Coverage Determination for the use of electromagnetic therapy in chronic wound treatments found that electromagnetic therapy was analogous to direct electrical stimulation delivered through methods that differ from electromagnetic therapy. Although electrical stimulation, when properly administered, has been shown to be effective in treating recalcitrant wounds, it is much more labor intensive and difficult to apply effectively without direct contact with the wound site, while our products are virtually labor free and easy to operate without direct contact with the wound site as they are able to treat the target area through wound dressings.

         From 1991 to 1997, EPI marketed its products utilizing electrotherapeutic technologies primarily for use in nursing homes for the Medicare reimbursable treatment of chronic wounds, primarily pressure sores and diabetic leg ulcers, through a rental program. During such time the business grew at a rate of 12% per month to a monthly rental-billing rate of almost $300,000. However, due to changes in reimbursement policy made by CMS in 1997, which prohibited Medicare coverage of the use of this technology in the treatment of non-healing wounds, the nursing home revenue diminished significantly by 2001. As a result of the reimbursement policy changes, we began to:

              o market our products for use in nursing homes for the non-reimbursable treatment of pain and edema associated with acute and/or chronic wounds and for the non-reimbursable treatment of pain and edema following reconstructive or plastic surgery, both of which markets we continue to pursue today, and

              o consider other applications for use of the electrotherapeutic technologies, such as for therapeutic angiogenesis and vascularization for use in circulatory and cardiac impairment conditions.

         In December 2003, CMS reversed its policy and issued an NCD requiring reimbursement by Medicare for electromagnetic therapies for non-healing wounds, which became effective in July 2004. In response to this regulatory change, we have re-introduced our products into the chronic wound market, where we believe that our technology has retained its reputation for therapeutic effect.

         We continue to market our products for placement within surgical centers for use immediately post-operatively to reduce edema at the target area and a patient's pain, through a monthly and per-use rental program to physicians and patients. We anticipate that use of our products may be beneficial in a substantial number of general post-surgery recovery plans. We are seeking opportunities to place on a metered, pay-per-use or rental basis, our products in long-term care nursing facilities, long-term acute care hospitals, rehabilitation hospitals, acute care facilities, and in the home, through individual facilities, corporate nursing home and long-term acute care hospital chains and through regional and national contract therapy service companies that provide therapies to the nursing home industry, as well as through our own sales personnel and third-party sales organizations and distributors.

         Since 1997, a number of companies have entered into the wound care market and have developed technologies and products that are used for the treatment of chronic wounds, including those that are similar to our technologies and products, and the existence of these technologies and products in the market may make it more difficult for us to achieve widespread market acceptance of our products for the treatment of chronic wounds. Among the companies against whom we compete are Diapulse Corporation of America, Inc., which manufactures and markets devices that are deemed by the FDA to be substantially equivalent to certain of our products; Regenesis Biomedical, which manufactures and markets devices that are similar to our first generation device; BioElectronics Corporation, which develops and markets the ActiPatch(TM), a medical dermal patch that delivers PEMF therapy to soft tissue injuries; and Kinetics Concepts, Inc., which manufactures and markets negative pressure wound therapy devices in the wound care market. We also face competition from companies that have developed other forms of treatment, such as hyperbaric oxygen chambers, thermal therapies and hydrotherapy. Many of our competitors are well-established, and have substantially greater financial and other resources, research and development capabilities and more experience in obtaining regulatory approvals, manufacturing and marketing than we do. Our ability to commercially exploit our products must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of new medical processes, devices and products and their level of acceptance by the medical community. Our competitors may succeed in developing competing products and technologies that are more effective than our products and technologies, or that receive government approvals more quickly than our new products and technologies, which may render our existing and new products or technology uncompetitive, uneconomical or obsolete. See "Business - Competition."

         Plastic and Reconstructive Surgery

         We plan to increase marketing of our technology to the plastic and reconstructive surgery market. Plastic surgery patients are concerned about the length of post surgical recovery time and we believe that use of our technology can reduce the period of recovery in these procedures. Further, plastic surgery procedures are primarily elective in nature and expensive and are not dependent to the same extent on, nor as sensitive to, cost and reimbursement issues as in many other fields of medicine.

         A pilot clinical trial has also been conducted by the chairman of the Innovative Procedure Committee of the American Society for Aesthetic Plastic Surgery, or ASAPS. This randomized, prospective study examined the use of our technology post-surgically following laser facial resurfacing. This study, which was a placebo-controlled clinical study, yielded the following conclusions:

         o Edema and Pain Treatment Desirable. The labeled indication of our products, use in post-operative treatment of edema and pain, is suitable for the needs of the plastic surgery market.

         o ASAPS Position Statement. The study provided the basis for an official Position Statement being issued by ASAPS recognizing the efficacy of our technology at reducing edema and pain post-surgically.

We have received positive clinical observations by plastic surgeons, and affirmative consumer acceptance by their patients who participated in our beta test from 2001 to the present in the New York metro area and in Southern California where patients rented our product for in-home use following plastic surgery.

         We are also marketing the use of our products in compression garments, to the plastic surgery market. These "smart" compression garments will be activated at the time the garments are placed on the patient. This new technology will cycle on and off automatically throughout the day for up to 30 days. We believe this automatic cycling will virtually eliminate issues related to compliance by the patient with the physicians post-operative instructions which are associated with nearly all other interventions, including pharmaceuticals which require the patient to take medication at prescribed times, and enhance the overall recovery for the patients.


         POTENTIAL NEW MARKETS AND APPLICATIONS


         We are pursuing development and commercialization of new products as well as devoting resources to the testing, validation, and compliance with FDA regulatory requirements of new applications of our technology to address the needs of the angiogenesis and vascularization, stem cell, pain relief and hair loss reduction markets. We cannot assure you that we will be able to develop new products or expand the use of our technology for any of these additional markets or applications. Our ability to successfully expand the use of our technology for each of these applications will depend on a number of risks, including:

              o funding studies related to such applications through joint ventures or other strategic alliances or otherwise;

              o establishing the efficacy of such applications through our research and development efforts;

              o developing and commercializing new products utilizing our technology for such applications;

              o obtaining FDA clearance or approval for such technologies or applications; and

              o establishing market acceptance and reimbursement of our products for such uses.


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

         ANGIOGENESIS AND VASCULARIZATION MARKET


         We are devoting significant resources into the testing, validation, FDA regulatory requirements and commercialization of the angiogenic and vascular applications of our technology. We believe that the non-invasive application of a specific signal to improve cardiac circulation by creating new blood vessels could reduce the need for invasive procedures such as angioplasty and bypass surgery and long-term medication for atherosclerosis.

         o Evidence. Our technology has been shown, in published studies in peer-reviewed journals, to enhance blood flow and appears to confirm a significant portion of this effect as angiogenic, (i.e., the creation of new blood flow and vessels).

         o Mayrovitz Findings. In published studies by Harvey N. Mayrovitz, et. al., in a peer reviewed journal, our technology was shown to have an immediate impact in significantly increasing micro-vascular blood flow.

         o Strauch Findings. Recent research conducted by Dr. Berish Strauch, Chairman of the Plastic and Reconstructive Surgery Department of Montefiore Medical Center in New York City and a member of our Medical Advisory Board, demonstrated that our technology created a significant angiogenesis effect. These findings were presented at an international symposium in late 2003 and have been published in Plastic and Reconstructive Surgery, a respected peer-reviewed medical journal.

         o Patents. We have a patent pending that explicitly secures the angiogenic effects of our technology.


         o Research Program. We have developed a research program to more fully document the effects and produce the data required to further validate the current evidence that PEMF in target areas is able to promote angiogenesis within the body.


         o Pre-Market Approval. We are seeking to pursue the best regulatory strategies for advancing the technology including the possibility of commencing the filing of a pre-market approval application with the FDA.


         o Opportunity. We believe that the non-invasive application of this technology to permanently improve cardiac circulation by creating new blood vessels, known as "remodeling", could reduce the need for invasive procedures such as angioplasty and bypass surgery and long-term medication for atherosclerosis.


         We have concluded and published controlled animal studies, under the supervision of Dr. Berish Strauch, at the Montefiore Medical, which demonstrated significant angiogenesis in peripheral tissues in standard models. Based, in part on this initial information, an IRB-approved, double-blind randomized placebo-controlled clinical trial in patients who are not candidates for angioplasty or cardiac bypass surgery has commenced at The Cleveland Clinic Florida, a not-for-profit multispecialty medical group practice.

         The study, which will be the first controlled human clinical trial using our PEMF technology for a cardiac indication, will have the following three objectives:

              o to establish the safety of our PEMF technology in treatment of patients with ischemic cardiomyopathy;


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


              o to evaluate the efficacy of our PEMF technology on myocardial perfusion (the flow of blood through the heart), ventricular function (the function performance of the ventricle of the heart), clinical symptoms of angina (severe chest pains from the heart) and exercise tolerance after one and three-month treatments in patients with ischemic cardiomyopathy; and

              o to assess the sustainability of our PEMF technology on ischemic myocardium (the decrease in blood flow to the heart) two months after completion of the therapy.

The primary endpoint of the study is improvement in regional myocardial perfusion and function. The secondary endpoint of the study is improvement in patient angina and exercise tolerance. We believe that the effects of our PEMF technology on increasing blood flow and angiogenesis (the regeneration of new blood vessels) in chronically injured tissues, along with our non-invasive and non-pharmacological features, could provide potential as a therapeutic alternative for revascularization (the creation of new blood vessels), especially in patients for whom standard percutaneous or surgical revascularization is not suitable treatment.

         The human clinical trials are a pre-requisite to the filing of applications to the FDA to market PEMF for the indications set forth above; however, there can be no assurance that the results of such trials will be positive or even if the results are positive, that we will receive the requisite FDA clearance or approval for such indications. Further, although we expect that the human clinical trials will be completed during 2006, there can be no assurance that the trials will be completed within such timeframe. If we do not receive the requisite FDA clearance or approval to market PEMF technology for those indications, we will not be able to enter the angiogenesis and vascularization markets.


         STEM CELLS


         Stem cell research has focused, at least in the public debate, on the "kinds" of stem cells available for experimentation and eventual utilization. However, we believe that the bulk of stem cell implantations are not effective due to the lack of adequate blood supply. The body, especially in injured tissues resulting from various heart conditions and neurological disorders, does not provide nor produce sufficient new blood supply to support the introduction of new cells. We are seeking to develop the specific signals to accelerate the angiogenic process to enhance the body's ability to support the growth of these new cells. We believe that this application could improve the stem cell technologies that currently fail today. If we encounter delays in developing, or are unable to develop, the specific signals to accelerate the angiogenic process to enhance the body's ability to support the growth of these new cells, we may be delayed in, or may be prevented from, entering the stem cell market.


         PAIN RELIEF


         We have developed a small, compact, PEMF technology that is effective at reducing pain. We are preparing to market this technology into the consumer market, both at the prescription level and over-the-counter (OTC). In both cases, we intend to market the product against other pain treatments. Now that such commonplace medications have been required to carry warning labels due to potential dangerous side-effects (and some withdrawn altogether), we believe that there is a significant opportunity for a non-invasive, non-pharmacologic alternative that has efficacy and no known side-effects. We have also developed prototypes of this product; however, we must obtain regulatory clearance before marketing this product. Although we have not yet filed our clearance application with the FDA, we anticipate obtaining regulatory clearance in the United States by the end of 2006. However, we cannot assure you that we will be successful in obtaining such clearance and without such clearance, we will be unable to enter the pain relief market.


         HAIR LOSS REDUCTION


         We are exploring potential applications of our PEMF technology for the reduction of hair loss resulting from certain medical treatments and in hair transplant procedures. We have tested our technology in ergonomically configured applicators for use post-hair transplant. Use of our technology post-transplant is within our current cleared marketing activity with the FDA; however, the use of our technology for reducing hair loss or hair rejuvenation itself may require a specific study and could require us to apply for a pre-market approval application for such application. We are evaluating a joint venture or other strategic alliance in this market.


         Research Studies


         We have conducted, and are continuing to conduct, under the supervision of Dr. Diana Casper, research studies pursuant to our sponsored research agreements with Montefiore Medical Center relating to the potential benefits of our PEMF technology in connection with the treatment of Parkinson's disease and other neurodegenerative disorders. We have completed the first phase of such studies and based on the results of such studies, we have decided to commence a second phase. In addition, Dr. Casper received an NIH grant in the amount of $270,000 to commence research studies on increasing neuronal survival to potential future intervention in neurodegenerative diseases, such as Parkinson's Disease and Alzheimer's Disease. We also expect to commence research studies with respect to pain relief at Montefiore Medical Center under our sponsored research agreement and we may commence additional studies at other research facilities. We believe that two studies to validate consumer pain application for FTC purposes will be completed within four to six months from commencement and estimate that the aggregate cost of such studies will be approximately $200,000.


RESEARCH AND DEVELOPMENT


         Our research and development efforts continue on several fronts directly related to our technology, including our expansion into the angiogenesis and vascularization market, as well as new technologies and products. Following the development of new technologies and products by us, we may enter into joint ventures, license agreements or other relationships with third-parties to commercialize such technologies and products. Our research and development expenditures were $407,524 for the nine months ended December 31, 2005, $270,894 for the fiscal year ended March 31, 2005 and $0 for the fiscal year ended March 31, 2004.

         We are currently a party to two sponsored research agreements with Montefiore Medical Center pursuant to which we fund research in the fields of pulsed electro-magnetic frequencies and neurosurgery, each under the supervision of a principal investigator who is affiliated with Montefiore Medical Center. Our sponsored research agreement pursuant to which we fund research in the field of pulsed electro-magnetic frequencies under the supervision of Berish Strauch, M.D., of Montefiore Medical Center's Department of Plastic Surgery, commenced on October 17, 2004 and expires on December 31, 2009, subject to renewal in one-year increments by mutual agreement. Our sponsored research agreement pursuant to which we fund the research in the field of neurosurgery under the supervision of Diana Casper, Ph.D., of Montefiore Medical Center's Department of Neurosurgery, commenced on September 24, 2004 and expired on September 24, 2005; however, Diana Casper continues to conduct research in this field for which we have paid $23,000 and expect to pay an additional $46,000 during the next two fiscal quarters. Our sponsored research agreements provided for total payments to be made to Montefiore Medical Center of $524,435, payable at various times from September 2004 through April 2005. Montefiore Medical Center has been paid in full.


         Under each sponsored research agreement, Montefiore Medical Center is required to use its reasonable efforts to complete the applicable research project that is directed and controlled by the principal investigator, subject to informal consultation with our technical representative, Arthur A. Pilla, Ph.D. Under each agreement, Montefiore Medical Center is required to promptly disclose any discovery or invention made by it, the principal investigator or any other personnel in the performance of the research project, and title to any and all of such discoveries or inventions and all other intellectual property rights developed that relate to any of our products will be our sole and exclusive property. We also have the first option to obtain a worldwide royalty bearing license to all other inventions not owned by us that are conceived or made during the performance of the research project. Although Montefiore Medical Center and its employees have sole ownership of any copyrighted or copyrightable works (including reports and publications) that are created by them in the performance of the research project, we have an irrevocable royalty-free, nontransferable, non-exclusive right to copy and distribute research reports furnished to us under each agreement and to prepare, copy and distribute derivative works based on these research reports. Further, subject to certain limited exceptions, each of Montefiore Medical Center, the principal investigator and us are required to keep all confidential information of the other party in strict confidence for a period of five years after the end of the term of each agreement.


         In January 2006, we entered into a Master Clinical Trial Agreement with Cleveland Clinic Florida, a not-for-profit multispecialty medical group practice, to set forth the basic terms and conditions with respect to studies to be conducted by Cleveland Clinic Florida thereunder from time to time during the term of the agreement, which is from January 9, 2006 to January 9, 2009. The IRB approved a double-blind randomized placebo-controlled clinical trial in patients who are not candidates for angioplasty or cardiac bypass surgery, which has begun at the Cleveland Clinic Florida. The study is looking at the use of our PEMF technology on patients with ischemic cardiomyopathy, the primary endpoint of which will be the improvement in regional myocardial perfusion and function and the secondary endpoint of which will be improvement in patient angina and exercise tolerance.


INTELLECTUAL PROPERTY

         PATENTS


         We attempt to protect our technology and products through patents and patent applications. We have built a portfolio of patents and applications covering our technology and products, including its hardware design and methods. As of the date of this prospectus, we have three issued U.S. patents, seven non-provisional pending U.S. patent applications and three provisional U.S. patents pending covering various embodiments and end use indications for PEMF and related signals and configurations. The titles, patent numbers and normal expiration dates (assuming all the U.S. Patent and Trademark Office fees are paid) of our three issued U.S. patents are set forth in the chart below.


                                                                      Patent
         Title                                                        Number     Expiration Date
         -----                                                        ------     -----------------
         Apparatus  and  Method  for  Therapeutically  Treating
         Human Body Tissue with Electromagnetic Radiation             5723001    March 3, 2019
         Pulsed Radio Frequency Electrotherapeutic System             5584863    December 17, 2013
         Athermapeutic Apparatus Employing Electro-magnetic fields    5370680    December 6, 2011


         One of the pending non-provisional U.S. Patent applications covers basic signal configurations. We believe this to be a "seminal patent" as it describes our proprietary methodology for testing signal components, i.e. frequency, pulse rate, amplitude, etc. to achieve optimum biological responses for specific conditions. Our other patents pending cover a range of technologies, including specific embodiments and applications for treatment of various medical indications, improved application methods and adjunctive utilization with other therapeutic modalities.


         We also have applied for patent protection in several foreign countries. Because of the differences in patent laws and laws concerning proprietary rights, the extent of protection provided by U.S. patents or proprietary rights owned by us may differ from that of their foreign counterparts.


         We acquired certain rights to our three patents in August 1998, in connection with ADM Tronics' acquisition of certain assets then used by EPI in connection with the PEMF device business. Immediately subsequent to the acquisition, ADM Tronics transferred all of the assets acquired from EPI to us. The assets included all of the rights, title and interest in the PEMF business as well as the rights related to such three patents.


         TRADEMARKS


         As of the date of this prospectus, we have one registered trademark, SofPulse. Ivivi is among our non-registered trademarks. We currently have pending with the U.S. Patent & Trademark Office, an allowed application for trademark registration for Ivivi, applications for trademark/servicemark registration for our stylized Ivivi logo, Roma(3), Torino, electroceutical, electroceuticals, "Changing how you heal," "Changing the way you heal," and "The Technology of Life."


         PROTECTION OF TRADE SECRETS

         We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If our employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Most of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have and we may not be profitable if our competitors are also able to take advantage of our trade secrets.

SALES AND MARKETING


         We are currently marketing and generating revenues in the wound care and plastic surgery markets. In order to facilitate the marketing of our products, we have developed and intend to further develop relationships with sales and distribution companies currently operating in these markets. In the wound care market, we are focusing our marketing efforts on the long-term acute care hospitals because of the high concentration of wound care patients and fixed reimbursements from Medicare. In the plastic surgery market, we are currently focusing our efforts on surgical and minimally invasive procedures requiring compression garments, by establishing relationships with garment manufacturers and their principle distributors. We also intend to pursue additional markets and applications, assuming we obtain FDA approval, such as angiogenesis and vascularization for the treatment of certain circulatory impairment conditions and pain relief. As we develop additional products and technologies, we intend to develop the distribution arrangements for this market in concert with overall regulatory and marketing approaches.

         We are currently a party to, and intend to continue to seek, collaborative and strategic agreements to assist us in the marketing and distribution of our products. We are actively pursuing exclusive arrangements with strategic partners, having leading positions in our target markets, in order to establish nationwide, and in some cases worldwide, marketing and distribution channels for our products. Generally, under these arrangements, the strategic partners would be responsible for marketing, distributing and selling our products while we continue to provide the related technology, products and technical support. Through this approach, we expect to achieve broader marketing and distribution capabilities in multiple target markets.

         In order to attract the interest of qualified potential strategic partners, we have initiated, and will continue to initiate, distribution and sales of our products in target market areas. We expect to generate sales from such efforts and demonstrate market acceptance of our products in order to attract strategic partners to assume marketing, distribution and sales responsibilities for our products. As of the date of this prospectus, we have engaged 11 third-party distributors to assist us in penetrating the market by marketing our products in the United States. In addition, we have entered into an exclusive strategic agreement in the chronic wound market with a distributor for Canada. We have granted these distributors the exclusive right to distribute our products in select markets to LTACH's, acute care facilities, rehabilitation/wound centers, nursing homes and skilled nursing facilities. We have also contracted with one distributor to help us penetrate the home health care market. We intend to continue to generate revenues through the use of these distributors with the expectation of attracting strategic partners.

         We also believe that aiming messages directly to the public has been effectively used by the pharmaceutical industry, and we intend to pursue this approach as one of our marketing strategies. Additionally, we intend to market our current products and other products we develop through active solicitation of customers by exhibiting at trade shows, advertising in trade magazines and contracting with a network of sales/distributor organizations to solicit prospective customers. We also intend to add full and/or part-time employees to our sales and marketing staff following the consummation of this offering and also intend to increasingly utilize independent marketing organizations and manufacturer's representatives to promote our products on a commission basis.


MANUFACTURER AND SUPPLIERS

         MANUFACTURER

         We and ADM Tronics, our largest shareholder, are parties to a manufacturing agreement, pursuant to which ADM Tronics serves as the exclusive manufacturer of all current and future medical, non-medical electronic and other devices or products to be produced by us. Pursuant to the terms of the manufacturing agreement, for each product that ADM Tronics manufactures for us, we pay ADM Tronics an amount equal to 120% of the sum of (i) the actual, invoiced cost for raw materials, parts, components or other physical items that are used in the manufacture of the product and actually purchased for us by ADM Tronics, if any, plus (ii) a labor charge based on ADM Tronics' standard hourly manufacturing labor rate, which we believe is more favorable then could be attained from unaffiliated third-parties. We generally purchase and provide ADM Tronics with all of the raw materials, parts and components necessary to manufacture our products and, as a result, the manufacturing fee paid to ADM Tronics is generally 120% of the labor rate charged by ADM Tronics.

         ADM Tronics warrants the products it manufactures for us against defects in material and workmanship for a period of 90 days after the completion of manufacture. After such 90-day period, ADM Tronics has agreed to provide repair services for the products to us at its customary hourly repair rate plus the cost of any parts, components or items necessary to repair the products unless we provide such parts, components or items to ADM Tronics.

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

         Under our manufacturing agreement, all inventions, patentable or otherwise, trade secrets, discoveries, ideas, writings, technology, know-how, improvements or other advances or findings relating to our products and technologies shall be and become the exclusive proprietary and confidential information of our company or any person to whom we may have assigned rights therein. ADM Tronics has no rights in any such proprietary or confidential information and is prohibited from using or disclosing any of our proprietary or confidential information for its own benefit or purposes, or for the benefit or purpose of any other person other than us without our prior written consent. ADM Tronics has also agreed to cooperate with us in securing for us any patents, copyrights, trademarks or the like which we may seek to obtain in connection therewith. If ADM Tronics breaches any of the confidentiality agreements contained in our manufacturing agreement, or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. We and ADM Tronics have agreed that all future technologies and products utilizing non-invasive electrotherapeutic technologies will be developed and commercialized by us and not ADM Tronics, unless we elect not to pursue such technologies and products.

         Since ADM Tronics is the exclusive manufacturer of all of our current and future products, if the operations of ADM Tronics are interrupted or if our orders or orders of other ADM Tronics customers exceed the manufacturing capabilities of ADM Tronics, ADM Tronics may not be able to deliver our products to us on time and we may not be able to deliver our products to our customers on time. Under the terms of the agreement, if ADM Tronics is unable to perform its obligations under our manufacturing agreement or is otherwise in breach of any provision of our manufacturing agreement, we have the right, without penalty, to engage third parties to manufacture some or all of our products. In addition, if we elect to utilize a third-party manufacturer to supplement the manufacturing being completed by ADM Tronics, we have the right to require ADM Tronics to accept delivery of our products from these third-party manufacturers, finalize the manufacture of the products to the extent necessary for us to comply with FDA regulations and ensure that the design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process have been met.


         As the exclusive manufacturer of our products, ADM Tronics is required to comply with QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process. In addition, ADM Tronics' manufacturing facility is required to be registered as a medical device manufacturing site with the FDA and is subject to inspection by the FDA. ADM Tronics has been registered by the FDA as a Registered Medical Device Establishment since 1988, allowing it to manufacture medical devices in accordance with procedures outlined in FDA regulations, which include quality control and related activities. Such registration is renewable annually and although we do not believe that the registration will fail to be renewed by the FDA, there can be no assurance of such renewal. The failure of ADM Tronics to obtain any annual renewal would have a material adverse effect on us if we were not able to secure another manufacturer of our product. If ADM Tronics fails to comply with these requirements, we will need to find another company to manufacture our products, which could delay the shipment of our product to our customers.


         We believe that it could take approximately 30-45 days to secure a third-party manufacturer to supplement ADM Tronics' manufacturing capabilities and approximately 90-120 days to replace ADM Tronics as our sole manufacturer. However, although we believe that there a number of third-party manufacturers, other than ADM Tronics, available to us, we cannot assure that we would be able to secure another manufacturer on terms favorable to us or at all or how long it will take us to secure such manufacturing.

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


         The initial term of the agreement expires on March 31, 2008, subject to automatic renewals for additional one-year periods, unless either party provides three months' prior written notice to the other prior to the end of the relevant term of its desire to terminate the agreement.


         SUPPLIERS

         We purchase and provide ADM Tronics with the raw materials, parts, components and other items that are required to manufacture our products. We rely on a single or limited number of suppliers for such raw materials, parts, components and other items. Although there are many suppliers for each of these raw materials, parts, components and other items, we are dependent on a limited number of suppliers for many of the significant raw materials and components. We do not have any long-term or exclusive purchase commitments with any of our suppliers. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our raw materials and components used in our products in a timely manner. If we are unable to obtain ample supply of product from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers' orders which could reduce our revenues and adversely affect our relationship with our customers.

COMPETITION


         The manufacture, distribution and sale of medical devices and equipment designed to relieve swelling and pain or to treat chronic wounds is highly competitive and many of our competitors possess significant product sales, and greater experience, financial resources, operating history and marketing capabilities than us. For example, Diapulse Corporation of America, Inc. manufactures and markets devices that are deemed by the FDA to be substantially equivalent to some of our products, Regenisis Biomedical manufactures and markets a device that is similar to our first generation device; BioElectronics Corporation develops and markets the ActiPatch(TM), a medical dermal patch that delivers PEMF therapy to soft tissue injuries; and Kinetics Concepts, Inc. manufactures and markets negative pressure wound therapy devices in the wound care market. A number of other manufacturers, both domestic and foreign, and distributors market shortwave diathermy devices that produce deep tissue heat and that may be used for the treatment of certain of the medical conditions that our products are used for. Our products may also compete with pain relief drugs as well as pain relief medical devices, as well as other forms of treatment, such as hyperbaric oxygen chambers, thermal therapies and hydrotherapy. Other companies with substantially larger expertise and resources than ours may develop or market new products and technologies that directly compete with our current products or other products or technologies developed by us and which may achieve more rapid acceptance in the medical community. Several other companies manufacture medical devices based on the principle of electrotherapeutic technologies for applications in bone healing and spinal fusion, and may adapt their technologies or products to compete directly with us. Also, universities and research organizations may actively engage in research and development to develop technologies or products that will compete with our technologies and products. Barriers to entry in our industry include (i) a large investment in research and development; (ii) numerous costly and time-consuming regulatory hurdles to overcome before any products can be marketed and sold; (iii) high costs for marketing and for building an effective distribution network; and (iv) the ability to obtain financing during the entire start up period.

         We believe that in order to become, and continue to be, competitive, we will need to develop and maintain competitive products and take and hold sufficient market share. Our methods of competition include (i) continuing our efforts to develop and sell products, which, when compared to existing products, perform more efficiently and are available at prices that are acceptable to the market; (ii) displaying our products and providing associated literature at major industry trade shows; (iii) initiating discussions with and educating the medical community to develop interest in our products; and (iv) pursuing alliance opportunities for the distribution of our products. We further believe that our competitive advantages with respect to our products include:

              o the clinical efficacy of our technology and products, as documented in publications regarding the efficacy of the technology underlying our products and the clinical research and studies performed with respect to our products, and as reinforced by the FDA clearance of our products for the treatment of edema and pain in soft tissue and Medicare's reimbursement for the use of electromagnetic therapy for the treatment of chronic wounds;


              o the benefits of treatments utilizing our products, which include treatments that are non-invasive and painless, are free from known side-effects and are not susceptible to overdose or abuse, do not require special training to implement, may be applied to any part of the body and do not require prescriptions;


              o our continued efforts to protect the technology relating to our products through patents and trade secrets, including three existing patents, seven non-provisional U.S. patent applications and three provisional U.S. patents pending; and

              o the relevant experience of the members of our advisory boards, the Medical Advisory Board, which includes, among others, Dr. Berish Strauch, an internationally recognized surgeon, and the Scientific Advisory Board, which is led by Dr. Arthur Pilla, a principal innovator in PEMF technology.


MANAGEMENT SERVICES


         In order to keep our operating expenses manageable, we and ADM Tronics are parties to a management services agreement under which ADM Tronics provides us and its other subsidiaries with management services and allocates portions of its real property facilities for use by us and the other subsidiaries for the conduct of our respective businesses. As we intend to add employees to our marketing and sales staff and our administrative staff following the consummation of this offering, we expect our reliance on the use of the management services of ADM Tronics to be reduced significantly following this offering.


         The management services provided by ADM Tronics under the management services agreement include managerial and administrative services, marketing and sales services, clerical and communication services, the maintenance of a checking account and the writing of checks, the maintenance of accounting records and other services in the ordinary course of business. We pay ADM Tronics for such services on a monthly basis pursuant to an allocation determined by ADM Tronics and us based on a portion of its applicable costs plus any invoices it receives from third parties specific to us.

         We also use office, manufacturing and storage space in a building located in Northvale, NJ, currently leased by ADM Tronics, pursuant to the terms of the management services agreement. ADM Tronics determines the portion of space allocated to us and each other subsidiary on a monthly basis, and we and the other subsidiaries are required to reimburse ADM Tronics for our respective portions of the lease costs, real property taxes and related costs. See "Business - Properties."

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

GOVERNMENT REGULATION

         Our product is a medical device subject to extensive and rigorous regulation by the FDA, as well as other regulatory bodies. The FDA regulations govern the following activities that we perform and will continue to perform to help ensure that medical products distributed worldwide are safe and effective for their intended uses:

         o    product design and development;

         o    product testing;

         o    product manufacturing;

         o    product safety;

         o    product labeling;

         o    product storage;

         o    record keeping;

         o    pre-market clearance or approval;

         o    advertising and promotion;

         o    production; and

         o    product sales and distribution.


On January 17, 1991, EPI received FDA clearance for commercial marketing of products utilizing PEMF technology for the treatment of pain and edema in soft tissue pursuant to a 510(k) pre-market notification.


         FDA'S PRE-MARKET CLEARANCE AND APPROVAL REQUIREMENTS

         Unless an exemption applies, each medical device we wish to commercially distribute in the United States will require either prior 510(k) clearance or pre-market approval (PMA) from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a pre-market notification requesting permission to commercially distribute the device. This process is generally known as 510(k) clearance. Some low risk devices are exempt from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in class III, requiring pre-market approval.

         510(k) CLEARANCE PATHWAY

         When a 510(k) clearance is required, we must submit a pre-market notification demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of pre-market approval applications. By regulation, the FDA is required to clear or deny a 510(k) pre-market notification within 90 days of submission of the application. As a practical matter, clearance often takes significantly longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence.

         PRE-MARKET APPROVAL PATHWAY


         A pre-market approval application must be submitted to the FDA if the device cannot be cleared through the 510(k) process. The process of submitting a satisfactory pre-market approval application is significantly more expensive, complex and time consuming than the process of establishing "substantial equivalence" to a device marketed prior to 1976 pursuant to a pre-market notification and requires extensive research and clinical studies. A pre-market approval application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA's satisfaction the safety and effectiveness of the device. Upon completion of these tasks, an applicant is required to submit to the FDA all relevant clinical, animal testing, manufacturing, laboratory specifications and other information. If accepted for filing, the application is further reviewed by the FDA and subsequently may be reviewed by an FDA scientific advisory panel comprised of physicians, statisticians and other qualified personnel. A public meeting may be held before the advisory panel in which the pre-market approval application is reviewed and discussed. Upon completion of such process, the advisory panel issues a favorable or unfavorable recommendation to the FDA or recommends approval with conditions. The FDA is not bound by the opinion of the advisory panel. The FDA may conduct an inspection to determine whether the applicant conforms with QSR guidelines. If the FDA's evaluation is favorable, the FDA will subsequently publish a letter approving the pre-market approval application for the device for a mutually agreed upon indication of use. Interested parties can file comments on the order and seek further FDA review. The pre-market approval process may take several years and no assurance can be given concerning the ultimate outcome of pre-market approval applications submitted by an applicant.

         No device that we have developed has required pre-market approval. In January 1991, however, the FDA advised EPI of its determination to treat the MRT100, the first product produced, as a class III device. The FDA retains the right to require the manufacturers of certain Class III medical devices to submit a pre-market approval application in order to sell such devices or to promote such devices for specific indications. To date, we have not been asked by the FDA to seek pre-market approval for our products; however, there can be no assurance that we will not be required to do so and that, if required, we will be able to comply with such requirement.


         PERVASIVE AND CONTINUING REGULATION

         After a device is placed on the market, numerous regulatory requirements apply. These include:

         o quality system regulations, or QSR, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

         o labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or "off-label" uses;

         o medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur; and

         o post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.


         The FDA has broad post-market and regulatory enforcement powers. We are subject to unannounced inspections by the FDA to determine our compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of ADM Tronics, the exclusive manufacturer of our products, or any other manufacturing subcontractors that we may engage. ADM Tronics has been registered by the FDA as a Registered Medical Device Establishment allowing it to manufacture medical devices in accordance with procedures outlined in FDA regulations which include quality control and related activities. Such registration is renewable annually and although we do not believe that the registration will fail to be renewed by the FDA, there can be no assurance of such renewal. The failure of ADM Tronics to obtain any annual renewal would have a material adverse effect on us if we were not able to secure another manufacturer of our product.


         Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:


         o    fines, injunctions and civil penalties;


         o    recall or seizure of our products;

         o operating restrictions, partial suspension or total shutdown of production;

         o refusing our requests for 510(k) clearance or pre-market approval of new products or new intended uses;

         o withdrawing 510(k) clearance or pre-market approvals that are already granted; and

         o    criminal prosecution.

         The FDA also has the authority to require us to repair, replace or refund the cost of any medical device that has been manufactured for us or distributed by us. If any of these events were to occur, they could have a material adverse effect on our business.

         We also are subject to a wide range of federal, state and local laws and regulations, including those related to the environment, health and safety, land use and quality assurance. We believe that we and ADM Tronics are in compliance with these laws and regulations as currently in effect, and our compliance with such laws will not have a material adverse effect on our capital expenditures, earnings and competitive and financial position.

         INTERNATIONAL REGULATIONS


         International sales of medical devices are subject to foreign governmental regulations, which vary substantially from country to country. The time required to obtain clearance or approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may be different. There can be no assurance that we will be successful in obtaining or maintaining necessary approvals to market our products in certain foreign markets, or obtain such approvals for additional products that may be developed or acquired by us.


         The primary regulatory environment in Europe is that of the European Union, which consists of 25 countries encompassing most of the major countries in Europe. Three member states of the European Free Trade Association have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. Other countries, such as Switzerland, have entered into Mutual Recognition Agreements and allow the marketing of medical devices that meet European Union requirements.

         The European Union has adopted numerous directives and European Standardization Committees have promulgated voluntary standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear a CE conformity marking (which stands for Conformite Europeenne), indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout the member states of the European Union, the member states of the European Free Trade Association and countries which have entered into a Mutual Recognition Agreement. The method of assessing conformity varies depending on the type and class of the product, but normally involves a combination of self-assessment by the manufacturer of the product and a third-party assessment by a Notified Body, an independent and neutral institution appointed by a country to conduct the conformity assessment. This third-party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's device. An assessment by a Notified Body in one member state of the European Union, the European Free Trade Association or one country which has entered into a Mutual Recognition Agreement is required in order for a manufacturer to commercially distribute the product throughout these countries. ISO 9001 and ISO 13845 certification are voluntary harmonized standards. Compliance establishes the presumption of conformity with the essential requirements for a CE Marking.

REIMBURSEMENT

         Our products are rented principally to nursing homes and extended care facilities that receive payment coverage for products and services they utilize from various public and private third-party payors, including the Medicare program and private insurance plans. As a result, the demand and payment for our products are dependent, in part, on the reimbursement policies of these payors. The manner in which reimbursement is sought and obtained for any of our products varies based upon the type of payor involved and the setting to which the product is furnished and in which it is utilized by patients.


         We cannot determine the effect of changes in the healthcare system or method of reimbursement for our products or any other products that may be produced by us in the United States. For example, from 1991 to 1997, products utilizing our technology were marketed primarily for use in nursing homes for the Medicare reimbursable treatment of chronic wounds through a rental program. Due to changes in reimbursement made by CMS, in 1997, which prohibited Medicare coverage of the use of the technology used in our products in the treatment of non-healing wounds, the nursing home revenue diminished significantly by 2001 and we pursued alternative markets and applications for use of our technology. In December 2003, CMS reversed its policy and issued an NCD providing for Medicare reimbursement for electromagnetic therapies for non-healing wounds, which became effective in July 2004. In response to this significant regulatory change, we re-entered the wound care market.


         We believe that government and private efforts to contain or reduce health care costs are likely to continue. These trends may lead third-party payors to deny or limit reimbursement for our products, which could negatively impact the pricing and profitability of, or demand for, our products.

         MEDICARE

         Medicare is a federally funded program that provides health coverage primarily to the elderly and disabled. Medicare is composed of four parts: Part A, Part B, Part C and Part D. Medicare Part A (hospital insurance) covers, among other things, inpatient hospital care, home health care and skilled nursing facility services. Medicare Part B (supplementary medical insurance) covers various services, including those services provided on an outpatient basis. Medicare Part B also covers medically necessary durable medical equipment and medical supplies. Medicare Part C, also known as "Medicare Advantage," offers beneficiaries a choice of various types of health care plans, including several managed care options. Medicare Part D is the new Voluntary Prescription Drug Benefit Program, which becomes effective in 2006. The Medicare program has established guidelines for the coverage and reimbursement of certain equipment, supplies and support services. In general, in order to be reimbursed by Medicare, a

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

health care item or service furnished to a Medicare beneficiary must be reasonable and necessary for the diagnosis or treatment of an illness or injury or to improve the functioning of a malformed body part and not otherwise excluded by statute. In October 2004, CMS issued a quarterly update that allows skilled nursing facilities, or SNFs, and providers of healthcare in the home to use the electromagnetic therapy code in the Healthcare Common Procedure Code System, the standardized coding system developed by CMS to ensure that Medicare reimbursement claims are processed in an orderly and consistent manner for consolidated billing enforcement. Although CMS has provided for reimbursement for the use of electromagnetic therapy by SNFs, CMS has not yet provided for reimbursement for the use of electromagnetic therapy by providers of healthcare in the home. However, we are pursuing obtaining clearance for use of electromagnetic therapy by providers of healthcare in the home, but we may not be able to obtain such clearance.

         The methodology for determining the amount of Medicare reimbursement of our products varies based upon, among other things, the setting in which a Medicare beneficiary receives health care items and services.

         HOSPITAL SETTING

         Since the establishment of the prospective payment system in 1983, acute care hospitals are generally reimbursed for certain patients by Medicare for inpatient operating costs based upon prospectively determined rates. Under the prospective payment system, or PPS, acute care hospitals receive a predetermined payment rate based upon the Diagnosis-Related Group, or DRG, which is assigned to each Medicare beneficiary's stay, regardless of the actual cost of the services provided. Certain additional or "outlier" payments may be made to a hospital for cases involving unusually high costs or lengths of stay. Accordingly, acute care hospitals generally do not receive direct Medicare reimbursement under PPS for the distinct costs incurred in purchasing or renting our products. Rather, reimbursement for these costs is included within the DRG-based payments made to hospitals for the treatment of Medicare-eligible inpatients who utilize the products. Long-term care and rehabilitation hospitals also are now paid under a PPS rate that does not directly account for all actual services rendered. Since PPS payments are based on predetermined rates, and may be less than a hospital's actual costs in furnishing care, hospitals have incentives to lower their inpatient operating costs by utilizing equipment and supplies, such as our products, that will reduce the length of inpatient stays, decrease labor or otherwise lower their costs. In addition, the amount that the hospital receives under PPS could limit the amount that we could charge a hospital for the use of our products.

         Certain specialty hospitals also use our products. Such specialty hospitals are exempt from the PPS and, subject to certain cost ceilings, are reimbursed by Medicare on a reasonable cost basis for inpatient operating and capital costs incurred in treating Medicare beneficiaries. Consequently, such hospitals may have additional Medicare reimbursement for reasonable costs incurred in purchasing or renting our products. There has been little experience with PPS for long-term care and rehabilitation hospitals. A final rule for rehabilitation hospital PPS became effective on January 1, 2002. A final ruling was published in August 2002 implementing PPS for long-term care hospitals with a phased-in transition period, effective October 1, 2002. We cannot predict the impact of the rehabilitation hospital PPS or the long-term care hospital PPS on the health care industry or on our financial position or results of operations.

         SKILLED NURSING FACILITY SETTING

         On July 1, 1998, reimbursement for SNFs under Medicare Part A changed from a cost-based system to a prospective payment system which is based on resource utilization groups ("RUGs"). Under the RUGs system, a Medicare patient in a SNF is assigned to a RUGs category upon admission to the facility. The RUGs category to which the patient is assigned depends upon the medical services and functional support the patient is expected to require. The SNF receives a prospectively determined daily payment based upon the RUGs category assigned to each Medicare patient. These payments are intended generally to cover all inpatient services for Medicare patients, including routine nursing care, capital-related costs associated with the inpatient stay and ancillary services. Effective July 2002, the daily payments were based on the national average cost. Although the Refinement Act and BIPA increased the payments for certain RUGs categories, certain provisions of the Refinement Act and BIPA covering these payment increases expired on September 30, 2002 and, in effect, the RUGs rates for the most common categories of SNF patients decreased. Because the RUGs system provides SNFs with fixed daily cost reimbursement, SNFs have become less inclined to use products which had previously been reimbursed as variable ancillary costs.

PRODUCT LIABILITY AND INSURANCE


         We may be exposed to potential product liability claims by those who use our products. Therefore, we maintain a general liability insurance policy, which includes aggregate product liability coverage of $2,000,000 for products.


         We believe that our present insurance coverage is adequate for the types of products currently marketed. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that the present level of coverage, or increased coverage, will be available in the future at a reasonable cost.

EMPLOYEES


         At December 31, 2005, we had ten full-time salaried employees in executive or managerial positions. Prior to the consummation of this offering, we intend to enter into employment agreements, with Andre' DiMino, our Chairman of the Board (who will resign from his position as Chairman of the Board and begin to serve as Vice Chairman of the Board and Co-Chief Executive Officer upon the effectiveness of the registration statement of which this prospectus forms a part), pursuant to which Mr. DiMino will be required to devote at least a majority of his work-time to Ivivi, and David Saloff, our President and Chief Executive Officer (who will resign from his position as Chief Executive Officer and begin to serve as our President and Co-Chief Executive Officer upon effectiveness of the registration statement of which this prospectus forms a part), as well as other key employees. ADM Tronics currently provides management, clerical, manufacturing, marketing and distribution services to us pursuant to a management services agreement. See "Certain Relationships and Related Transactions."

         We intend to add employees to our technical staff, sales and marketing staff and administrative staff following the consummation of this offering. We expect to use a portion of the net proceeds of this offering to pay the cost for such employees. See "Use Of Proceeds."


         We expect to add additional employees for sales, laboratory and research/development positions. We intend to increasingly utilize independent sales organizations and manufacturer's representatives to promote our products on a commission basis and thereby avoid the expense of creating an in-house sales capability.

         None of our employees are represented by unions or collective bargaining agreements. We believe that our relationships with our employees are good.

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PROPERTIES

         We are headquartered at 224-S Pegasus Avenue, Northvale, New Jersey. We also have research facilities located at 3120 De La Cruz Boulevard, Santa Clara, California.


         Our facilities located in Northvale, New Jersey consist of approximately 6,000 square feet of space, approximately 1,500 square feet of which is office space, 1,000 square feet of which is manufacturing space used by ADM Tronics and 3,500 square feet of which is storage space. These facilities are housed in part of 16,000 square feet of combined warehouse and office space currently leased by ADM Tronics from 224 Pegasus Avenue Associates of Englewood, NJ, pursuant to a lease that expires in June 2008. We and two other subsidiaries of ADM Tronics utilize portions of the leased space. Pursuant to a management services agreement to which we, ADM Tronics and ADM Tronics' other subsidiaries are parties, ADM Tronics determines, on a monthly basis, the portion of space utilized by us during such month, which may vary from month to month based upon the amount of inventory being stored by us and areas used by us for research and development, and we reimburse ADM Tronics for our portion of the lease costs, real property taxes and related costs based upon the portion of space utilized by us. We have incurred $29,360, $38,641 and $6,143 for the use of such space during the nine months ended December 31, 2005, the fiscal year ended March 31, 2005 and the fiscal year ended March 31, 2004, respectively.

         We also have research facilities located in Santa Clara, California. On July 23, 2004, we entered into a lease for this space with a month to month rent of $400.

         Although we believe that our existing facilities are suitable as office, storage and laboratory space, and are adequate to meet our current needs, we intend to seek additional office space subsequent to the consummation of this offering. We intend to pay the costs of any new lease for additional office space from the net proceeds of this offering. See "Use of Proceeds." We also believe that our insurance coverage adequately covers our interest in our leased space.


         We do not own any real property for use in our operations or otherwise.

LEGAL PROCEEDINGS


         On June 29, 2005, we filed a complaint against Regenesis Biomedical, Inc. in the United States District Court for the District of New Jersey, Docket No. 05-CV-3300 (JAP), alleging that Regenesis is infringing on one of our United States patents through its sales of a product that competes with our products. The Court has currently stayed all proceedings while the parties are engaging in settlement discussions to try to resolve the case.

         On May 25, 2005, we also filed a complaint against Regenesis, Virginia Rybski, Vice President of Sales and Marketing of Regenesis, Terrence Kennedy, Regional Sales Manager for the South Eastern Territories of Regenesis, Mary Ritz, President of Regenesis, and Frank George, Chief Science and Technology Officer of Regenesis, in the Superior Court of New Jersey - Law Division - Bergen County, Docket 3724-05, alleging breach of contract, tortious interference and conversion. We are seeking money damages and an injunction against future sales of the competing product. On July 5, 2005, the defendants filed a motion to dismiss for lack of personal jurisdiction or for failure to state a claim upon which relief can be granted. The Court denied the defendants' motion and permitted a period of discovery to determine jurisdiction as to defendants, Terrence Kennedy, Mary C. Ritz and Frank R. George.

         On August 17, 2005, we filed a complaint against Conva-Aids, Inc. t/a New York Home Health Care Equipment ("NYHCC"), in the Superior Court of New Jersey, Law Division, Docket No. BER-L-5792-05, alleging breach of contract with respect to a distributor agreement that we and NYHCC entered


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


into on or about August 1, 2004, pursuant to which (i) we appointed NYHHC as exclusive distributor of our products in a defined market place for so long as NYHHC secured a minimum number of placements of our products and (ii) NYHHC agreed to pay us $2,500 per month for each product shipped to NYHHC. By letter, dated August 9, 2005, we terminated the agreement due to NYHCC's failure to make the payments required under the agreement and failure to achieve the minimum number of placements required under the agreement. We are seeking various forms of relief, including (i) money damages, including amounts due under unpaid invoices in an aggregate amount of $236,560, (ii) an accounting and (iii) the return of our products. The defendants filed a motion to dismiss alleging lack of jurisdiction, which has not been completely decided. The Court permitted a period of discovery to determine the jurisdiction issue, which discovery is continuing.

         Other than the foregoing, we are not a party to, and none of our property is the subject of, any pending legal proceedings other than routine litigation that is incidental to our business. To our knowledge, no governmental authority is contemplating any such proceedings.


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                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         Our board of directors currently consists of three directors and will consist of seven directors upon the effective date of the registration statement of which this prospectus forms a part. One of our directors, Vincent DiMino, intends to resign, and we intend to add five additional directors, upon the effective date of the registration statement of which this prospectus forms a part and immediately prior to listing of our common stock on the American Stock Exchange. Four of our seven directors will be independent directors as defined under the American Stock Exchange listing standards. Set forth below is information concerning our current directors and executive officers and four of the five additional directors who will begin to serve upon the effective date of the registration statement of which this prospectus forms a part.



   NAME                             AGE   POSITION
   ----                             ---   --------
   Steven Gluckstern (1)            54    Chairman of the Board and Director
   Andre' DiMino (2)                50    Vice Chairman, Co-Chief Executive
                                          Officer, Chief Financial Officer and
                                          Director
   David Saloff (3)                 53    President, Co-Chief Executive
                                          Officer and Director
   Kenneth Abramowitz (4)(5)        55    Director
   Vincent DiMino (6)               74    Director
   Louis Ignarro, Ph.D. (4)(6)      64    Director
   Pamela Newman, Ph.D. (4)(5)(6)   58    Director


         -------------------------


         (1) Steven Gluckstern will begin to serve as Chairman of the Board and a director upon the effective date of the registration statement of which this prospectus forms a part and immediately prior to listing of our common stock on the American Stock Exchange.

         (2) Andre' DiMino currently serves as Chairman of the Board, Chief Financial Officer and a director. Mr. DiMino will resign from his position as Chairman of the Board, will begin to serve as Vice Chairman of the Board and as Co-Chief Executive Officer upon the effective date of the registration statement of which this prospectus forms a part and immediately prior to listing of our common stock on the American Stock Exchange.

         (3) David Saloff will resign from his position as Chief Executive Officer and begin to serve as President and Co-Chief Executive Officer upon the effective date of the registration statement of which this prospectus forms a part and immediately prior to listing of our common stock on the American Stock Exchange.

         (4) Each of Kenneth Abramowitz, Louis Ignarro and Pamela Newman will begin to serve as a director of our company upon the effective date of the registration statement of which this prospectus forms a part and immediately prior to the listing of our common stock on the American Stock Exchange

         (5) Each of Kenneth Abramowitz, Pamela Newman and ________ will begin to serve as member of the Audit Committee and as a member of the Compensation Committee upon the effective date of the registration statement of which this prospectus forms a part and immediately prior to the listing of our common stock on the American Stock Exchange.

         (6) Vincent DiMino will resign from his position as a director upon the effective date of the registration statement of which this prospectus forms a part and immediately prior to listing of our common stock on the American Stock Exchange.


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


         (7) Each of Pamela Newman, Louis Ignarro and _______ will begin to serve as a member of the Nominating and Corporate Governance Committee upon the effective date of the registration statement to which this prospectus forms a part and immediately prior to the listing of our common stock on the American Stock Exchange.

         STEVEN GLUCKSTERN will begin to serve as our Chairman of the Board and a director upon the effective date of the registration statement of which this prospectus forms a part. Mr. Gluckstern is an active private investor within numerous areas including alternative healthcare and non-traditional healing modalities. From March 2002 until February 2005, Mr. Gluckstern served as CEO of Azimuth Trust Company, LLC, a specialized alternative asset management firm, which he co-founded, offering asset allocation, portfolio construction, manager selection and comprehensive risk management. From 1988 to 1998 and then from 2001 to 2002, Mr. Gluckstern held a range of entrepreneurial, executive and financial positions within Zurich Financial Services including: Member of the Executive Committee of its Group Management Board; CEO of Zurich Global Assets; CEO of the then NYSE-traded Zurich Re (now Converium Holdings); and Chairman of both Zurich Capital Markets (hedge funds and specialty finance) and Zurich Scudder Investments (mutual funds). In 1998, Mr. Gluckstern co-founded Capital Z Partners, an alternative asset management firm that managed over $4 billion in two global funds. In 1988, Mr. Gluckstern and a partner co-founded Centre Reinsurance, the first specialty financial reinsurer which was subsequently acquired by the Zurich Group in 1993. Mr. Gluckstern served as general manager of a unit of the Berkshire Hathaway Insurance Group from December 1985 to December 1986. Prior to this, Mr. Gluckstern served as CFO of Healthco Inc., the then largest distributor of dental products in the world and as an investment banker at Lehman Brothers Kuhn Loeb. An Arjay Miller Scholar and 1982 M.B.A. graduate of the Stanford Graduate School of Business, Mr. Gluckstern also holds degrees from the University of Massachusetts at Amherst and Amherst College, where he currently serves as a member of its Board of Trustees.

         ANDRE' DIMINO has served as our Chairman of the Board, our Chief Financial Officer and a director since January 2004. Mr. DiMino will resign from his position as Chairman of the Board and begin to serve as Vice Chairman of the Board and Co-Chief Executive Officer and will continue to serve as a director, upon the effective date of the registration statement of which this prospectus forms a part. Mr. DiMino served as our President from 1989 until December 2003. Mr. DiMino also serves as the President and Chief Financial Officer of ADM Tronics Unlimited, Inc., a publicly traded technology-based developer and manufacturer of a diversified line of products and our largest shareholder, positions he has held since December 2001 after the passing of his father, Dr. Alfonso DiMino - the founder of ADM Tronics. Mr. DiMino served as the Chief Operating Officer and Chief Financial Officer of ADM Tronics from July 1991 to December 2001, and served as the Technical Director of ADM Tronics from January 1982 to June 1991. In addition to his finance and operating responsibilities, Mr. DiMino has been involved in research and product development for us and ADM Tronics. He holds several patents which have been assigned to us or ADM Tronics and has been responsible for the commercialization of medical device products and for regulatory aspects related to our business and the business of ADM Tronics. Mr. DiMino holds a Bachelor of Science degree in engineering and an MBA in Finance both from Fairleigh Dickinson University.

         DAVID SALOFF has served as our President and Chief Executive Officer and as a director since July 2004. Mr. Saloff will continue to serve as our President and a director and will resign as Chief Executive Officer and begin to serve as Co-Chief Executive Officer, upon the effective date of the registration statement of which this prospectus forms a part. Mr. Saloff has also served as a director of ADM Tronics since December 2001. From September 2003 to December 2003, Mr. Saloff was the President of Palisades Partners, a management consulting company. From November 1999 to September 2003, Mr. Saloff was the President of LifeWaves International, a health and wellness start-up company. In 1992,


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Mr. Saloff founded Electropharmacology, Inc., and was responsible for the design, development and subsequent FDA clearance of the original device (the
MRT) for the treatment of pain and edema in soft tissue. Prior to starting EPI, Mr. Saloff served as a consultant for DH Blair, Inc. in connection with the start up of Xsirius, Inc., a publicly traded research and development company involved in researching and developing advanced detection systems. In 1991, Mr. Saloff became the Chief Operating Officer of Xsirius, and Executive Vice President and Director of Advanced Photonix, Inc. (API), which was involved in the design and development of advanced solid state light detection systems as well as the production and marketing of conventional solid state detection components and a subsidiary of Xsirius which commenced trading on the Nasdaq Capital Market (formerly known as the Nasdaq SmallCap Market) in 1992. In 1982, Mr. Saloff joined Akros Manufacturing as President and co-owner, a medical device company, which was sold to Lumex (Cybex) Corp. in 1986. Mr. Saloff earned his Bachelor of Science degree in business from Adelphi University.

         KENNETH ABRAMOWITZ will begin to serve as a director upon the effective date of the registration statement of which this prospectus forms a part. Mr. Abramowitz has served as a Managing General Partner of NGN Capital since 2003. He joined NGN from The Carlyle Group in New York where he was Managing Director from 2001 to 2003, focusing on U.S. buyout opportunities in the healthcare industry. In July 2003, he transitioned to Senior Advisor at The Carlyle Group in order to devote the time necessary to create a dedicated healthcare fund. Prior to joining The Carlyle Group, Mr. Abramowitz worked as an Analyst at Sanford C. Bernstein & Co., where he covered the medical-supply, hospital-management and HMO industries for 23 years, after which he was an EGS Securities Healthcare Fund Manager. Mr. Abramowitz currently sits on the Board of Directors of ConnectiCare Holdings, Inc., a health maintenance organization, and Option Care, Inc., a corporation which files reports pursuant to the Securities Exchange Act of 1934. Mr. Abramowitz received a B.A. from Columbia University in 1972 and an M.B.A. from Harvard Business School in 1976.

         VINCENT DIMINO, who has served as a director since 1989, will resign from such position upon the effective date of the registration statement of which this prospectus forms a part. Mr. DiMino has served as the President of Production for ADM Tronics since 1969 and director of ADM Tronics since 1987. Mr. DiMino received a degree in Law from Palermo University.

         LOUIS IGNARRO, PH.D., will begin to serve as a director of our company upon the effective date of the registration statement of which this prospectus forms a part. Dr. Ignarro has been a Professor of Pharmacology at the UCLA School of Medicine since 1985. His current endowed position is the Jerome J. Belzer, MD, Distinguished Professor of Pharmacology. Dr. Ignarro's first research position after training was with the CIBA-Geigy Pharmaceutical Company and in 1973 took on his first academic position at Tulane Medical Center in the Department of Pharmacology. Dr. Ignarro has received many awards, including: The Basic Research Prize of the American Heart Association, Election into the National Academy of Sciences, Election into the Academy of Arts and Sciences, and the 1998 Nobel Prize in Physiology and Medicine. Dr. Ignarro received his Bachelor of Science degree in Pharmacy/Chemistry from Columbia University in 1962, and a Doctorate degree in Pharmacology/Physiology from the University of Minnesota in 1966. Dr. Ignarro did a postdoctoral fellowship at the N.I.H. in the Laboratory of Chemical Pharmacology from 1966 to 1968.

         PAMELA NEWMAN, PH.D. will begin to serve as a director of our company upon the effective date of the registration statement of which this prospectus forms a part. Since 1979, Dr. Newman has served as an international insurance broker, specializing in Fortune 500 clients worldwide, for AON Corporation, a world leader in integrated risk management, insurance and reinsurance brokerage. Before joining AON, Dr. Newman worked for Marsh & McLennan for 12 years and before that she worked for Peat, Marwick, Mitchell & Co. Dr. Newman also serves on the Board of Directors of each of RKO Pictures, an entertainment provider, and Interactive Metronome, Inc., on the Medical Center Advisory Board of the


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


New York Hospital-Cornell Medical Center and on the Board of the McGowan Transplant Center, the Brain Trauma Foundation and American ORT. Dr. Newman also serves on the Board of Trustees of The American University of Paris, the Corporate Board of Carnegie Hall and the Associate Committee of The Julliard School and is a Fellow of the Foreign Policy Association. Dr. Newman earned her Bachelor of Arts degree in English her Masters degree in English and her Doctorate degree in Communications from the University of Michigan.


         The terms of office of each executive officer and director expires upon the election of their respective successors. Vincent DiMino is Andre' DiMino's uncle. There are no other family relationships between any of our other executive officers or directors.

KEY EMPLOYEES AND CONSULTANTS

Set forth below is information concerning our key employees and consultants.


         NAME                     AGE    POSITION
         ----                     ---    --------
         Arthur Pilla, Ph. D.     69     Science Director
         Berish Strauch, M.D.     71     Consultant
         Sean Hagberg, Ph. D.     45     Chief Science Officer


         ARTHUR PILLA, PH. D. has served as our Science Director and Chairman of our Scientific Advisory Board since April 2004. Dr. Pilla was a co-founder of Electrobiology, Inc., a medical device company that developed the bone growth stimulator device that was sold to Biomet, Inc. in 1990, and he served as its Scientific Advisory Board Chairman from 1979 to 1989. Dr. Pilla has developed and patented pulsed radio frequency signals for use in the physical therapy of wound repair and pain relief. Dr. Pilla received his Ph.D., cum laude, from the University of Paris, France in 1964. He is a Professor Emeritus, Department of Orthopedics Mount Sinai School of Medicine, New York and Professor, Department of Biological Engineering, Columbia University, New York.


         DR. BERISH STRAUCH has served on our Medical Advisory Board since August 2004 and directs the "Center for Excellence in Bioelectromagnetic Studies" we established at Montefiore Medical Center. Dr. Strauch is an internationally known plastic surgeon, board certified in general surgery, plastic and reconstructive surgery and hand surgery. Dr. Strauch has conducted extensive clinical research using our technology and is the author of the 2000 study demonstrating the angiogenic properties of the technology. He has served as the Chairman of the Department of Plastic Surgery at Montefiore Medical Center and is a founder and first president of the American Society of Reconstructive Microsurgery, and has been an officer and committee member in numerous regional, national, and international professional organizations. Dr. Strauch is the senior editor of the three-volume Encyclopedia of Flaps, the senior author of the Atlas of Microsurgical Flaps, and co-author of the Atlas of Hand Anatomy and is also the founder and ongoing Editor-in-Chief of the Journal of Reconstructive Microsurgery. He received his medical degree form Columbia University in 1959, completed residency at Roosevelt Hospital in Plastic and Reconstructive surgery of the hand in 1961 and was a surgical fellow at Stanford University Hospital from 1966-1968.

         SEAN HAGBERG, PH. D. has served as our Chief Science Officer since
July 2004. Prior to joining Ivivi, Dr. Hagberg served as the Chief Knowledge Officer for LifeWaves International, a health and wellness startup company, from 2000 to 2004, where he oversaw knowledge based development, multiple clinical trials, raising investment capital, hardware and software development, technical and marketing writing, and FDA/FTC compliance. Prior to joining LifeWaves, Dr. Hagberg was a post-doctoral fellow in community medicine at Brown University medical school (1998-2000), served as technical analyst on the Rhode Island state-wide TOPPS II behavioral health program (1998-2000), as

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well as a consultant with the Decision Science Institute (1999-2001), and a principal in Brewer's Heaven, a start-up brewing concern (1999-2004). From 1997-1998 Dr. Hagberg served as associate administrator for Good Hope Hospital (owned by publicly traded Pioneer HealthCare), where he was responsible for building a successful adolescent behavior health program, outside marketing and contract management to private payors, including unions and other organizations. Dr. Hagberg has been responsible for building behavioral health triage systems for Managed Behavioral Healthcare Organizations and written and testified on significant healthcare legislation at the state level and co-authored Congressional reports on behavioral healthcare. Dr. Hagberg has co-authored NIH, SAMSHA and foundation grants and protocols. Dr. Hagberg received his Ph.D. in cultural anthropology from SUNY-Buffalo, where he was a Fellow in cognitive science. Dr. Hagberg completed a two-year NIH-funded post-doctoral training at the Brown University Department of Community Medicine, 1998-2000 and on was on the medical faculty from 1998-2004.


COMMITTEES OF THE BOARD OF DIRECTORS


         We currently do not have any standing committees. However, upon the effective date of the registration statement of which this prospectus forms a part, we will establish the following committees:

         Audit Committee. The Audit Committee will oversee and monitor our financial reporting process and internal control system, review and evaluate the audit performed by our outside auditors and report to the Board of Directors any substantive issues found during the audit. The Audit Committee will be directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The Audit Committee will also review and approve all transactions with affiliated parties. The Board of Directors will adopt a written charter for the Audit Committee. All members of the Audit Committee will be independent directors as defined under the American Stock Exchange listing standards. Each of Kenneth Abramowitz, Pamela Newman and _______ will begin to serve as member of the Audit Committee upon the effective date of the registration statement of which this prospectus forms a part and immediately prior to the listing of our common stock on the American Stock Exchange.

         Compensation Committee. The Compensation Committee will provide advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. The Committee will also review the compensation of the President and Co-Chief Executive Officers of Ivivi and will make recommendations in that regard to the Board of Directors as a whole. All members of the Compensation Committee will be independent directors as defined under the American Stock Exchange listing standards. Each of Kenneth Abramowitz, Pamela Newman and _______ will begin to serve as member of the Compensation Committee upon the effective date of the registration statement of which this prospectus forms a part and immediately prior to the listing of our common stock on the American Stock Exchange.

         Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will meet to recommend the nomination of Directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee will consider recommendations from shareholders if submitted in a timely manner in accordance with the procedures established in the Bylaws and will apply the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee will be independent directors as defined under the American Stock Exchange listing standards. Each of Pamela Newman, Louis Ignarro and __________ will begin to serve as a member of the Nominating and Corporate Governance Committee upon the effective date of the registration statement of which this prospectus forms a part and immediately prior to the listing of our common stock on the American Stock Exchange.

         It will be the policy of the Nominating and Corporate Governance Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. Stockholder nominees will be analyzed by the Nominating and Corporate Governance Committee in the same manner as nominees that are identified by the Nominating and Corporate Governance Committee. We will not pay a fee to any third-party to identify or evaluate nominees.

DIRECTOR COMPENSATION


         Our directors currently do not receive compensation for serving on our board of directors, but may receive reimbursement for travel and related expenses. From and after the effective date of the registration statement of which this prospectus forms a part, for each year of service as a director of our company, each non-employee director (other than Steven Gluckstern in his capacity as our Chairman of the Board, as discussed below) will receive $10,000. In addition, each non-employee director (other than Steven Gluckstern in his capacity as our Chairman of the Board) will receive options to purchase 20,000 shares of our common stock when such person is initially elected to our Board of Directors, and for each year of service as a director of our company thereafter, options to purchase 20,000 shares of our common stock, in each case at an exercise price per share equal to the fair market value price per share of our common stock on the grant date. Each of such options will fully vest one-third on the date of grant and one-third upon each of the first and second anniversaries of the date of grant.

         Upon the effective date of the registration statement of which this prospectus forms a part, Steven Gluckstern, who will begin to serve as our Chairman of the Board at such time, will receive options to purchase 698,750 shares of our common stock at an exercise price equal to the lesser of $5.11 and 85% of the initial public offering price per share, one-third of which options will vest upon the date of grant and one-third of which will vest on each one-year anniversary thereafter. Such options will expire on the tenth anniversary of the date of grant.


BOARD OBSERVER AND DESIGNATION RIGHT


         We have agreed, for a period of at least three years following the consummation of this offering, to engage a designee of Maxim Group LLC, one of the lead managing underwriters of this offering, as an observer to our board of directors, where the observer shall attend meetings of our board of directors and receive all notices and other correspondence and communications sent by us to members of our board of directors. In addition, the observer shall be entitled to reimbursement for all costs incurred by it in attending any meetings of our board of directors. In lieu of Maxim's right to designate an observer, Maxim shall have the right during the three-year period following the consummation of this offering, in its sole discretion, to designate one person for election as a director to our board of directors, and we have agreed to use our best efforts to obtain the election of the person so designated by Maxim, which person shall be entitled to receive compensation equal to the compensation of other non-employee directors, excluding for the purposes of determining the amount of such compensation, the Chairperson of any committee of our board of directors and any such other person whose compensation exceeds the average compensation of the remaining eligible board members by 10%. In addition, such director shall also be entitled to receive the same expense reimbursements and other benefits as any other non-employee director.

         Maxim further agrees that any such person that it designates for election as a director hereunder, will be "independent" as that term is defined by either the American Stock Exchange rules, if our securities are listed for trading on the American Stock Exchange at the time of such designation, or The Nasdaq Stock Market, Inc., if our securities are listed for trading on either the Nasdaq National Market or the Nasdaq Capital Market, or such other market on which our securities are traded, at the time of such designation. In the event that our securities are neither listed on the American Stock Exchange or the Nasdaq National Market or the Nasdaq Capital Market at the time of Maxim's designation, any such director will meet the independence requirements of the Sarbanes-Oxley Act of 2002.


MEDICAL ADVISORY BOARD


         We have established a panel of six medical advisors to assist management in its efforts with respect to clinical applications of our products. The medical advisors are set forth below:

         BARRY E. DIBERNARDO, M.D., FACS, is a board certified plastic surgeon with a diversified private surgical practice in Montclair, New Jersey. He is a Clinical Assistant Professor in the Department of Surgery University of Medicine and Dentistry of New Jersey. He received his M.D. from Cornell University Medical College, New York in 1984 with surgical training at Montefiore Medical Center - Albert Einstein College, Bronx, NY and Mount Sinai Medical Center. He is a member of the American Society of Plastic Surgeons.


         MEG JORDAN, PHD, RN, is a medical anthropologist, an international health journalist, editor and founder of American Fitness Magazine, and a radio/TV personality known as the Global Medicine Hunter(TM). Her syndicated columns, television reports, and special media projects cover health, wellness, integrative medicine, indigenous healing traditions and cultural trends. Dr. Jordan is the CEO of Global Medicine Enterprises, Inc., a health communications and research firm, which provide groundbreaking reports to television, newspapers and magazines. Her syndicated columns on health and wellness are distributed to over major newspapers and magazines worldwide. Dr. Jordan is a national keynote speaker, author of five books, editor of American Fitness magazine, and health talk radio host on Sirius Satellite and Health Radio Networks. She has served on numerous advisory boards, including the National Wellness Institute, California Association of Naturopathic Physicians, the California Institute of Integral Studies, Health Medicine Institute, and ValleyCare Health System.

         RICHARD LINCHITZ, MD, received his medical education at both the University of Lusanne, Switzerland, and Cornell University, where he received his M.D. in 1973. Dr. Linchitz is Board certified in Psychiatry, Neurology, Pain Medicine and Medical Acupuncture. For many years, Dr. Linchitz served as medical director of his own pain clinic in New York, was a regular speaker and media expert on the topic of chronic pain and served on numerous committees for the American Academy of Pain Medicine, where he served on the Board of Directors from 1995 to 1998. Dr. Linchitz has significant experience in the clinical practice of pain medicine, was active in establishing the field as a specialty and has been involved in the development of the field for over 20 years. In addition to his expertise in pain medicine, Dr. Linchitz has been studying alternative and complementary forms of therapy, and has recently finished a book on this topic and anticipates publication in early 2005.


         DR. LEONARD MAKOWKA, M.D., PH.D., FRCS(C), FACS, has served as a consultant to us since February 2004. Dr. Makowka received his M.D. degree from the University of Toronto Medical School in 1977, and Ph.D. from the University of Toronto's Department of Pathology in 1982. He has published over 400 articles and chapters in both clinical and basic scientific research and has lectured worldwide. Dr. Makowka is a distinguished clinical and transplantation surgeon and medical researcher. Between 1989 and 1995, Dr. Makowka was the Chairman of the Department of Surgery and Director of Transplantation Services at Cedars-Sinai Medical Center in Los Angeles, California. He was also Professor of Surgery at the UCLA School of Medicine. Dr. Makowka has retired from the active practice of medicine to pursue investment strategies and business development in healthcare, life sciences, finance and other industry sectors. Dr. Makowka was a Founding Partner in the syndicated radio company After MidNite Entertainment, Inc., which was purchased by Premiere Radio Networks in 1997 and now resides within the Clear Channel portfolio of companies. He was a shareholder in Metro Capital, Inc., a Canadian based company with significant real estate holdings in the Toronto area. Dr. Makowka was a Managing Director of Innovative Technology Partners LLC, a late stage technology venture fund. In 1999, Dr. Makowka founded Drive Thru Technology, a national provider of wireless and surveillance equipment for the restaurant and hospitality industries. He is currently a Managing Director of ITF Global Partners, an international financial advisory, strategic and a capital investment company. Dr. Makowka is actively involved as an advisor to or member of the Board of Directors of several companies. He has been a Corporate Member of Blue Shield of California since 1995. He served from 1998 until June 2003, on the Board of Directors of Hollis Eden Pharmaceuticals (NASDAQ: HEPH). He is a member of the Board of Directors of Kinemed, Inc., a biotech company. He is the Chief Scientific Advisor for Universal Detection Systems, a publicly traded company developing environmental monitoring technologies for bio-terrorism. Most recently, Dr. Makowka is a member of the Advisory Board for the UCLA School of Public Affairs.


         ROBERT J. SNYDER, D.P.M., F.A.C.F.A.S., CWS, is nationally recognized for his expertise in wound healing. In addition to his many board certifications, honors and awards, he is a Diplomat, American Academy of Wound Management; Diplomat, American Board of Podiatry Surgery; Fellow, American College of Foot and Ankle Surgery; and a Certified Wound Specialist. Dr. Snyder also published over 50 papers in the field of wound healing and has conducted research for major wound care companies.


         DR. BERISH STRAUCH, one of our key consultants, serves on our Medical Advisory Board.


SCIENTIFIC ADVISORY BOARD


         We have established a panel of two scientific advisors to assist management in its efforts with respect to the physical parameters of the technologies we use. The scientific advisors are set forth below:

         DR. ARTHUR PILLA, one of our key consultants, serves as the Chairman of our Scientific Advisory Board.


         DAVID J. MUEHSAM is a research associate at the Bioelectrochemistry Laboratory, Mt. Sinai School of Medicine in New York City, where he is involved in, among other things, research related to mathematical modeling and integration into biological and medical conditions and effects. Mr. Muehsam received his B.A. degree in Physics, Mathematics and Music from Hampshire College in 1987, and has published over 25 articles in both clinical and basic scientific research, with a primary emphasis on mathematical modeling and interpretation.

ADVISORY BOARD COMPENSATION


         Other than reimbursement for their expenses incurred on our behalf, members of our Medical Advisory Board and Scientific Advisory Board do not receive any compensation for services in their capacities as such. From time to time, members of our Medical Advisory Board and Scientific Advisory Board do receive consulting fees for consulting services they provide to us in their capacities as consultants.


EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid by us during the fiscal years ended March 31, 2005 and 2004 to our chief executive officer and our other executive officers whose salary and bonus for the year exceeded $100,000 and who served as an executive officer as of March 31, 2005. We did not have any employees prior to January 1, 2004.

                           SUMMARY COMPENSATION TABLE



                                        ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                                      -----------------------                        ----------------------
                                                                                              AWARDS
                                                                                              ------

                                        SALARY       BONUS      OTHER ANNUAL   RESTRICTED STOCK     NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION    YEAR    (DOLLARS)   (DOLLARS)    COMPENSATION   AWARDS               UNDERLYING OPTIONS
----------------------------   ----   ----------   ----------   ------------   ----------------     --------------------
Andre' DiMino                  2005   $   57,600            0              0              0                       0
 Chairman of the Board (1)     2004            0            0                       186,875(2)              325,000(3)
 and Chief Financial Officer

David Saloff (1)               2005   $  124,000            0   $      6,500(4)           0                       0
 President and Chief           2004            0            0                       398,125(5)              325,000(3)
 Executive Officer


---------------------


(1) Upon the effectiveness of the registration statement of which this prospectus forms a part, (i) Mr. DiMino will resign from his position as Chairman of the Board and begin to serve as Vice Chairman of the Board and Co-Chief Executive Officer and (ii) Mr. Saloff will resign from his position as Chief Executive Officer and begin to serve as President and Co-Chief Executive Officer.

(2) Represents shares of our common stock issued to Mr. DiMino in January 2004 for services rendered and to be rendered to us. Of these shares, 149,500 shares are subject to forfeiture and vest in four equal yearly installments on January 5 of each year through January 5, 2009.

(3) Represents (i) options to purchase 243,750 shares of our common stock at an exercise price of $.062 per share, which options vested 20% on the date of grant with the remaining options vesting in equal annual installments over the five year period following the date of grant and
         (ii) options to purchase 81,250 shares of our common stock at an exercise price of $.308 per share, which options vested 20% on the date of grant with the remaining options vesting in equal annual installments over the five year period following the date of grant.

(4) Represents the aggregate dollar value of insurance premiums paid by us with respect to the health insurance policy for Mr. Saloff and his family, which policy became effective on September 1, 2004.

(5) Represents shares of our common stock issued to Mr. Saloff in January 2004 for services rendered and to be rendered to us. Of these shares, 236,600 shares are subject to forfeiture and vest in five equal yearly installments on January 5 of each year through January 5, 2009.

         For the fiscal year ended March 31, 2005, Andre' DiMino, our Chairman and Chief Financial Officer (who will resign from his position as Chairman and begin to serve as Vice Chairman and Co-Chief Executive Officer upon the effectiveness of the registration statement of which this prospectus forms a part), received compensation from ADM Tronics for services rendered to ADM Tronics. Upon consummation of this offering, each of Mr. Saloff and Mr. DiMino will be entitled to receive an annual salary of $240,000. See "Employment Agreements."


OPTION GRANTS IN FISCAL 2005

         No options were granted to our chief executive officer or any of our other executive officers during the fiscal year ended March 31, 2005.

OPTION EXERCISES AND HOLDINGS

         The following table sets forth information concerning options exercised during our fiscal year ended March 31, 2005 and the value of unexercised options held by each of our executive officers at March 31, 2005.

                         OPTION VALUES AT MARCH 31, 2005


                                                       NUMBER OF
                                                 SECURITIES UNDERLYING
                          SHARES                   UNEXERCISED OPTIONS               VALUE OF
                         ACQUIRED                   AT MARCH 31, 2005         IN-THE-MONEY OPTIONS AT
                           ON                        (# OF SHARES)              MARCH 31, 2005 ($)(1)
                         EXERCISE     VALUE   ---------------------------   ---------------------------
NAME                    (# SHARES)  REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    ----------  --------  -----------   -------------   -----------   -------------
Andre' DiMino              --          --          87,750         156,000   $608,985      $1,082,640
                                                   29,250          52,000   $195,682      $1,309,112
David Saloff               --          --          87,750         156,000   $608,985      $1,082,640
                                                   29,250          52,000   $195,682      $1,309,112

----------------
(1) Options are "in-the-money" if, on March 31, 2005, the fair market value of our common stock exceeded the exercise price of those options. The amount shown under the column "Value of In-The-Money Options at March 31, 2005" is calculated by determining the difference between the aggregate fair market value of our common stock underlying the options on March 31, 2005 and the aggregate exercise price of the options. For purposes of this calculation, since there had been no public trading market for our common stock on March 31, 2005, the assumed initial public offering price $7.00 was used as the fair market value of our common stock on such date. Notwithstanding the foregoing, the assumed initial public offering price of $7.00 does not necessarily represent the actual per share value of our common stock on March 31, 2005.

STOCK ISSUANCES


         In January 2004, we issued an aggregate of 186,875 and 398,125 shares of our common stock to Andre' DiMino and David Saloff, respectively. Of the shares of our common stock issued to Mr. Saloff, 236,600 shares are subject to forfeiture and vest in five equal yearly installments on January 5 of each year through January 5, 2009. In addition, all of the shares issued to Mr. Saloff are subject to a voting agreement among Mr. Saloff, Mr. DiMino, Dr. Arthur Pilla, Dr. Berish Strauch, Sean Hagberg, Ed Hammel and Fifth Avenue Capital Partners. Under the voting agreement, in addition to the shares of common stock owned by Mr. DiMino, Mr. DiMino has the right to vote the shares of common stock held by the shareholders party thereto (including shares underlying options held by such shareholders), representing, as of the date of this prospectus, an aggregate of 1,527,825 additional shares of our common stock (including 169,000 shares issuable upon exercise of options held by David Saloff and an aggregate of 50,700 shares issuable upon exercise of options held by certain other shareholders, which options are exercisable within 60 days of the date of this prospectus). The voting agreement, with respect to shares of our common stock, and shares of our common stock underlying options, held by all of the shareholders other than Fifth Avenue Capital Partners shall terminate upon the second anniversary of the consummation of this offering. The shares held, or underlying options held, by Fifth Avenue Capital Partners will remain subject to such voting agreement indefinitely unless and until such right is terminated by Mr. DiMino and Fifth Avenue Capital Partners. See "Certain Relationships and Related Transactions."


EMPLOYMENT AGREEMENTS


         In connection with the offering described in this prospectus, we intend to enter into employment agreements with David Saloff to secure his continued service as President and his service as Co-Chief Executive Officer and with Andre' DiMino to secure his service as Vice Chairman of the Board and as Co-Chief Executive Officer. Each of these employment agreements will have a five-year term, which will be automatically extended prior to the end of then current term for successive one-year periods until either we or the executive notifies the other at least six months prior to the end of the term that such party does not wish to further extend it. Each of these agreements will provide for a minimum annual salary of $240,000, discretionary cash bonuses and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. Mr. DiMino's employment agreement will require Mr. DiMino to devote at least a majority of his work-time toward Ivivi.

         The terms of the proposed employment agreements will provide that each executive will be entitled to severance benefits if his employment is terminated without "cause" or if he resigns for "good reason" or following a "change in control" (as such terms will be defined in the employment agreements). During the term of the employment agreements and, in case of discharge with "cause" or resignation without "good reason," for a period of two years thereafter, the executives will be subject to (i) restrictions on competition with us and (ii) restrictions on the solicitation of our customers and executives. For all periods during and after the term, the executives will be subject to nondisclosure and confidentiality restrictions relating to our confidential information and trade secrets.


         In the event benefits provided for under the employment agreement or otherwise payable to the executive require the executive to pay additional taxes upon a change of control, we will pay the executive an amount sufficient to pay the excise tax and federal and state income and employment taxes in an amount not to exceed $1,000,000 arising from payments made by us to the executive. The effect of this provision is that we, and not the executives, bear the financial cost of the excise tax and we could not claim a federal income tax deduction for an excess parachute payment excise tax reimbursement or gross-up payment.

CONSULTING AGREEMENT


         On January 1, 2004, we entered into a consulting agreement with Dr. Berish Strauch pursuant to which we engaged Dr. Strauch to render consulting services to us for a term of six years with automatic one-year renewals. Pursuant to the consulting agreement, Dr. Strauch serves on our Medical Advisory Board and advises us on technological developments, future clinical and research applications and product development and efficacy in the pulsed magnetic frequencies field.

         In exchange for Dr. Strauch's consulting services pursuant to our consulting agreement, Dr. Strauch received 130,000 shares of our common stock, 16,250 of which vested immediately upon our entering into our consulting agreement with him, 17.5% of which vested on January 5, 2005 and the remaining 70% of which shall vest in four equal yearly installments on January 5 of each year from January 5, 2006 through January 1, 2009. In addition, we have agreed to pay Dr. Strauch an annual bonus (not to exceed $500,000) equal to the sum of 0.5% of that portion of our annual revenues in excess of $20 million and up to $80 million, 0.25% of that portion of our annual revenues in excess $80 million and up to $120 million and 0.1% of that portion of our annual revenues in excess of $120 million. We have also agreed to pay Dr. Strauch a royalty equal to 0.05% of revenues we receive for practicing and/or commercializing any "new inventions" (as such term is defined in the agreement) developed by Dr. Strauch under our agreement. Bonuses and royalties payable for the fiscal years ended March 31, 2006 and 2007 are subject to a cap of 10% of our pre-tax profit (after deduction of such bonuses and royalty payments) for such fiscal years. Bonuses and royalties payable under the consulting agreement are also subject to certain adjustments for returns, allowances or setoffs, to Dr. Strauch's compliance with the non-compete provisions of our consulting agreement and certain other restrictions.


         Dr. Strauch is entitled to benefits if our consulting agreement is terminated without "cause" or if he resigns for "good reason" or following a "change in control" (as such terms are defined in the consulting agreement). In the event of a termination without "cause" or if Dr. Strauch resigns for "good reason," the shares of common stock to which Dr. Strauch is entitled under the consulting agreement shall continue to vest in accordance with the terms thereof, and Dr. Strauch shall continue to receive royalties in accordance with the terms of the agreement and any bonuses earned by him prior to the termination or resignation. In the event of a termination following a change of control, all of the shares issuable to Dr. Strauch under the consulting agreement will automatically vest, and Dr. Strauch will continue to receive royalties in accordance with the terms of the agreement and bonuses for the remainder of the then-current term if we terminate Dr. Strauch, or bonuses earned prior to such termination if Dr. Strauch resigns.

         During the term of the consulting agreement and for a two-year period thereafter, Dr. Strauch will be subject to (i) restrictions on competition with us and (ii) restrictions on the solicitation of our customers and employees. During the term and for a five-year period thereafter, Dr. Strauch shall be subject to nondisclosure and confidentiality restrictions relating to our confidential information and trade secrets.


2004 SECOND AMENDED AND RESTATED STOCK OPTION PLAN

         In February 2005, our board of directors and shareholders adopted the 2004 Amended and Restated Stock Option Plan, which was amended and restated in February 2005 and further amended and restated in November 2005. The purpose of the 2004 Second Amended and Restated Stock Option Plan is to advance our interests by encouraging and enabling the acquisition of a personal financial interest in us for those employees and directors whose judgment and efforts we are largely dependent on for the successful conduct of our operations, and by those consultants, agents, independent contractors, advisors, professionals and other third parties whose contributions to our welfare may be recompensed in a manner that provides an ownership interest in us. An additional purpose of this Plan is to provide a means by which our employees and directors can acquire and maintain ownership in us, thereby strengthening their commitment to our success and their desire to remain in our employ.

         In furtherance of that purpose, the 2004 Second Amended and Restated Stock Option Plan authorizes the grant to our directors, executives and other key employees and consultants of incentive and/or non-qualified stock options.

         The maximum number of shares of our common stock with respect to which options may be granted pursuant to the 2004 Second Amended and Restated Stock Option Plan is initially 2,437,500, 1,544,888 shares of which have been granted at per share exercise prices ranging from $.062 to the initial public offering price per share. No participant may be granted options that exceed the number of shares issuable under the plan during any fiscal year.

         Shares issuable under the 2004 Second Amended and Restated Stock Option Plan may be either treasury shares or authorized but unissued shares. The number of shares available for issuance will be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in our capitalization. If an option is forfeited or expires without having been exercised, the shares subject to such option will again be available for issuance under the Plan.

         The 2004 Second Amended and Restated Stock Option Plan will be administered by a committee consisting of not less than two (2) members of the Board of Directors who are directors who are not also employees of Ivivi, or in the absence of such committee, the entire Board. The Board has not yet designated a committee (the "Committee") as administrator of the 2004 Second Amended and Restated Stock Option Plan. Except for certain options granted to non-employee directors (see "Director Options" and "Committee Chairman Options" below), the Committee when designated will determine the persons to whom options will be granted, the type of option and the number of shares to be covered by the option.

TYPES OF OPTIONS


         Stock Options. Options granted under the 2004 Second Amended and Restated Stock Option Plan may be "incentive stock options" ("Incentive Options") or stock options which are not incentive stock options ("Non-Incentive Options" and, collectively with Incentive Options, hereinafter referred to as "Options"). Incentive Options generally provide the employee with more effective tax treatment if the requirements described in the 2004 Second Amended and Restated Stock Option Plan are satisfied by the holder of the option. The Committee may determine the number of shares subject to each Option and the prices at which Options may be exercised (which, in the case of Incentive Options, shall not be less than the Fair Market Value, as defined by the Plan, of our common stock on the date of grant). Whether an Option will be an Incentive Option or a Non-Incentive Option, the time or times and the extent to which Options may be exercised and all other terms and conditions of Options, will be determined by the Committee.


         Each Incentive Option shall terminate no later than ten years from the date of grant, (five years in the case of an Incentive Option granted to a person possessing more than 10% of the total combined voting power of all shares of our stock or of a parent or subsidiary of ours ("10% Stockholder")). The exercise price at which the shares may be purchased with respect to Incentive Options may not be less than the Fair Market Value of shares of our common stock at the time the Option is granted (and not less than 110% of the Fair Market Value at the time the Option is granted with respect to Incentive Options granted to a 10% Stockholder. The exercise price at which the shares may be purchased with respect to Non-Incentive Options may not be less than 85% of the Fair Market Value of shares of our common stock at the time the Option is granted.

         The exercise price of the shares to be purchased pursuant to each Option shall be paid in full in cash, by tendering other shares of our common stock owned by the optionee, or such other method as may be authorized by the Committee.


         Director Options. Each non-employee director (other than Steven Gluckstern in his capacity as Chairman of the Board) will automatically be granted Non-Incentive Options ("Director Options") to acquire 20,000 shares of our common stock upon the consummation of this offering and when he or she first commences service on our Board and an additional 20,000 shares of our common stock on the date of our annual meeting of stockholders.

         The exercise price at which the shares may be purchased with respect to Director Options may not be less than the Fair Market Value of shares of our common stock at the time the Option is granted. Each Director Option shall terminate ten years from the date of grant. Director options shall vest as to one-third of the shares subject to the option upon the date of grant, and one-third upon each of the first and second anniversaries of the date of grant.

         Committee Chairman Options. Options may be granted Non-Incentive Options ("Committee Chairman Options") from time to time to each non-employee director that serves as a chairman of our audit committee, compensation committee or nominating and corporate governance committee.

         The exercise price at which the shares may be purchased with respect to Committee Chairman Options may not be less than the Fair Market Value of shares of our common stock at the time the Option is granted. Each Committee Chairman Option shall terminate ten years from the date of grant. Committee Chairman options shall vest as to one-third of the shares subject to the option upon the date of grant, and one-third upon each of the first and second anniversaries of the date of grant.

         Corporate Transactions. Upon a Corporate Transaction (as defined), any option carrying a right to exercise that was not previously exercisable shall become fully exercisable, except in certain circumstances were the options are assumed by the successor company.


         Transfers. Options granted under the 2004 Second Amended and Restated Stock Option Plan may not be transferred, pledged, mortgaged, hypothecated or otherwise encumbered other than by will or under the laws of descent and distribution, except that the Committee may permit transfers of options for estate planning purposes.

         Amendments and Terminations. The Board may amend, alter, suspend, discontinue or terminate the 2004 Second Amended and Restated Stock Option Plan at any time, except that any such action shall be subject to shareholder approval at the annual meeting next following such Board action if such shareholder approval is required by federal or state law or regulation or the rules of any exchange or automated quotation system on which our common stock may then be listed or quoted, or if the Board of Directors otherwise determines to submit such action for shareholder approval. In addition, no amendment, alteration, suspension, discontinuation or termination to the 2004 Second Amended and Restated Stock Option Plan may materially impair the rights of any participant with respect to any option without such participant's consent. Unless terminated earlier by action of the Board of Directors, the 2004 Second Amended and Restated Stock Option Plan shall terminate on January 5, 2014.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth information regarding ownership of shares of our common stock, as of the date of this prospectus and as of the date immediately following the offering:

         o by each person known to be the owner of 5% or more of our common stock

         o by each person who is, or will become upon effectiveness of the registration statement of which this prospectus forms a part, a director or named executive officer; and

         o by all persons who are, or who will become upon effectiveness of the registration statement of which this prospectus forms a part, directors and executive officers as a group.

         Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated. For purposes of the table below, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of any shares of common stock over which he or she has or shares, directly or indirectly, voting or investment power; or of which he or she has the right to acquire beneficial ownership at any time within 60 days after the date of this prospectus. As used in this prospectus, "voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares. Common stock beneficially owned and percentage ownership, before the offering and after the offering, were based on 4,745,000 and 9,137,899 shares outstanding, respectively. Unless otherwise indicated, the address of each beneficial owner is c/o Ivivi Technologies, Inc., 224-S Pegasus Ave., Northvale, NJ 07647.




NAME OF BENEFICIAL OWNERS,                  NUMBER OF SHARES OWNED   PERCENTAGE             PERCENTAGE OWNED
OFFICERS AND DIRECTORS                      BEFORE OFFERING          OWNED BEFORE OFFERING  AFTER OFFERING
--------------------------                  ----------------------   ---------------------  ----------------
ADM Tronics Unlimited, Inc. (1) .........           3,250,000                68.5%                35.6%
Andre' DiMino (1)(2) ....................           1,883,700                38.3%                20.2%
David Saloff (3) ........................             536,250                11.5%                 5.8%
Vincent DiMino (4) ......................              11,700                    *                    *
Kenneth Abramowitz (5) ..................              26,611                    *                    *
Steven Gluckstern (6) ...................             387,651                 7.5%                 4.1%
Louis Ignarro (7) .......................               6,666                    *                    *
Pamela Newman (8) .......................               6,666                    *                    *
Fifth Avenue Capital Partners (9) .......             349,375                 7.4%                 3.8%
All directors and executive
officers as a group (7 persons)(1)(10)...           2,475,744                47.0%                25.6%


----------------
*    Less than 1%.


(1) Andre' DiMino, our Chairman and Chief Financial Officer (who will resign from his position as Chairman and begin to serve as Vice Chairman and Co-Chief Executive Officer upon the effectiveness of the registration statement of which this prospectus forms a part), has the right to vote approximately 26% of the outstanding common stock of ADM Tronics Unlimited, Inc. In addition, Mr. DiMino, together with other members of the DiMino family, has the right to vote approximately 29% of the outstanding common stock of ADM Tronics Unlimited, Inc.

(2) Represents (i) 169,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus; (ii) 16,250 shares of common stock subject to a share purchase right agreement among Mr. DiMino, David Saloff, Steven Gluckstern and certain other shareholders pursuant to which Mr. Gluckstern has the right to purchase such shares from Mr. DiMino during the period from November 8, 2005 to November 8, 2010; (iii) 170,625 shares of common stock beneficially owned of record by Mr. DiMino; and
         (iv) 1,527,825 shares of common stock beneficially owned by Fifth Avenue Capital Partners, David Saloff and certain other of our shareholders which are subject to a voting agreement under which Mr. DiMino has the right to vote such shares. Mr. DiMino disclaims beneficial ownership of the shares beneficially owned by Fifth Avenue Capital Partners, David Saloff and such other shareholders. The voting agreement, with respect to shares held by, and shares underlying options held by, the shareholders party thereto, other than Fifth Avenue Capital Partners, shall terminate upon the second anniversary of the consummation of this offering, and with respect to 65,000 shares of such common stock, shall terminate upon the earlier to occur of the second anniversary of the consummation of this offering and the purchase of such shares by Mr. Gluckstern pursuant to the share purchase right agreement. Mr. DiMino shall have the right to vote the 349,375 shares of common stock beneficially owned by Fifth Avenue Capital Partners indefinitely unless and until such right is terminated by Mr. DiMino and Fifth Avenue Capital Partners. Excludes 156,000 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(3) Includes (i) 169,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus; (ii) 30,875 shares of common stock subject to a share purchase right agreement among Mr. Saloff, Mr. DiMino, Mr. Gluckstern and certain other shareholders pursuant to which Mr. Gluckstern has the right to purchase such shares from Mr. Saloff during the period from November 8, 2005 to November 8, 2010; and (iii) 367,250 shares of common stock beneficially owned by Mr. Saloff, all of which shares are subject to a voting agreement under which Mr. DiMino has the right to vote such shares. The voting agreement, with respect to 536,250 shares of our common stock (including 169,000 shares underlying options to purchase shares held by Mr. Saloff that are exercisable within 60 days of the date of this prospectus), shall terminate upon the second anniversary of the consummation of this offering and with respect to 30,875 shares of our common stock, shall terminate upon the earlier to occur of the second anniversary of the consummation of this offering and the purchase of such shares by Mr. Gluckstern pursuant to the share purchase right agreement. Of the shares beneficially owned by Mr. Saloff, 236,600 shares are subject to forfeiture and vest in five equal yearly installments on January 5 of each year through January 5, 2009. Excludes 156,000 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(4) Represents 11,700 shares of common stock issuable upon exercise of options that are exercisable within 60 days of the date of this prospectus. Excludes 20,800 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus. Vincent DiMino will resign from his position as a director upon the effective date of the registration statement of which this prospectus forms a part.

(5) Includes (i) 19,945 shares of common stock issuable upon automatic conversion of unsecured convertible notes upon consummation of this offering beneficially owned by Kenneth S. Abramowitz & Co., Inc., an investment fund wholly-owned by Mr. Abramowitz, assuming an initial public offering price of $7.00 per share; and (ii) 6,666 shares of common stock issuable upon exercise of options to purchase shares of our common stock that will be granted upon effectiveness of the registration statement of which this prospectus forms a part. Excludes 13,334 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(6) Includes (i) 79,780 shares of common stock issuable upon automatic conversion of unsecured convertible notes upon consummation of this offering beneficially owned by Ajax Capital LLC, an investment fund wholly-owned by Mr. Gluckstern, assuming an initial public offering price of $7.00 per share; and (ii) 81,250 shares of common stock issuable upon exercise of rights to purchase an aggregate of up to 81,250 shares of common stock during the period from November 8, 2005 to November 8, 2010 granted by Mr. DiMino, Mr. Saloff and certain other shareholders pursuant to a share purchase right agreement, 65,000 shares of which are subject to a voting agreement under which Mr. DiMino has the right to vote such shares; provided, however, that the voting agreement with respect to such shares shall terminate upon the earlier to occur of the second anniversary of the consummation of this offering and the purchase of such shares by Mr. Gluckstern pursuant to the share purchase right agreement; and (iii) 226,621 shares of our common stock issuable upon exercise of options to purchase shares of our common stock that will be granted upon effectiveness of the registration statement of which this prospectus forms a part. Excludes 251,802 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus. See footnote numbers (2) and (3).

(7) Represents 6,666 shares of our common stock issuable upon exercise of options to purchase shares of our common stock issuable upon exercise of options to purchase shares of our common stock that will be granted upon effectiveness of the registration statement of which this prospectus forms a part. Excludes 13,334 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(8) Represents 6,666 shares of our common stock issuable upon exercise of options to purchase shares of our common stock issuable upon exercise of options to purchase shares of our common stock that will be granted upon effectiveness of the registration statement of which this prospectus forms a part. Excludes 13,334 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(9) The address for Fifth Avenue Capital Partners is 42 Barrett Road, Lawrence, New York 11559. The shares are subject to a voting agreement under which Mr. DiMino has the right to vote such shares.

(10)     See footnotes (2) through (8).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We have entered into a management service agreement and a manufacturing agreement with ADM Tronics, our largest shareholder, each of which is described below. In addition, some of our officers and directors are also officers and directors of ADM Tronics. These relationships may cause conflicts of interests to arise between us and ADM Tronics.

REPAYMENT OF AMOUNTS TO ADM TRONICS


         We intend to use approximately $2.5 million of the net proceeds of this offering to repay amounts payable to ADM Tronics, our largest shareholder, that were incurred in connection with the funding of operations under the terms of our management services agreement with ADM Tronics, as well as in connection with the manufacturing of our products under the terms of our manufacturing agreement with ADM Tronics since 1998. As of September 30, 2005, we owed approximately $2.6 million to ADM Tronics. No interest is payable on this amount. Mr. DiMino, our Chairman and Chief Financial Officer (who will resign from his position as Chairman of the Board and begin to serve as Vice Chairman of the Board and Co-Chief Executive Officer upon the effectiveness of the registration statement of which this prospectus forms a part), together with members of his family, own approximately 29% of the outstanding common stock of ADM Tronics.


REPAYMENT OF AMOUNTS TO THE ESTATE OF DR. ALFONSO DIMINO

         In March 2005, we repaid the outstanding principal and interest in the amount of approximately $170,000 owed to the Estate of Dr. Alfonso DiMino, Andre' DiMino's father, pursuant to a note. The proceeds of this note were used for our working capital.

MANAGEMENT SERVICES AGREEMENT

         In order to keep our operating expenses manageable, we entered into a management services agreement, dated as of August 15, 2001, with ADM Tronics under which ADM Tronics provides us and its other subsidiaries, Sonotron Medical Systems, Inc. and Pegasus Laboratories, Inc., with management services and allocates portions of its real property facilities for use by us and the other subsidiaries for the conduct of our respective businesses.


         The management services provided by ADM Tronics under the management services agreement include managerial and administrative services, marketing and sales services, clerical and communication services, the maintenance of a checking account and the writing of checks, the maintenance of accounting records and other services in the ordinary course of business. We pay ADM Tronics for such services on a monthly basis pursuant to an allocation determined by ADM Tronics and us based on a portion of its applicable costs plus any invoices it receives from third parties specific to us. As we intend to add employees to our marketing and sales staff and administrative staff following the consummation of this offering, we expect our reliance on the use of the management services of ADM Tronics to be reduced significantly following this offering.


         We also use office, manufacturing and storage space in a building located in Northvale, NJ, currently leased by ADM Tronics, pursuant to the terms of the management services agreement. ADM Tronics determines the portion of space allocated to us and each other subsidiary on a monthly basis, and we and the other subsidiaries are required to reimburse ADM Tronics for our respective portions of the lease costs, real property taxes and related costs. See "Business - Properties."

         We incurred $19,472, $38,641 and $10,231 for management services and the use of real property provided to us by ADM Tronics pursuant to the management services agreement during the nine months ended December 31, 2005, the fiscal year ended March 31, 2005 and the fiscal year ended March 31, 2004, respectively.


MANUFACTURING AGREEMENT


         We, ADM Tronics and one other subsidiary of ADM Tronics, Sonotron Medical Systems, Inc., are parties to a second amended and restated manufacturing agreement. Under the terms of the agreement, ADM Tronics has agreed to serve as the exclusive manufacturer of all current and future medical and non-medical electronic and other devices or products to be sold or rented by us. For each product that ADM Tronics manufactures for us, we pay ADM Tronics an amount equal to 120% of the sum of (i) the actual, invoiced cost for raw materials, parts, components or other physical items that are used in the manufacture of the product and actually purchased for us by ADM Tronics, if any, plus (ii) a labor charge based on ADM Tronic's standard hourly manufacturing labor rate, which we believe is more favorable than could be attained from unaffiliated third-parties. We generally purchase and provide ADM Tronics with all of the raw materials, parts and components necessary to manufacture our products.

         Under the terms of the agreement, if ADM Tronics is unable to perform its obligations under our manufacturing agreement or is otherwise in breach of any provision of our manufacturing agreement, we have the right, without penalty, to engage third parties to manufacture some or all of our products. In addition, if we elect to utilize a third-party manufacturer to supplement the manufacturing being completed by ADM Tronics, we have the right to require ADM Tronics to accept delivery of our products from these third-party manufacturers, finalize the manufacture of the products to the extent necessary and ensure that the design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process have been met. Although we believe that there are a number of third-party manufacturers available to us, we cannot assure you that we would be able to secure another manufacturer on terms favorable to us or at all or how long it will take us to secure such manufacturing. The initial term of the agreement expires on March 31, 2008, subject to automatic renewals for additional one-year periods, unless either party provides three months' prior written notice to the other prior to the end of the relevant term of its desire to terminate the agreement.

         We have incurred $39,709, $40,398 and $48,326 for ADM Tronics' manufacture of our products pursuant to the manufacturing agreement during the nine months ended December 31, 2005, the fiscal year ended March 31, 2005 and the fiscal year ended March 31, 2004, respectively. See "Business - Manufacturers and Suppliers."


STOCK ISSUANCES AND VOTING AGREEMENT


         In January 2004, we issued an aggregate of 186,875 and 398,125 shares of our common stock to Andre' DiMino, our Chairman and Chief Financial Officer (who will resign from his position as Chairman and begin to serve as Vice Chairman of the Board and Co-Chief Executive Officer upon the effectiveness of the registration statement of which this prospectus forms a part), and David Saloff, our President and Chief Executive Officer (who will resign from his position as Chief Executive Officer and begin to serve as President and Co-Chief Executive Officer upon the effectiveness of the registration statement of which this prospectus forms a part), respectively. Of the shares of our common stock issued to Mr. Saloff, 236,600 of the shares are subject to forfeiture and vest in five equal yearly installments on January 5 of each year beginning on January 5, 2005. In addition, all of the shares issued to Mr. Saloff are subject to a voting agreement among Mr. Saloff, Mr. DiMino and certain of our other shareholders. Under the voting agreement, in addition to the shares of common stock beneficially owned by Mr. DiMino, Mr. DiMino has the right to vote the shares of common stock held by such shareholders, representing, as of the date hereof, an aggregate of 1,527,825 additional shares of our common stock (including, shares underlying options held by such shareholders that are exercisable within 60 days of the date hereof). The voting agreement, with respect to shares of common stock, and shares of common stock underlying options, held by all of the shareholders party thereto, will expire upon the second anniversary of the consummation of this offering. Following this offering, Mr. DiMino shall continue to have the right to vote an additional 349,375 shares of our common stock held by Fifth Avenue Capital Partners indefinitely unless otherwise agreed to by Mr. DiMino and such shareholder.

PRIVATE PLACEMENT

         Pursuant to our private placement that was completed in November 2005, we issued to Ajax Capital LLC, an investment fund wholly-owned by Steven Gluckstern, who will serve as a director of our company upon the effective date of the registration statement of which this prospectus forms a part, and Kenneth
S. Abramowitz & Co., Inc., an investment fund wholly-owned by Kenneth Abramowitz, who will serve as a director of our company upon the effective date of the registration statement of which this prospectus forms a part, (i) unsecured convertible promissory notes in the aggregate principal amount of $1,000,000 and $250,000, respectively, bearing interest at a rate of 8% per annum payable in cash, increasing by 1% every 365 days from the date of issuance of the notes to a maximum of 12% per annum, which, unless converted earlier, will automatically convert upon the consummation of this offering into shares of our common stock at a conversion price equal to 85% of the initial public offering price per share and (ii) warrants to purchase up to the same number of shares of our common stock, subject to adjustment, at a per share exercise price equal to 100% of the initial public offering price per share. We have also granted the purchasers of the notes and warrants demand and piggy-back registration rights with respect to the shares of common stock underlying the notes and warrants.

SHARE PURCHASE AGREEMENT

         On November 8, 2005, each of Andre' DiMino, David Saloff and three of our other shareholders granted Steven Gluckstern the right to purchase up to 16,250, 30,875 and an aggregate of 34,125 shares of common stock, respectively, at an exercise price per share equal to the lesser of (i) the initial public offering price per share and (ii) $5.11 (subject to adjustment for any recapitalization, stock-split or other similar event); provided, however, that if an initial public offering of our common stock is not consummated on or before May 8, 2006, the exercise price per share shall be $4.31 and shall be decreased by $.31 each month after May 8, 2006 until the earlier to occur of (i) November 8, 2006 and (ii) the date a registration statement with respect to an initial public offering of our common stock is declared effective by the Securities and Exchange Commission; provided further, however, that in no event shall the exercise price be less than $1.00 per share. These purchase rights are exercisable at any time and from time to time during the period from November 8, 2005 to November 8, 2010.


         We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. At the time of the above referenced transactions, we did not have sufficient disinterested directors to approve or ratify such transactions. However, upon the appointment of our independent directors, which will be prior to this offering, all such transactions will be reviewed by our audit committee or another independent committee of our Board of Directors and ratified by them. All future transactions between us and our officers, directors and principal shareholders and their affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by our audit committee or another independent committee of our Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The following description of our securities is a summary and is subject in all respect to our Certificate of Incorporation, as amended, our bylaws and New Jersey law.

         Our authorized capital consists of 10,000,000 shares of common stock, no par value. We intend to amend our Certificate of Incorporation in connection with the offering to increase our authorized capital to consist of 70,000,000 shares of common stock, no par value and 5,000,000 shares of preferred stock, no par value, and to add the provisions described under "--Anti-Takeover Effects of Provisions of the New Jersey Business Corporation Act and Our Charter Documents." The amended and restated certificate of incorporation will become effective prior to the date of this prospectus.

COMMON STOCK


         As of the date of this prospectus, there were 4,745,000 shares of common stock issued and outstanding. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, and there is no cumulative voting for the election of our Board of Directors. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefore. Upon our liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share ratably in our assets of which are legally available for distribution, after payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.


PREFERRED STOCK

         Upon amending our Certificate of Incorporation, we will be authorized to issue up to 5,000,000 shares of preferred stock, none of which will be outstanding, with the Board of Directors having the right to determine the designations, rights, preferences and powers of each series of preferred stock. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with voting, dividend, conversion, redemption, liquidation or other rights which may be superior to the rights of the holders of common stock and could adversely affect the voting power and other equity interests of the holders of common stock.

PRIVATE PLACEMENTS


         In December 2004 and February 2005, we completed a joint private placement with ADM Tronics, our largest shareholder, which will hold approximately 37% of the outstanding shares of our common stock upon consummation of this offering, assuming no exercise of the over-allotment option, consisting of $6,087,500 aggregate principal amount of unsecured convertible notes bearing interest at an annual rate of 6%. The notes are due at various times from July through February 2010, unless converted earlier, and will convert automatically upon the consummation of this offering into 1,191,830 shares of our common stock, subject to adjustment, plus up to an additional 60,003 shares of our common stock for the payment of interest on the notes through April 30, 2006 and 5,959 shares for each month thereafter until the date of this prospectus, assuming each holder elects to have their interest paid in shares of our common stock. Interest on the notes is payable monthly in cash or shares of our common stock, at the direction of the holder. In addition, commencing March 1, 2005, with respect to the investors holding the notes issued in the private placement that was completed in December 2004, and June 30, 2005, with respect to the investors holding the notes issued in the private placement that was completed in February

2005, the investors will have the additional right to receive interest payments in shares of ADM Tronics common stock in lieu of cash or shares of our common stock. In connection with the issuance of the notes, we also issued to the investors warrants to purchase an aggregate of 1,191,830 shares of our common stock at $3.51 per share, as well as warrants to purchase an aggregate of 20,991,379 shares of the common stock of ADM Tronics at $.41 per share which warrants to purchase shares of ADM Tronic's common stock automatically expire upon the consummation of this offering. Under the terms of the notes sold in the private placement that was completed in December 2004 and February 2005, the number of shares of our common stock issuable upon conversion of the notes and exercise of the warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 and June 30, 2005, respectively, that the registration statement in connection with this offering is not declared effective. As a result, as of April 30, 2006, an additional 304,931 shares of common stock underlying the notes and 304,931 shares underlying the warrants will be issuable by us and an additional 29,797 shares and 23,837 shares underlying the notes and the warrants, respectively for each month thereafter until the date of this prospectus.

         In November 2005 and March 2006, we completed a private offering to four institutional investors of (i) unsecured convertible promissory notes in the aggregate principal amount of $2,000,000 bearing interest at a rate of 8% per annum, payable in cash, increasing by 1% every 365 days from the date of issuance of the notes to a maximum of 12% per annum, which, unless converted earlier, will convert automatically upon the consummation of this offering into shares of our common stock at a conversion price equal to 85% of the initial public offering price per share and (ii) warrants to purchase up to an aggregate the same number of shares of our common stock at 100% of the initial public offering price per share. Two of the institutional investors who purchased notes are affiliates of two of the directors who have agreed to serve on our board of directors upon the effectiveness of the registration statement of which this prospectus forms a part.

         Holders of the private placement notes and private placement warrants entered into lock-up agreements under which they have agreed, upon request of the representatives of the underwriters, to not sell or otherwise dispose of their shares of common stock underlying their notes and warrants for a period of between 60 and 180 days following the date of this prospectus depending on the trading volume and market price of our common stock following this offering, without the consent of the representatives of the underwriters, subject to an earlier release based on certain conditions.


WARRANTS


Warrants Issued in December 2004 and February 2005 Private Placement

         We currently have outstanding 1,191,830 Common Stock Purchase Warrants (the "Warrants"), which were issued in connection with our private placement that was completed in December 2004 and February 2005. Each Warrant entitles the holder to purchase one share of our common stock at an exercise price of $3.51 per share for a period of five (5) years commencing on the date of their issuance. Under the terms of the Warrants that were issued in December 2004 and February 2005, the number of shares issuable upon exercise of the Warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 and June 30, 2005, respectively, that the registration statement in connection with this offering is not declared effective. As a result, as of April 30, 2006, an additional 304,931 shares of common stock underlying the Warrants will be issuable by us and an additional 23,837 shares underlying the Warrants will be issuable by us for each month thereafter until the effective date of the registration statement of which this prospectus forms a part.

         Each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price, or $3.51 per share, to us. At the time of surrender of the Warrant, the holder must also surrender the related ADM Tronics Warrant, however, upon consummation of this offering the ADM Tronics Warrants shall be deemed cancelled by its terms and expire worthless. The Warrants may be exercised in whole or in part from time to time during the exercise period. The Warrants do not contain cashless exercise features. Notwithstanding the foregoing, the Warrants may only be exercised in the event that our common stock is listed on an approved market, which specifically does not include the Pink Sheets, and the shares of our common stock underlying the Warrants have been registered for resale with the SEC.


         We have the option to call for the redemption of up to 50% of the then outstanding Warrants by delivering a "Redemption Notice" to the holders thereof, on a pro rata basis, so long as: (i) the market price of our common stock is at or above $11.26 per share for twenty (20) consecutive trading days ending on the day prior to the date on which we give notice that we are requiring exercise of the Warrants, (ii) the average daily trading volume of the our common stock during such twenty (20) day period is at least 30,000 shares per day; and (iii) the shares of our common stock issuable upon exercise of the Warrants are registered with the SEC for resale to the public, or an exemption to the registration requirements is available to the holders of the Warrants under Rule
144. In addition, we have the option to require the conversion of up to 100% of the then outstanding Warrants, so long as: (i) the market price of the our common stock is at or above $31.26 per share for twenty (20) consecutive trading days ending on the day prior to the date on which we give notice that we are requiring exercise of the Warrants, (ii) the average daily trading volume of the our common stock during such twenty (20) day period is at least 30,000 shares per day, and (iii) the shares of our common stock issuable upon exercise of the Warrants are registered with the SEC for resale to the public, or an exemption to the registration requirements is available to the holders of the Warrants under Rule 144. The redemption price to be paid by us shall be equal to $0.54 per Warrant.

         Holders of the Warrants are protected against dilution of the equity interest represented by the underlying shares of our common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends or stock splits. If we merge, reorganize or are acquired in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. In the event of our liquidation, dissolution or winding up, holders of the Warrants are not entitled to participate in our assets. In addition, the Warrants contain certain weighted average anti-dilution protections in the event that in a capital raising transaction we issue shares of common stock or securities convertible into common stock at less than $5.63 per share.


         For the life of the Warrants, the holders thereof are given the opportunity to profit from a rise in the market price of our common stock. The exercise of the Warrants will result in the dilution of the then book value of our common stock held by our other shareholders and would result in a dilution of their percentage ownership in us.


Warrants Issued in November 2005 and March 2006 Private Placement

         Upon consummation of this offering, we will have outstanding warrants to purchase an aggregate of 336,134 shares of our common stock (the "2006 Warrants"), which were issued in connection with our private placement that was completed in November 2005 and March 2006, assuming an initial public offering price of $7.00 per share. Each 2006 Warrant entitles the holder to purchase one share of our common stock at an exercise price equal to the initial public offering price for a period of five (5) years commencing on the nine-month anniversary of their issuance. Each 2006 Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price to us. The 2006 Warrants may be exercised in whole or in part from time to time during the exercise period. The 2006 Warrants do not contain cashless exercise features.


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


         Provided the shares of our common stock issuable upon exercise of the 2006 Warrants are registered with the SEC for resale to the public, or an exemption to the registration requirements is available to the holder thereof under Rule 144, we have the option to call for the redemption of the then outstanding 2006 Warrants in the event that the market price of our common stock is at or above $19.24 share for twenty (20) consecutive trading days ending on the day prior to the date on which we give notice that we are requiring exercise of the 2006 Warrants; provided, however, that the aggregate number of 2006 Warrants to be redeemed shall not exceed the cumulative trading volume for the ten (10) consecutive trading days prior to such redemption within any thirty (30) day period. The number of 2006
Warrants to be redeemed shall be pro rata among each holder of the then outstanding 2006 Warrants. The redemption price to be paid by us shall be equal to $0.61 per 2006 Warrant.

         Holders of the 2006 Warrants are protected against dilution of the equity interest represented by the underlying shares of our common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends or stock splits.

Other Warrants

         We also have outstanding warrants to purchase an aggregate of 260,000 shares of our common stock at an exercise price of $5.63 per share that we issued to consultants in exchange for consulting services in August 2004 and February 2005. These warrants have generally the same terms and conditions of the Warrants issued in connection with our private placements in December 2004 and February 2005.


UNDERWRITERS' WARRANTS


         We have agreed to issue warrants to the underwriters to purchase from us up to 225,000 shares of our common stock. These warrants are exercisable at a price per share equal to 120% of the public offering price per share in this offering and will allow for cashless exercise. The warrants will provide for registration rights, will contain provisions for one demand registration of the sale of the underlying shares of common stock at our expense, an additional demand registration at the warrantholders' expense, and "piggyback" registration rights for a period of five years after the closing of this initial public offering at our expense. The warrants will also provide for customary anti-dilution provisions for stock dividends and splits and recapitalizations and weighted average anti-dilution provisions.


REGISTRATION RIGHTS


         In connection with the sale of the notes and warrants in our private placements, we agreed to file a registration statement for the following securities for resale: (i) all of the shares of our common stock issuable upon the conversion of the notes and the exercise of the warrants, and (ii) all of the shares of our common stock underlying the warrants issued to the placement agent. We also agreed to file a registration statement for all of the shares of common stock underlying all the warrants we issued to consultants. This prospectus forms a part of the registration statements for the shares of common stock underlying the notes and warrants issued in connection with our private placement completed in December 2004 and February 2005.

         In addition, we have also granted the purchasers of the notes and warrants in connection with our private placement completed in November 2005 demand and piggy-back registration rights with respect to the shares of common stock underlying such notes and warrants.


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ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE NEW JERSEY BUSINESS CORPORATION ACT
AND OUR CHARTER DOCUMENTS.

         Several provisions of the New Jersey Business Corporation Act and our amended and restated certificate of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent
(1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and
(2) the removal of incumbent officers and directors.

         BLANK CHECK PREFERRED STOCK

         Under the terms of our amended and restated certificate or incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 5,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

         CLASSIFIED BOARD OF DIRECTORS

         Our amended and restated certificate of incorporation provides for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third-party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

         BUSINESS COMBINATIONS

         As a New Jersey corporation, we are subject to the New Jersey Shareholders Protection Act, which contains specific provisions regarding "business combinations" between corporations organized under the laws of the State of New Jersey and "interested shareholder." These provisions prohibit certain New Jersey corporations from engaging in business combinations (including mergers, consolidations, significant asset dispositions and certain stock issuances) with any interested shareholder (defined to include, among others, any person that becomes a beneficial owner of 10% or more of the affected corporation's voting power) for five years after such person becomes an interested shareholder, unless the business combination is approved by the board of directors prior to the date on which the shareholder became an interested shareholder. In addition, the New Jersey Shareholders Protection Act prohibits any business combination at any time with an interested shareholder other than a transaction that (i) is approved by the board of directors prior to the date the interested shareholder became an interested shareholder, or (ii) is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, or (iii) satisfies certain "fair price" and related criteria.

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

         ELECTION AND REMOVAL OF DIRECTORS

         Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated certificate of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote for such directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

         LIMITED ACTIONS BY SHAREHOLDERS


         Our amended and restated certificate of incorporation and our by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated certificate of incorporation will provide that, subject to certain exceptions, only our board of directors, the chairman or vice chairman of our board of directors or our president or, at the direction of any of them, any vice president or secretary may call special meetings of our shareholders. Our by-laws also contain advance notice requirements for proposing matters that can be acted on by the shareholders at a shareholder meeting. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.


TRANSFER AGENT AND REGISTRAR


         The transfer agent and registrar for our common stock is Computershare Investor Services, LLC. Its address is Two North LaSalle Street, Chicago, Illinois 60602 and its telephone number is 312-588-4993.


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

                         SHARES ELIGIBLE FOR FUTURE SALE

         We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.


         9,137,899 shares of our common stock will be outstanding immediately following the consummation of this offering, or 9,512,899 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the 2,500,000 shares sold in this offering, or 2,875,000 shares if the underwriters' over-allotment option is exercised in full, will be freely tradable without restriction or further registration under the Securities Act, except for any shares acquired by our affiliates, as that term in is defined in Rule 144 under the Securities Act of 1933, as amended. Of the remaining 6,637,899 shares, 4,745,000 shares will be held solely by our officers, directors and principal shareholders and the remaining 1,892,899 shares will be held by investors that participated in our private placements, which shares will be registered for resale pursuant to the registration statement of which this prospectus forms a part.

         Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) promulgated under the Securities Act, which rules are summarized below. All of the shares that are held by our officers and directors will be eligible for sale under Rule 144 following the expiration date of the twelve month restriction on sale under the lock-up agreements described below.

RULE 144


         In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least one year is entitled to sell, within any three- month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed 1% of the then outstanding shares of our common stock, which will be approximately 9,137,899 shares after consummation of this offering, including the shares of our common stock issuable upon automatic conversion of the notes issued in our private placements.


         In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.


LOCK-UP AGREEMENTS



         Our directors, executive officers and certain of our shareholders representing approximately 4,745,000 shares of our common stock have agreed that, for a period of twelve months after the date of this prospectus, they will not offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the prior written consent of a representatives of the underwriters, including the issuance of shares of our common stock upon the exercise of currently outstanding options and options which may be issued pursuant to our 2004 Second Amended and Restated Stock Option Plan.

         1,191,830 shares of restricted stock held by investors in our December 2004 and February 2005 private placement, representing all of the shares underlying the private placement notes which automatically convert into common stock on the date of this prospectus and shares of common stock underlying the warrants and registered pursuant to the registration statement of which this prospectus forms a part, will be subject to a lock-up agreement under which the sale of such shares will be restricted for a period of between 60 and 180 days after the date of this prospectus. Such shares may be released from the lock-up periods based on the trading volume and market price of our common stock. If at any time after 60 days from the effective date of the registration statement of which this prospectus forms a part, the average daily trading volume for the ten trading days immediately prior to a proposed sale by a locked-up shareholder equals or exceeds 250,000 shares, then the locked-up shareholder may sell in accordance with the following:

         o 25% of the number of shares of our common stock subject to the lock-up during any one week period where the trailing ten trading day volume weighted average price of our common stock, as reported on a public market in the United States on which the common stock is trading ("Trading Price"), equals or exceeds 150% of the initial public offering price of our common stock;

         o 50% of the number of shares of our common stock subject to the lock-up during any one week period where the Trading Price equals or exceeds 200% of the initial public offering price;

         o 75% of the number of shares of our common stock subject to the lock-up during any one week period where the Trading Price equals or exceeds 250% of the initial public offering price; and

         o 100% of the number of shares of our common stock subject to the lock-up during any one week period where the Trading Price equals or exceeds 300% of the initial public offering price.

Any and all such sales may only be made at or above the applicable release price, as stated above, until 180 days after the effective date of the registration statement of which this prospectus forms a part, at which time there shall be no such sales price restrictions.

         The terms of the lock-up agreements may be waived at the discretion of the underwriters. In determining whether to waive the terms of the lock-up agreements, underwriters may base their decision on their assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in general.

                                  UNDERWRITING


         Maxim Group LLC and Brean Murray, Carret & Co. are acting as the lead managing underwriters of the offering and are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, each underwriter named below has agreed to purchase from us, on a firm commitment basis, the respective number of shares of common stock shown opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

              Underwriter                        Number of Shares

              Maxim Group LLC                    ____________________
              Brean Murray, Carret & Co.         ____________________

                     Total                                  2,500,000
                                                 ====================


         The underwriting agreement provides that the underwriters are committed to purchase all of the shares of common stock offered by this prospectus if they purchase any of the shares. This commitment does not apply to the shares of common stock subject to an over-allotment option granted by us to the underwriters to purchase additional shares of common stock in this offering. The underwriting agreement also provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock are subject to the passing upon of certain legal matters by counsel and certain other conditions.


         Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional 375,000 shares of common stock from us on the same terms and at the same per share price as the other shares of common stock being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of shares of common stock that the underwriters have agreed to purchase from us. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us before expenses will be $__________, $_________ and $__________, respectively.


         The following table shows the per share and total underwriting discounts and commissions to be paid by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                           WITHOUT OPTION     WITH OPTION

         Per Share

         Total

         We have agreed to sell the shares of common stock to the underwriters at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriting agreement also provides that the representatives of the underwriters will be paid a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the shares of common stock offered by this prospectus ($75,000 of which has been previously advanced to Maxim), exclusive of any common stock purchased on exercise of the over-allotment option.

         We estimate that the total expenses of the offering payable by us, not including underwriting discounts, commissions, the non-accountable expense allowance and not taking into consideration the underwriters' over-allotment option, will be approximately $725,000. These expenses include, but are not limited to, SEC registration fees, NASD filing fees, proposed American Stock Exchange listing fees, accounting fees and expenses, legal fees and expenses, printing and engraving expenses, transfer agent fees and blue sky fees and expenses.


         The underwriters will initially offer the shares of common stock to be sold in this offering directly to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $ per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $ per share on sales to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus.


         We will sell to the representatives of the underwriters on the completion of the offering, for a total purchase price of $100.00, representative's warrants entitling the representative or its assigns to purchase up to 225,000 exclusive of any common stock purchased by us on exercise of the over-allotment option. These warrants are exercisable commencing six-months from the date of this prospectus and will expire five (5) years from the date of this prospectus at a price per share equal to 120% of the public offering price per share in this offering and will allow for cashless exercise. The warrants will provide for registration rights, including a one time demand registration right and unlimited piggyback registration rights. The common stock issuable upon exercise of the representative's warrants is subject to adjustment in certain events to prevent dilution.


         We will set aside and at all times have available a sufficient number of shares of common stock to be issued upon exercise of the representative's warrants. The representative's warrants will be restricted from sale, transfer, assignment or hypothecation for a period of six months after the date of this prospectus, except to officers of the representative, co-underwriters, selling group members and their officers or partners. Thereafter, the representative's warrants will be transferable provided such transfer is in accordance with the provisions of the Securities Act.

         We have agreed, for a period of at least three years following the consummation of this offering, to engage a designee of Maxim as an observer to our board of directors, where the observer shall attend meetings of our board of directors and receive all notices and other correspondence and communications sent by us to members of our board of directors. In addition, the observer shall be entitled to reimbursement for all costs incurred by it in attending any meetings of our board of directors. In lieu of Maxim's right to designate an observer, Maxim shall have the right during the three-year period following the consummation of this offering, in its sole discretion, to designate one person for election as a director to our board of directors, and we have agreed to use our best efforts to obtain the election of the person so designated by Maxim, which person shall be entitled to receive compensation equal to the compensation of other non-employee directors, excluding for the purposes of determining the amount of such compensation, the Chairperson of any committee of our board of directors and any such other person whose compensation exceeds the average compensation of the remaining eligible board members by 10%. In addition, such director shall also be entitled to receive the same expense reimbursements and other benefits as any other non-employee director.

         Maxim further agrees that any such person that it designates for election as a director hereunder, will be "independent" as that term is defined by the American Stock Exchange, if our securities are listed for trading on the American Stock Exchange at the time of such designation, or the American Stock Exchange Rules, if our securities are listed for trading on the American Stock Exchange at the time of such designation. In the event that our securities are neither listed on the Nasdaq or American Stock Exchange at the time of Maxim's designation, any such director will meet the independence requirements of the Sarbanes-Oxley Act of 2002.


         Prior to this offering, there was no public market for the common stock. The initial public offering price of our common stock was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the common stock included:

         o the information in this prospectus and otherwise available to the underwriters;
         o the history and the prospects for the industry in which we will compete;
         o    the ability of our management;
         o    the prospects for our future earnings;
         o the present state of our development and our current financial condition;
         o the general condition of the economy and the securities markets at the time of this offering; and
         o the recent market prices of, and the demand for, publicly traded securities of generally comparable companies.

         We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.


         Our directors, executive officers and certain of our shareholders representing approximately 4,745,000 shares of our common stock have agreed that, for a period of twelve months after the date of this prospectus, they will not offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without Maxim's prior written consent, including the issuance of shares of our common stock upon the exercise of currently outstanding options and options which may be issued pursuant to our 2004 Second Amended and Restated Stock Option Plan. In addition, 3,389,660 shares of restricted stock held by investors in the private placement, representing all of the shares underlying the private placement notes which automatically convert into common stock on the date of this prospectus and shares of common stock underlying the warrants and registered pursuant to the registration statement of which this prospectus forms a part, will be subject to a lock-up agreement under which the sale of such shares will be restricted for a period of between 60 and 180 days after the date of this prospectus depending on the trading volume and market price of our common stock following this offering. Maxim may also waive the terms of these lock-ups. See "Shares Eligible for Future Sale."

         Maxim has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, Maxim may base its decision on its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in general.

         In addition, the underwriting agreement provides that we will not, for a period of twelve (12) months following the date of this prospectus, offer, sell or distribute any of our securities, other than pursuant to our 2005 Employee Stock Option Plan or pursuant to the terms of any securities exercisable or convertible into shares of our capital stock that are outstanding as of the date of this prospectus, without the prior written consent of Maxim. The underwriting agreement further provides that we will not, for a period of twenty-four (24) months following the date of this prospectus, offer, sell or distribute any convertible securities convertible at a price that may, at the time of conversion, be less than the fair market value of our common stock on the date of the original sale, without the prior written consent of Maxim. For purposes hereof, the term "fair market value" shall mean the greater of: (i) the average of the volume weighted average price of our common stock for each of the thirty (30) trading days prior to the date of the original sale; and (ii) the last sale price of our common stock, during normal operating hours, as reported on the American Stock Exchange, or any other exchange or electronic quotation system on which our common stock is then listed.


         In connection with this offering, the underwriters may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.


         The underwriters have informed us that they do not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

         Maxim acted as our placement agent in connection with our private placements completed in December 2004 and February 2005, and received an aggregate of $647,625 in commissions, fees and other expense reimbursements and received warrants for the purchase of 92,214 shares of our common stock at an exercise price of $5.11 per share and 92,214 shares our common stock at an exercise price of $3.51 per share. On July 2, 2004, in connection with the private placement completed in December 2004, we entered into a one-year consulting agreement with Maxim pursuant to which Maxim received $60,000 for consulting services to be rendered to us during such one-year period, and we granted Maxim the exclusive right to act as the placement agent or underwriter in connection with any private or public offering of our debt or equity securities for a period of 18 months following the closing of the private placement.

         Maxim also acted as our placement agent in connection with our private placement to two institutional investors completed in March 2006, and received an aggregate of $75,000 in commissions.


         In connection with this offering, our underwriters may engage in stabilizing transactions, over-allotment transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

     o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
     o Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.
     o Covering transactions involve the purchase of common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

     o Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the common stock originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.


         These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

         At our request, the underwriters have reserved up to 138,750 shares of our common stock for purchase by our officers, directors and employees in the offering. Such participation is permitted where a specific portion of the offering is directed for sale to officers, director and employees by the issuer. Officers, directors and employees who purchase shares will be subject to a lock-up period through ________, 2006, during which they will be prohibited from the sale, transfer, assignment, pledge or hypothecation of our common stock.


         The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.


FOREIGN REGULATORY RESTRICTIONS ON PURCHASE OF SHARES

         We have not taken any action to permit a public offering of shares of our common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of shares of our common stock and the distribution of the prospectus outside the United States.

         Italy. This offering of shares of common stock has not been cleared by Consob, the Italian Stock Exchanges regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares be distributed in Italy, except (1) to professional investors (operatori qualificati); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the shares or distribution of copies of this prospectus or any other document relating to the shares in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

         Germany. The offering of shares of common stock is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier- Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market the shares in or out of the Federal Republic of Germany. The shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The shares will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party's account.

         France. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorite des Marches Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monetaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are "qualified investors" within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

         "Les actions offertes par ce document d'information ne peuvent pas etre, directement ou indirectement, offertes ou vendues au public en France. Ce document d'information n'a pas ete ou ne sera pas soumis au visa de l'Autorite des Marches Financiers et ne peut etre diffuse ou distribue au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d'information que pour leur compte propre et conformement aux articles
L. 411-1, L. 441-2 et L. 412-1 du Code Monetaire et Financier et du decret no. 98-880 du 1 octobre 1998, sous reserve qu'ils soient des investisseurs qualifies au sens du decret susvise. Chaque investisseur doit declarer par ecrit qu'il est un investisseur qualifie au sens du decret susvise. Toute revente, directe ou indirecte, des actions offertes par ce document d'information au public ne peut etre effectuee que conformement a la reglementation susmentionnee."

         Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares of common stock are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

         United Kingdom. In the United Kingdom, the shares of common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) ("FSMA"); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 ("the Order"), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than (pound)500,000 (if more than 20 members) or otherwise (pound)5 million) or an unincorporated association or partnership (with net assets of not less than (pound)5 million) or is a trustee of a high value trust or any person acting in the capacity of director ,officer or employee of such entities as defined under
Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

         Israel. The shares of common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered. Any resale, directly or indirectly, to the public of the shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

         Sweden. Neither this prospectus nor the shares of common stock offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

         Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

         Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.


                                  LEGAL MATTERS


         The legality of the securities offered in this prospectus has been passed upon for us by Lowenstein Sandler PC, Roseland, NJ. Lowenstein Sandler PC has previously represented Maxim Group LLC and may do so again in the future. Ellenoff Grossman & Schole LLP, New York, NY, has served as counsel to the underwriters in connection with this offering.


                                     EXPERTS


         The financial statements as of March 31, 2005 and March 31, 2004 and for the years then ended, included in this prospectus have been audited by Raich Ende Malter & Co. LLP, independent auditors, as stated in its report appearing in this prospectus and elsewhere in the registration statement of which this prospectus forms a part, and have been so included in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

         On March 8, 2006, we appointed Raich Ende Malter & Co. LLP as our independent registered public accounting firm to replace Stonefield Josephson, Inc. following our dismissal of Stonefield Josephson on March 7, 2006. This action was ratified by our board of directors on March 24, 2006.

         On March 28, 2006, Stonefield Josephson, our former auditor, advised us in writing of certain items relating to our accounting principles or practices, financial statement disclosure or auditing scope or procedures which it believed it was required to disclose to us under standards of the Financial Accounting Standards Board and which it believed were required to be disclosed in this prospectus. Although Stonefield Josephson did not issue any reports on our financial statements and had not previously issued any "management letters" describing any of the matters set forth in its March 28, 2006 correspondence, in such correspondence, Stonefield Josephson noted that during its audits of our financial statements as of March 31, 2005 and March 31, 2004 and for the years then ended, certain errors and omissions contained in our financial statements were discovered by us and by Stonefield Josephson and were corrected. In addition, our accounting treatment of certain transactions was re-evaluated by us and by Stonefield Josephson and was modified. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure."

         We have asked Stonefield Josephson to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees or disagrees with the above statements and the statements set forth under the sections of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure" and "Risk Factors--Risks Related to Our Business- Failure to achieve and maintain effective internal controls..."

         On July 1, 2005, we appointed Stonefield Josephson as our independent registered public accounting firm to replace J.H. Cohn LLP following its resignation on June 13, 2005. This action was ratified by our board of directors on December 8, 2005. During the period from April 7, 2005 through June 13, 2005, we had no disagreements with J.H. Cohn LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of J.H. Cohn LLP, would have caused it to make reference to the subject matter of the disagreements in its report. J.H. Cohn LLP did not issue any reports on our financial statements. A letter addressed to the Securities and Exchange Commission from J.H. Cohn LLP stating that it agrees with the above statement is attached as an exhibit to the registration statement of which this prospectus forms a part.

         On April 7, 2005, we appointed J.H. Cohn LLP as our independent registered public accounting firm to replace Weinick Sanders Leventhal & Co., LLP which discontinued operations on July 31, 2005 and withdrew its registration with the Public Company Accounting Oversight Board. This action was ratified by our board of directors on May 10, 2005. During our fiscal years ended March 31, 2005, 2004 and 2003 and the subsequent interim period through April 7, 2005, we had no disagreements with Weinick Sanders Leventhal & Co., LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Weinick Sanders Leventhal & Co., LLP, would have caused it to make reference to the subject matter of the disagreements in its report. Neither of Weinick Sanders Leventhal & Co., LLP's reports on our financial statements for the fiscal years ended March 31, 2004 and 2003 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. A letter addressed to the Securities and Exchange Commission from Weinick Sanders Leventhal & Co., LLP stating that it agrees with the above statement is attached as an exhibit to the registration statement of which this prospectus forms a part.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION


         We have filed with the SEC a registration statement on Form SB-2 and related exhibits under the Securities Act, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement and related exhibits. You may examine this information without charge at the public reference facilities of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address for this web site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


Financial Statements as of December 31, 2005 and 2004 (unaudited)
Balance Sheet as of December 31, 2005                                      F-2
Statements of Operations For the Three and Nine Months
   Ended December 31, 2005 and 2004                                        F-3
Statement of Stockholders' Deficiency for the Periods Presented            F-4
Statements of Cash Flows For the Nine Months
   Ended December 31, 2005 and 2004                                        F-5
Notes to Unaudited Financial Statements                                    F-6

Financial Statements as of March 31, 2005 and 2004
Report of Independent Registered Public Accounting Firm                    F-13
Balance Sheet as of March 31, 2005                                         F-14
Statements of Operations For the Years Ended March 31, 2005 and 2004       F-15
Statements of Changes in Stockholders' Deficiency For the Years Ended
   March 31, 2005 and 2004                                                 F-16
Statements of Cash Flows For the Years Ended March 31, 2005 and 2004       F-17
Notes to Financial Statements                                              F-18

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                                  BALANCE SHEET
                                DECEMBER 31, 2005
                                  (Unaudited)


ASSETS

Current assets:
    Cash and cash equivalents                                      $   637,054
    Accounts receivable, net of allowance for doubtful
      accounts of $124,245                                             154,315
    Inventory, current portion                                          44,250
    Prepaid expenses                                                    13,244
                                                                   -----------

Total current assets                                                   848,863

Property and equipment, net                                             34,788

Inventory, long term portion                                           307,522
Deferred loan costs, net                                               691,438
Deferred offering costs                                                286,436
                                                                   -----------


Total assets                                                       $ 2,169,047
                                                                   ===========


LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
    Accounts payable and accrued expenses                          $ 1,011,716
Advances payable - affiliates                                        2,547,308
                                                                   -----------

Total current liabilities                                            3,559,024

Convertible debentures payable, net of unamortized debt
  discount of $313,490                                               7,024,009
Warrants issued with registration rights                               325,000
                                                                   -----------

Total liabilities                                                   10,908,033
                                                                   -----------

Stockholders' deficiency:
    Common stock, no par value; 10,000,000 shares
      authorized, 4,745,000 shares issued and outstanding               74,600
    Additional paid-in capital                                         844,889
    Deferred compensation                                             (429,943)
    Accumulated deficit                                             (9,228,532)
                                                                   -----------

Total stockholders' deficiency                                      (8,738,986)
                                                                   -----------

Total liabilities and stockholders' deficiency                     $ 2,169,047
                                                                   ===========

The accompanying notes are an integral part of these unaudited financial statements.

                             IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                            STATEMENTS OF OPERATIONS
      FOR THE THREE AND NINE MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004
                                  (Unaudited)


                                                                  Three Months ended December 31,     Nine Months ended December 31,
                                                                         2005             2004             2005             2004
                                                                    -----------      -----------      -----------      -----------
Revenue:                                                            $   220,203      $    52,549      $   478,274      $   220,502
                                                                    -----------      -----------      -----------      -----------

Costs and expenses:
    Cost of revenue, including allocated charges
      by affiliate of $15,872 and $9,035 for the three
      months of 2005 and 2004 and $39,709 and $30,778
      for the nine months of 2005 and 2004                              107,730           12,366          161,493           99,545
    Depreciation                                                          2,602           32,808           59,266           97,670
    Salaries, including allocated charges by
      affiliate of $33,062 and $28,041 for the three
      months of 2005 and 2004, respectively and $99,187
      and $84,123 for the nine months of 2005 and 2004,
      respectively                                                      276,652          159,663          814,706          327,623
    Research and development                                             85,599          114,064          407,524          131,439
    Selling, general and administrative, including
      allocated charges by affiliate of $22,453 and
      $25,498 for the three months of 2005 and 2004,
      respectively and $67,360 and $94,316 for the
      nine months of 2005 and 2004, respectively                        655,852          458,535        2,393,259          842,838
                                                                    -----------      -----------      -----------      -----------

Total operating expenses                                              1,128,435          777,436        3,836,248        1,499,115
                                                                    -----------      -----------      -----------      -----------

Loss from operations                                                   (908,232)        (724,887)      (3,357,974)      (1,278,613)

Interest and finance costs, net                                         253,038           66,989          683,458          108,501
                                                                    -----------      -----------      -----------      -----------

Loss before provision for income taxes                               (1,161,273)        (791,876)      (4,041,432)      (1,387,114)

Provision for income taxes                                                   --               --               --               --
                                                                    -----------      -----------      -----------      -----------

Net loss                                                            $(1,161,270)     $  (791,876)     $(4,041,432)     $(1,387,114)
                                                                    ===========      ===========      ===========      ===========

Net loss per share, basic and diluted                               $     (0.24)     $     (0.17)     $     (0.85)     $     (0.29)
                                                                    ===========      ===========      ===========      ===========

Weighted average shares outstanding                                   4,745,000        4,745,000        4,745,000        4,745,000

The accompanying notes are an integral part of these unaudited financial statements.

                             IVIVI TECHNOLGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                     STATEMENTS OF STOCKHOLDER'S DEFICIENCY

                                           Common Stock             Additional                                          Total
                                   -----------------------------      Paid-In        Deferred       Accumulated     Stockholders'
                                      Shares          Amount          Capital      Compensation       Deficit         Deficiency
                                   -------------   -------------   -------------   -------------   -------------    -------------
Balance, April 1, 2004               4,745,000           74,600         288,054       (293,363)     (2,558,874)     (2,489,583)

Contributed services                                                     62,109                                         62,109

Revaluation of options
  and equity securities
  issued for services                                                   251,398       (251,398)                             --

Warrants issued for
  services                                  --               --         117,828        (49,500)             --          68,328

Options issued for
  services                                                               37,876        (37,876)                             --

Intrinsic value
  of options issued
  to employees                                                           11,424                                         11,424

Amortization of
  deferred compensation                                                                109,335                         109,335

Net loss                                                                                            (2,628,226)     (2,628,226)
                                   -----------      -----------     -----------    -----------     -----------     -----------

Balance, March 31, 2005              4,745,000           74,600         768,689       (522,802)     (5,187,100)     (4,866,613)

Options issued for
  services                                                                2,746         (2,746)                             --

Amortization of deferred
  compensation                                                                          95,605                          95,605

Warrants issued with
  debt                                                                   64,886                                         64,886

Intrinsic value of options
  issued to employees                                                     8,568                                          8,568

Net loss                                                                                            (4,041,432)     (4,041,432)
                                   -----------      -----------     -----------    -----------     -----------     -----------

Balance, December 31, 2005
   (unaudited)                       4,745,000           74,600         844,889       (429,943)     (9,228,532)     (8,738,986)

The accompanying notes are an integral part of these unaudited financial statements.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                            STATEMENTS OF CASH FLOWS
           FOR THE NINE MONTH PERIODS ENDED DECEMBER 31, 2005 AND 2004
                                   (Unaudited)



                                                                                                        2005               2004
                                                                                                     ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                                             $(4,041,432)       $(1,387,114)
Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation and amortization                                                                         59,266             97,670
    Stock based compensation                                                                             104,173             84,068
    Contributed services                                                                                      --             62,109
    Amortization of loan costs                                                                           171,624             46,113
    Other                                                                                                  4,679              1,601
Changes in operating assets and liabilities:
  (Increase) decrease in:
    Accounts receivable                                                                                 (157,863)           (28,900)
    Inventory                                                                                            (19,940)            60,847
    Prepaid expenses                                                                                     291,468           (277,387)
  Increase (decrease) in:
    Accounts payable and accrued expenses                                                                701,439             94,846
                                                                                                     -----------        -----------

Net cash used in operating activities                                                                 (2,886,586)        (1,246,147)
                                                                                                     -----------        -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                                                                       (6,595)           (25,690)
                                                                                                     -----------        -----------

Net cash used in investing activities                                                                     (6,595)           (25,690)
                                                                                                     -----------        -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of note payable                                                                                   (2,400)            (1,500)
Proceeds from notes, net of costs deducted of $0 and $350,340, respectively                            1,250,000          3,180,502
Capital contributuion                                                                                         --                215
Affiliate advances                                                                                        14,820           (381,401)
Deferred loan costs                                                                                      (91,989)           (20,000)
Deferred offering costs                                                                                 (145,841)                --
                                                                                                     -----------        -----------

Net cash provided by financing activities                                                              1,024,590          2,777,816
                                                                                                     -----------        -----------

Net (decrease) increase in cash                                                                       (1,868,591)         1,505,979

Cash and cash equivalents, beginning of year                                                           2,505,645                 --
                                                                                                     -----------        -----------

Cash and cash equivalents, end of period                                                             $   637,054        $ 1,505,979
                                                                                                     ===========        ===========

Cash paid for:
  Interest                                                                                           $   142,388        $        --
  Income taxes                                                                                                --                 --

Supplemental schedule of non-cash investing and financing activities:

During the nine months ended December 31, 2005 the Company:
  Issued warrants valued at $64,886 and presented as a debt discount.

During the nine months ended December 31, 2004 the Company:
  Issued warrants valued at $194,333 and presented as a liability.

The accompanying notes are an integral part of these unaudited financial statements.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
                                   (UNAUDITED)


NOTE 1   BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION


         The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-QSB and do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods have been included. Operating results for the nine months ended December 31, 2005 are not necessarily indicative of the results that may be expected for the year ending March 31, 2006. The accompanying consolidated financial statements and the information included under the heading "Management's Discussion and Analysis" should be read in conjunction with our audited financial statements and related notes for the year ended March 31, 2005 included herein.

         USE OF ESTIMATES

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         LOSS PER SHARE

         Basic and diluted loss per common share for all periods presented is computed based on the weighted average number of common shares outstanding during the periods presented as defined by SFAS No. 128, "Earnings Per Share". Common stock equivalents are not included in the calculation of diluted loss per share for the three and nine month periods ended December 31, 2005 and 2004 since the effect would be anti-dilutive. There were 1,196,813 and 1,196,813 common stock equivalents at December 31, 2005 and 2004, respectively.

         STOCK OPTIONS AND WARRANTS

         We account for our stock-based employee compensation plans using the intrinsic value based method, under which compensation cost is measured as the excess of the stock's market price at the grant date over the amount an employee must pay to acquire the stock. Stock options and warrants issued to non-employees are accounted for using the fair value based method, under which the expense is measured as the fair value of the security at the date of grant based on the Black-Scholes pricing model. There were 1,001,000 and 940,062 employee stock options outstanding at December 31, 2005 and 2004 respectively.

         Pro forma information regarding the effects on operations of employee and director common share purchase options as required by SFAS No.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
                                   (UNAUDITED)


         123 and SFAS No. 148 has been determined as if we had accounted for those options under the fair value method. Pro forma information is computed using the Black Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 3.62%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. The foregoing option valuation model requires input of highly subjective assumptions. Because common share purchase options granted to employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value of estimates, the existing model does not in the opinion of our management necessarily provide a reliable single measure of the fair value of common share purchase options we have granted to our employees and directors.

         Pro forma information relating to employee and director common share purchase options is as follows:

                                                        FOR THE                             FOR THE
                                                     THREE MONTHS                         NINE MONTHS
                                                         ENDED                               ENDED
                                           --------------------------------    ---------------------------------
                                            DECEMBER 31,      DECEMBER 31,      DECEMBER 31,      DECEMBER 31,
                                                2005               2004             2005               2004
                                           --------------    --------------    --------------    ---------------

Net loss as reported.....................    $ (1,161,270)       $ (791,876)     $ (4,041,432)     $ (1,387,114)

Stock compensation expense included in
   reported net loss.....................            2,856             2,856             8,568             8,568

Stock compensation calculated under
   fair value method.....................          (5,264)           (5,264)          (15,786)          (15,786)
                                                                           -                                   -
                                           --------------    --------------    --------------    ---------------

Pro forma net loss.......................    $ (1,163,678)       $ (794,284)     $ (4,048,650)     $ (1,394,332)
                                           ==============    ==============    ==============    ===============

Basic and diluted loss per share               $    (0.24)       $    (0.17)       $    (0.85)       $    (0.29)
   as reported ..........................
                                           ==============    ==============    ==============    ===============

Pro forma basic and diluted loss per           $    (0.24)       $    (0.18)       $    (0.85)       $    (0.29)
   share ................................
                                           ==============    ==============    ==============    ===============

         GOING CONCERN


         The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. As reflected in the accompanying condensed consolidated financial statements, we have a net loss of $4,041,432 and net cash used in operating activities of $2,886,586 for the nine months ended December 31, 2005, and a stockholders' deficiency of $8,738,986 as of December 31, 2005. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional funds to finance our operations. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
                                   (UNAUDITED)


         RECENT ACCOUNTING PRONOUNCEMENTS

         In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154") which replaces Accounting Principles Board Opinions No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2007. We do not expect the adoption of SFAS 154 to have an effect on our consolidated results of operations and financial condition.

         In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. SFAS 123(R) would have been applicable for us effective the first interim period that starts after December 15, 2005. In April 2005, the Securities and Exchange Commission announced the adoption of a rule that defers the required effective date of SFAS 123(R) for registrants. SFAS 123(R) is now effective for us as of the beginning of the first fiscal year beginning after December 15, 2005. All public companies will transition to the new standards under the "modified prospective method", which means that the fair value of any stock options which vest after the effective date would be expensed and recorded to the statement of operations. Companies must use fair values reported on a pro forma basis in the notes to the financial statements previously filed. We have evaluated the impact of the adoption of SFAS 123(R), and believe that the impact will be significant to our overall results of operations and financial position. A pro forma effect, as estimated by management, is discussed earlier in this note.



NOTE 2   PRIVATE PLACEMENT OF CONVERTIBLE DEBT

         On November 10, 2005, we completed a private placement of securities to two institutional accredited investors (the "Private Placement"). In connection with the Private Placement, we realized aggregate gross proceeds of $1,250,000 from the sale of unsecured convertible promissory notes (the "Notes") and warrants (the "Warrants") to purchase shares of our common stock.

         The Notes are due and payable in November, 2010, unless earlier converted. The Notes bear interest at a rate of 8% per annum, payable in cash, increasing by 1% every 365 days from the date of issuance to a maximum of 12% per annum. The principal and accrued and unpaid interest on the Notes will be automatically converted into shares of our common stock upon consummation of an initial public offering (an "IPO") at 85% of the initial public offering price of the common stock (the "IPO Price"); provided, however, that each holder of a Note may elect to convert all or any portion of the outstanding principal amount of the
         Note into shares of our common stock at $4.31 per share at any time from and

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
                                   (UNAUDITED)



         after the earlier to occur of (i) the first anniversary of the date of the Note and (ii) a withdrawal of our registration statement.

         The holder of each Warrant is entitled to purchase shares of our common stock at an initial exercise price per share equal to (i) if an IPO has occurred prior to the exercise of the Warrant 100% of the IPO Price or
         (ii) if an IPO has not occurred prior to the exercise of the Warrant, $4.31 per share, subject to adjustment. The aggregate number of shares of common stock issuable upon exercise of the Warrants shall equal either (i) if the Note has been converted as of the date of exercise of the Warrant, the number of shares of common stock into which the Note was converted or (ii) if the Note has not been converted as of the date of exercise of the Warrant, such number of shares of common stock into which the Note is then convertible. In accordance with EITF 00-27, a portion of the proceeds was allocated to the warrant based on its relative fair value, which totaled $64,886 using the Black-Scholes option pricing model. The remaining balance was allocated to the convertible notes. The assumptions used in the Black-Scholes model are as follows: (1) dividend yield of 0%; (2) expected volatility of 67%,
         (3) risk-free interest rate of 3.62%,(4) expected life of 5 years and
         (5) estimated fair value of our common stock was $0.83 per share. The debt discount is being amortized over the term of the notes. During the three and nine months ended December 31, 2005, amortization as interest expense amounted to $1,884.


         We have entered into registration rights agreements with the investors that participated in the Private Placement, under which the investors received demand and piggy-back registration rights for the common stock underlying the securities sold in the Private Placement.

         Each investor in the Private Placement is affiliated with an individual who has agreed to serve as a director of Ivivi upon effectiveness of Ivivi's Registration Statement on Form SB-2 relating to Ivivi's proposed initial public offering of its common stock.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
                                   (UNAUDITED)



         During the nine months ended December 31, 2004, we completed private placement financings (collectively, the "Placements") to "accredited investors" only, consisting of an aggregate of $3,637,500 principal amount of unsecured convertible notes bearing interest at an annual rate of 6%. The notes are due at various times from July 2009 through November 2009, unless converted earlier, and will convert automatically upon the consummation of a public offering into 712,159 shares of our common stock, subject to adjustment, plus up to an additional 5,168 shares of our common stock for the payment of interest on the notes through April 30, 2005 and 3,848 shares for each month thereafter until the date that a registration statement filed with the Securities and Exchange Commission is declared effective, assuming each holder elects to have their interest paid in shares of our common stock. Interest on the notes is payable quarterly in cash or shares of our common stock, at the direction of the holder. In addition, commencing March 1, 2005, the investors will have the additional right to receive interest payments in shares of ADM Tronics common stock in lieu of cash or shares of our common stock. In connection with the issuance of the notes, we also issued to the investors warrants to purchase an aggregate of 712,159 shares of our common stock at $3.51 per share, as well as warrants to purchase an aggregate of 12,543,103 shares of the common stock of ADM Tronics at $.41 per share. The warrants to purchase shares of ADM Tronic's common stock automatically expire upon the consummation of a public offering of our common stock. Under the terms of the notes sold in the private placement, the number of shares of our common stock issuable upon conversion of the notes and exercise of the warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 that the registration statement in connection to the public offering of our common stock is not declared effective. In accordance with EITF 00-27, a portion of the proceeds were allocated to the warrant based on its fair value, which totaled $194,333 using the Black Scholes option pricing model with the following assumptions: (1) risk free interest rate of 3.62% (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. The remaining balance was allocated to the convertible debt instruments. Accordingly, the notes payable were discounted by $194,333. The discount will be amortized over the term of the notes to their maturity date.

         In conjunction with the issuance of the convertible debt, we have issued warrants that have registration rights for the underlying shares. As the contracts must be settled by the delivery of registered shares and the shares were not registered at the balance sheet date, pursuant to EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet of $194,333. Upon the registration statement being declared effective, we will evaluate at every reporting period whether equity or liability classification of the fair value of the warrants is appropriate.

         In connection with the private placement, the placement agent was issued 184,426 warrants. Of these warrants, 92,214 have an exercise price of $3.51 per share and 92,214 have an exercise price of $5.11 per share. The warrants expire in five years. These warrants have been valued at $24,546 using the Black Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 3.62% (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. The value of the warrants has been recorded as a deferred loan cost and is being amortized over the life of the notes.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
                                   (UNAUDITED)


NOTE 3   STOCKHOLDERS' EQUITY TRANSACTIONS

         During the nine months ended December 31, 2004, we issued 260,000 warrants to purchase shares of our common stock to consultants with an exercise price of $5.63 per share. The fair market of the warrants is $49,529 using the Black Scholes method at the date of grant of the options based on the following assumptions ranges: (1) risk free interest rate of 3.62%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. The value of the warrants is being amortized over a five year vesting period.



         In connection with the private placement described in Note 2, the placement agent was issued 184,426 warrants. Of these warrants, 92,214 have an exercise price of $3.51 per share and 92,214 have an exercise price of $5.11 per share. The warrants expire in five years. These warrants have been valued at $24,546 using the Black Scholes method at the date of grant of the options based on the following assumptions:
         (1) risk free interest rate of 3.62% (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. The fair value of the warrants has been classified as debt issue costs and is being amortized over the life of the related notes.


         During the nine months ended December 31, 2004, we issued in the aggregate 65,812 common share purchase options to consultants. The options were issued with exercise prices ranging from $1.23 to $2.55. Of these awards, 20% vested immediately and the balance vests equally over the next five years of service. The options were valued at $30,059 using the Black Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 3.62%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. In accordance with EITF 96-18, the awards will be revalued based on the current stock price and any increase will be charged to expense as performance commitments are reached.

NOTE 4   SUBSEQUENT EVENTS


         In March 2006 we completed a private placement of securities to two institutional accredited investors (the "Private Placement"). In connection with the Private Placement, we realized aggregate gross proceeds of $750,000 from the sale of unsecured convertible promissory notes (the "2006 Notes") and warrants (the "2006 Warrants") to purchase shares of common stock of Ivivi.

         The 2006 Notes are due and payable in March, 2011, unless earlier converted. The 2006 Notes bear interest at a rate of 8% per annum, payable in cash, increasing by 1% every 365 days from the date of issuance to a maximum of 12% per annum. The principal and accrued and unpaid interest on the 2006 Notes will be automatically converted into shares of our common upon consummation of an initial public offering of Ivivi (an

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2005
                                   (UNAUDITED)



         "IPO") at 85% of the initial public offering price of the common stock (the "IPO Price"); provided, however, that each holder of a 2006 Note may elect to convert all or any portion of the outstanding principal amount of the Note into shares of our common stock at $4.31 per share at any time from and after the earlier to occur of (i) the first anniversary of the date of the Note and (ii) a withdrawal of the registration statement.

         The holder of each 2006 Warrant is entitled to purchase shares of our common stock at an initial exercise price per share equal to (i) if an IPO has occurred prior to the exercise of the 2006 Warrant 100% of the IPO Price or (ii) if an IPO has not occurred prior to the exercise of the 2006 Warrant, $4.31 per share, subject to adjustment. The aggregate number of shares of our common stock issuable upon exercise of the 2006 Warrants shall equal either (i) if the 2006 Note has been converted as of the date of exercise of the 2006 Warrant, the number of shares of common stock into which the Note was converted or (ii) if the 2006 Note has not been converted as of the date of exercise of the Warrant, such number of shares of common stock into which the Note is then convertible.


         We entered into registration rights agreements with the investors that participated in the Private Placement, under which the investors received demand and piggy-back registration rights for the common stock underlying the securities sold in the Private Placement.

         These securities were issued in a private placement of securities exempt from registration under the Act, pursuant to Section 4(2) of the Act.


         On the effective date of the registration statement of which this prospectus forms a part, the Company will effect a 1.625 to 1 stock split of all shares outstanding at that time. All share and per share data give retroactive effect to the stock split.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





To the Board of Directors and
Stockholders of Ivivi Technologies, Inc.

We have audited the accompanying balance sheets of Ivivi Technologies, Inc. as of March 31, 2005 and 2004, and the related statements of operations, stockholders' deficiency, and cash flows for each of the years in the two-year period ended March 31, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ivivi Technologies, Inc. as of March 31, 2005 and 2004, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the 2004 financial statements have been restated to reflect various corrections discovered by management in the current period.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company has suffered recurring losses from operations and has a stockholders' deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.





/s/ Raich Ende Malter & Co. LLP

Raich Ende Malter & Co. LLP
East Meadow, New York
March 27, 2006

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                                  BALANCE SHEET
                                 MARCH 31, 2005


ASSETS

Current assets:
  Cash and cash equivalents                                       $   2,505,645
  Accounts receivable, net of allowance for doubtful
    accounts of $118,910                                                  1,131
  Inventory, current portion                                             44,250
  Prepaid expenses                                                      301,942
                                                                  -------------

Total current assets                                                  2,852,968

Property and equipment, net                                              35,668
Equipment held for rental                                                51,791
Inventory, long term                                                    287,582
Deferred loan costs, net                                                720,678
Deferred offering costs and other assets                                143,365
                                                                  -------------

Total assets                                                      $   4,092,052
                                                                  =============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
  Accounts payable and accrued expenses                           $     312,677
Advances payable - affiliates                                         2,532,488
                                                                  -------------

Total current liabilities                                             2,845,165

Convertible debentures payable, net of unamortized debt
  discount of $299,000                                                5,788,500
Warrants issued with registration rights                                325,000
                                                                  -------------

Total liabilities                                                     8,958,665
                                                                  -------------

Stockholders' deficiency:
  Common stock, no par value; 10,000,000 shares
    authorized, 4,745,000 shares issued and outstanding                  74,600
  Additional paid-in capital                                            768,689
  Deferred compensation                                                (522,802)
  Accumulated deficit                                                (5,187,100)
                                                                  -------------

Total stockholders' deficiency                                       (4,866,613)
                                                                  -------------

Total liabilities and stockholders' deficiency                    $   4,092,052
                                                                  =============


The accompanying notes are an integral part of these financial statements.

                             IVIVI TECHNOLGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                            STATEMENTS OF OPERATIONS
                          FOR THE YEARS ENDED MARCH 31,


                                                                       2005            2004
                                                                                    (Restated)
                                                                   -------------   -------------
Revenue                                                            $     328,996   $      91,285
                                                                   -------------   -------------

Costs and expenses:
  Cost of revenue, including allocated charges by
    affiliate of $40,398 for 2005 and $48,329 for 2004                   122,866          53,732
  Depreciation                                                           130,909         138,366
  Salaries, including allocated charges by affiliate of
    $90,184 for 2005 and $24,638 for 2004                                520,382          24,638
  Research and development                                               270,894               -
  Selling, general and administrative, including allocated
    charges by affiliate of $125,754 for 2005 and $18,103
    for 2004                                                           1,674,118         103,953
                                                                   -------------   -------------

Total operating expenses                                               2,719,169         320,689
                                                                   -------------   -------------

Loss from operations                                                  (2,390,173)       (229,404)

Interest and finance costs, net                                          238,053           8,100
                                                                   -------------   -------------

Loss before provision from income taxes                               (2,628,226)       (237,504)

Provision for income taxes                                                     -               -
                                                                   -------------   -------------

Net loss                                                           $  (2,628,226)  $    (237,504)
                                                                   =============   =============

Net loss per share, basic and diluted                              $       (0.55)  $       (0.07)
                                                                   =============   =============

Weighted average shares outstanding                                    4,745,000       3,623,750


The accompanying notes are an integral part of these financial statements.

                             IVIVI TECHNOLGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                     STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                   FOR THE YEARS ENDED MARCH 31, 2005 AND 2004

                                           Common Stock             Additional                                          Total
                                   -----------------------------      Paid-In        Deferred       Accumulated     Stockholders'
                                      Shares          Amount          Capital      Compensation       Deficit          Deficit
                                   -------------   -------------   -------------   -------------   -------------    -------------
Balance, April 1, 2003                 3,250,000   $       1,000   $           -                   $  (2,321,370)   $  (2,320,370)

Common stock issued for consulting
  services                             1,145,625          56,400               -         (56,400)              -                -

Common stock issued for capital
  raising activities                     349,375          17,200               -               -               -           17,200

Contributed services                                                       7,000                                            7,000

Options issued for consulting
  services                                     -               -          68,654         (68,654)                               -

Revaluation of equity securities
  issued for services                                                    212,400        (212,400)                               -

Amortization of deferred
  compensation                                                                            44,091                           44,091

Net loss                                       -               -               -               -        (237,504)        (237,504)
                                   -------------   -------------   -------------   -------------   -------------    -------------

Balance, March 31, 2004
  (Restated)                           4,745,000          74,600         288,054        (293,363)     (2,558,874)      (2,489,583)

Contributed services                                                      62,109                                           62,109

Revaluation of options and
  equity securities issued for
  services                                                               251,398        (251,398)                               -

Warrants issued for consulting
  services                                     -               -         117,828         (49,500)              -           68,328

Options issued for consulting
  services                                                                37,876         (37,876)                               -

Intrinsic value of options
  issued to employees                                                     11,424                                           11,424

Amortization of deferred
  compensation                                                                           109,335                          109,335

Net loss                                                                                              (2,628,226)      (2,628,226)
                                   -------------   -------------   -------------   -------------   -------------    -------------
Balance, March 31, 2005                4,745,000   $      74,600   $     768,689   $    (522,802)  $  (5,187,100)   $  (4,866,613)
                                   =============   =============   =============   =============   =============    =============


The accompanying notes are an integral part of these financial statements.

                             IVIVI TECHNOLGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                             STATMENTS OF CASH FLOWS
                          FOR THE YEARS ENDED MARCH 31,


                                                                       2005            2004
                                                                                    (Restated)
                                                                   -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                           $  (2,628,226)  $    (237,504)
Adjustments to reconcile net loss to net cash
  used in operating activities:
    Depreciation and amortization                                        130,909         138,366
    Stock based compensation                                             144,786          61,291
    Contributed services                                                  62,109           7,000
    Amortization of deferred loan costs                                   92,121               -
    Bad debts                                                            118,521               -
Changes in operating assets and liabilities:
  (Increase) decrease in:
    Accounts receivable                                                 (114,329)          5,603
    Inventory                                                             45,833          (8,264)
    Prepaid expenses                                                    (301,942)              -
    Other assets                                                          (2,770)              -
  Increase (decrease) in:
    Accounts payable and accrued expenses                                238,061          (3,256)
                                                                   -------------   -------------

Net cash used in operating activities                                 (2,214,927)        (36,764)
                                                                   -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                                      (35,435)              -
                                                                   -------------   -------------

Net cash used by investing activities                                    (35,435)              -
                                                                   -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of notes, net of costs
  of $742,498                                                          5,345,002               -
Affiliate advances                                                      (310,700)         38,864
Payment of loan from officer                                            (135,000)              -
Payment of loan - other                                                   (2,700)         (2,100)
Deferred offering costs                                                 (140,595)              -
                                                                   -------------   -------------

Net cash provided by financing activities                              4,756,007          36,764
                                                                   -------------   -------------

Net increase in cash                                                   2,505,645               -

Cash and cash equivalents, beginning of year                                   -               -
                                                                   -------------   -------------

Cash and cash equivalents, end of year                             $   2,505,645   $           -
                                                                   =============   =============

Cash paid for:
  Interest                                                         $      70,890   $           -
  Income taxes                                                                 -               -

Supplemental schedule of non-cash investing and financing activities:

During the year ended March 31, 2005 the Company:
  Issued 99,690 warrants, valued at $44,301, in connection with the placement of convertible notes.
  Issued convertible debt with detachable warrants valued at $325,000


The accompanying notes are an integral part of these financial statements.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2005

1.       ORGANIZATIONAL MATTERS

         ORGANIZATION

         Ivivi Technologies, Inc. ("we", "us", "our company" or "Ivivi"), formerly AA Northvale Medical Associates, Inc., is a 68.5% owned subsidiary of ADM Tronics Unlimited, Inc. ("ADM"). We were incorporated under the laws of the state of New Jersey on March 9, 1989. We are authorized under our Certificate of Incorporation to issue 10,000,000 common shares, with no par value.

         NATURE OF BUSINESS

         We sell and rent FDA cleared medical devices known as "SofPulse" devices. These products are sold or rented to customers located principally in the United States.


         GOING CONCERN

         We have had net losses of $2,628,226 and $237,504 for the years ended March 31, 2005 and 2004, respectively and have a stockholders' deficiency of $4,866,613 at March 31, 2005. These factors raise substantial doubt about our ability to continue as a going concern. The significant increase in the net loss for the year ended March 31, 2005 is the result of our expanded activities. In anticipation of expanding our operations, we raised $6,087,500 in a private placement, and at March 31, 2005, we had cash and cash equivalents of $2,505,645 and working capital of $2,540,291. Our net loss for the year ended March 31, 2005 has been principally funded from the net proceeds received from the private placement offering of the 6% unsecured notes payable described in Note 6.

         The continuation of the company as a going concern is dependent on our ability to increase revenues, in receiving additional financing from outside sources, including a public offering of our common stock, and a return to profitable operations. Management is also attempting to secure ongoing revenue relationships for our products, including those with several strategic partners to assist us in marketing and distribution of our products. We are actively pursuing exclusive arrangements with strategic partners, having leading positions in our target markets in order to establish nationwide, and in some cases worldwide, marketing and distributions channels for our products.

         RESTATEMENT

         The March 31, 2004 financial statements have been restated to reflect various corrections. The primary corrections are to reduce revenue by $14,800, to reduce cost of revenue by $34,686 and to increase intercompany charges by $94,741. The net effect of the corrections is to increase net loss by $95,040, to $237,504. Loss per share has increased by $0.03 to $0.07. Cash used in operating activities has decreased to $36,764 from $50,205. Additionally, we have corrected the valuation of equity instruments issued for services. This has resulted in an increase in additional paid in capital of $288,054 and an increase in deferred compensation of $223,763.



2.       SIGNIFICANT ACCOUNTING POLICIES


         USE OF ESTIMATES-- These financial statements have been prepared in accordance with accounting principles generally accepted in the United States and, accordingly, require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Specifically, our management has estimated the expected economic life and value of our SofPulse devices, deferred tax assets, option and warrant expenses related to compensation to employees and directors, consultants and investment banks, the value of warrants issued in conjunction with convertible debt, allowance for bad debts and warranty reserves. Actual results could differ from those estimates.

         FAIR VALUE OF FINANCIAL INSTRUMENTS-- For certain of our financial instruments, including accounts receivable, accounts payable and accrued expenses and advances payable-affiliates, the carrying amounts approximate fair value due to their relatively short maturities.

         Our convertible debt and related warrants have interest rates that approximate market and therefore the carrying amounts approximate their fair values.


         CASH AND EQUIVALENTS-- Cash equivalents are comprised of certain highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts, which at times, may exceed federally insured limits. We have not experienced any losses to date as a result of this policy.


         REVENUE RECOGNITION

         Sales revenues are recognized when our products are shipped to end users, and rentals are recognized on a monthly basis as earned on either a monthly or a pay-per-use basis in accordance with individual agreements. Sales to end users include sales to medical facilities and distributors. An increasing amount of rental revenue is recognized on a fixed monthly recurring basis as product is utilized by the end medical facility, or patient user and is billed by us to such user. In the instances when our distributors bill the end user, we recognize revenue when we are paid by the distributor. Sales returns have been immaterial.


         Our products are principally shipped on a "freight collect" basis. Shipping and handling charges and costs are immaterial.


         INVENTORY AND EQUIPMENT HELD FOR RENTAL--Sofpulse Units ("Units"), an FDA cleared device, are included in the balance sheet under three categories:

         o Inventory - current portion for finished units expected to be sold within one year,

         o Inventory - long term portion, for finished units of $226,746 held for sale and raw materials of $60,836 used to refurbish and build units.

         o Equipment held for rental, on a specific identification basis, for SofPulse Units leased to third parties, Units used internally and Units loaned out for marketing and testing. These Units are depreciated over seven years commencing on the date placed in service.


         Units held for sale are stated at the lower of cost (first-in, first-out method) or market.

         PROPERTY & EQUIPMENT-- We record our equipment at historical cost. We expense maintenance and repairs as incurred. Depreciation is provided for by the straight-line method over five to seven years.

         LONG-LIVED ASSETS-- We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets", which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. During the years ended March 31, 2005 and 2004, no impairment loss was recognized.


         ADVERTISING COSTS-- Advertising costs are expensed as incurred and amounted to $92,821 for the year ended March 31, 2005. There were no material advertising costs incurred during the year ended March 31, 2004. Costs incurred in connection with the sponsorship of a PBS promotional medical program were capitalized until completion, at which time they were expensed. Capitalized costs were $101,500 at March 31, 2005, and these costs were charged to expense during the nine months ended December 31, 2005.


         RESEARCH AND DEVELOPMENT COSTS-- Research and development costs consist of expenditures for the research and development of patents and technology, which are not capitalizable. Our research and development costs consist mainly of payments for third party research and development arrangements.


         DEFERRED LOAN COSTS-- Deferred loan costs are being amortized on a straight line basis over a five year period through the maturity date of the related 6% unsecured convertible notes (see Note 6). There is no material difference between the straight line basis of amortization of debt costs and the effective interest method.

         STOCK BASED COMPENSATION-- SFAS No. 123, "Accounting for Stock-Based Compensation," establishes and encourages the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permits companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock-based compensation to employees. We have elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.


         We also follow the provisions of FASB Interpretation No. 44 (as amended). Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25 (FIN 44), which provides guidance for certain stock compensation issues, such as changes in grantee status that occur after July 1, 2000.

         We use the fair value method for equity instruments granted to non-employees and use the Black Scholes option value model for measuring the fair value of warrants and options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.



         In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". SFAS 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation", and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". SFAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. SFAS 123(R) is applicable for us effective the first interim period that starts after December 15, 2005. We have evaluated the impact of the adoption of SFAS 123(R), and believe that the impact will be significant to our overall results of operations and financial position.

         Pro forma information regarding the effects on operations of employee and director common share purchase options as required by SFAS No. 123 and SFAS No. 148 has been determined as if we had accounted for those options under the fair value method. Pro forma information is computed using the Black Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 3.62%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. The foregoing option valuation model requires input of highly subjective assumptions. Because common share purchase options granted to employees and directors have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value of estimates, the existing model does not in the opinion of our management necessarily provide a reliable single measure of the fair value of common share purchase options we have granted to our employees and directors.


         Pro forma information relating to employee and director common share purchase options is as follows:


                                                       FOR THE YEAR       FOR THE YEAR
                                                          ENDED              ENDED
                                                      MARCH 31, 2005     MARCH 31, 2004
                                                     ---------------    ---------------
Net loss as reported .............................   $    (2,628,226)   $      (237,504)

Stock-based compensation expense included in
   reported net loss .............................            11,424                 --

Stock compensation calculated under fair value
   method ........................................           (21,043)            (4,028)
                                                     ---------------    ---------------
Pro forma net loss ...............................   $    (2,637,845)   $      (241,532)
                                                     ===============    ===============
Basic and diluted loss per share as reported .....   $         (0.55)   $         (0.07)
                                                     ===============    ===============
Pro forma basic and diluted loss per share .......   $         (0.56)   $         (0.07)
                                                     ===============    ===============

         INCOME TAXES-- We report the results of our operations as part of a consolidated tax return with our parent, ADM Tronics Unlimited, Inc. We have entered into a tax sharing arrangement where each of the members compensate each other to the extent that their respective taxes are affected as a result of this arrangement. Deferred income taxes result primarily from temporary differences between financial and tax reporting. Deferred tax assets and liabilities are determined based on the difference between the financial statement bases and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded to reduce a deferred tax asset to that portion that is expected to more likely than not be realized.

         NET LOSS PER SHARE-- We use SFAS No. 128, "Earnings Per Share" for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.


         Per share basic and diluted net loss amounted to $0.56 for the year ended March 31, 2005 and $0.07 for the year ended March 31, 2004. For the years ended March 31, 2005 and 2004, 1,196,813 potential shares and 1,050,563 potential shares, respectively, were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.


         CONVERTIBLE DEBT


         In accordance with EITF 00-27, a portion of the proceeds were allocated to the warrants based on their fair value, which totaled $325,000 using the Black Scholes option pricing model based on the following assumptions: (1) risk free interest rate of 3.62%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the option of 5 years. The remaining balance was allocated to the convertible debt instruments. Accordingly, the notes payable were discounted by $325,000. The discount will be amortized over the term of the notes to their maturity date. Since the fair value of the underlying common stock is less than the effective conversion price, there is no beneficial conversion feature.

         In conjunction with the issuance of the convertible debt, we have issued warrants that have registration rights for the underlying shares. As the contracts must be settled by the delivery of registered shares and the shares were not registered by the balance sheet date, pursuant to EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet. Upon the registration statement being declared effective, the fair value of the warrants on that date will be reclassified as equity.


         NEW ACCOUNTING PRONOUNCEMENTS

         In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4". The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. We have evaluated the impact of the adoption of SFAS 151, and do not believe the impact will be significant to our overall results of operations or financial position.

         In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154") which replaces Accounting Principles Board Opinions No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by us in the first quarter of fiscal 2007. We do not expect that the adoption of SFAS 154 will have a material effect on our results of operations and financial condition.

3.       PROPERTY AND EQUIPMENT

         Our property and equipment as of March 31, 2005 is as follows:

         Computer equipment ................................   $   12,987

         Leasehold improvements ............................        3,401

         Machinery and equipment ...........................      203,833
                                                               ----------
             Total property and equipment ..................      220,221

         Accumulated depreciation and amortization .........      184,553
                                                               ----------
             Property and equipment, net ...................   $   35,668
                                                               ==========

         Depreciation and amortization expense related to property and equipment amounted to $5,836 and $13,255 during the years ended March 31, 2005 and 2004, respectively.

4.       EQUIPMENT IN USE AND UNDER RENTAL AGREEMENTS

         Equipment in use and under rental agreements consists of the following at March 31, 2005:

         SofPulse units ....................................   $  874,580

         Accumulated depreciation ..........................      822,789
                                                               ----------
             Equipment in use and under
              rental agreements, net .......................   $   51,791
                                                               ==========

         Depreciation expense related to equipment in use and under rental agreements amounted to $125,073 and $125,111 during the years ended March 31, 2005 and 2004, respectively.

5.       INCOME TAXES


         Net operating losses for tax purposes of approximately $4,630,000 at March 31, 2005 are available for carryover. The net operating losses will expire from 2010 through 2025. We have provided a 100% valuation allowance for the deferred tax benefit resulting from the net operating loss carryover due to our limited operating history since the change of control. In addressing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. A reconciliation of the statutory Federal income tax rate and the effective income tax rate for the years ended March 31, 2005 and 2004 follows:

                                                     MARCH 31,      MARCH 31,
                                                       2005           2004
                                                    ----------     ----------

         Statutory federal income tax rate ......      (34)%          (34)%

         State income taxes, net of federal taxes       (6)%           (6)%

         Non-deductible items ...................        5%            13%

         Valuation allowance ....................       35%            27%
                                                    ----------     ----------
         Effective income tax rate ..............        0%             0%
                                                    ==========     ==========

                  Significant components of deferred tax assets and liabilities are as follows:

                                                     MARCH 31,      MARCH 31,
                                                       2005           2004
                                                    ----------     ----------
         Deferred tax assets (liabilities):

         Bad debts...............................   $   41,500     $       --

         Net operating loss carryforwards .......   $1,622,000     $  833,000
                                                    ----------     ----------
         Deferred tax assets, net ...............    1,663,500        833,000

         Valuation allowance ....................   (1,663,500)      (833,000)
                                                    ----------     ----------
         Net deferred tax assets ................   $       --     $       --
                                                    ==========     ==========

6.       PRIVATE PLACEMENT OF CONVERTIBLE DEBT


         On December 1, 2004 and February 11, 2005, we completed private placement financings (collectively, the "Placements") to "accredited investors" only, consisting of an aggregate of $6,087,500 principal amount of unsecured convertible notes bearing interest at an annual rate of 6%. The notes are due at various times from July 2009 through February 2010, unless converted earlier, and will convert automatically upon the consummation of a public offering into 1,191,830 shares of our common stock, subject to adjustment, plus up to an additional 60,003 shares of our common stock for the payment of interest on the notes through April 30, 2005 and 5,959 shares for each month thereafter until the date that a registration statement filed with the Securities and Exchange Commission is declared effective, assuming each holder elects to have his interest paid in shares of our common stock. Interest on the notes is payable quarterly in cash or shares of our common stock, at the direction of the holder. The Placements are also convertible into shares of ADM Tronics common stock at $0.29 per share. In addition, commencing March 1, 2005 with respect to the investors holding the notes issued in the private placement that was completed in December 2004, and June 30, 2005 with respect to the investors holding the notes issued in the private placement that was completed in February 2005, the investors have the additional right to receive interest payments in shares of ADM Tronics common stock in lieu of cash or shares of our common stock. In connection with the issuance of the notes, we also issued to the investors warrants to purchase an aggregate of 1,191,830 shares of our common stock at $3.51 per share, as well as warrants to purchase an aggregate of 20,991,379 shares of the common stock of ADM Tronics at $.41 per share. The warrants to purchase shares of ADM Tronic's common stock automatically expire upon the consummation of a public offering of our common stock. Under the terms of the notes sold in the private placement that was completed in December 2004 and February 2005, the number of shares of our common stock issuable upon conversion of the notes and exercise of the warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 and June 30, 2005, respectively, that the registration statement in connection to the public offering of our common stock is not declared effective. In accordance with EITF 00-27, a portion of the proceeds were allocated to the warrants based on its fair value, which totaled $325,000 using the Black Scholes option pricing model based on the following assumptions: (1) risk free interest rate of 3.62%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the option of 5 years. The remaining balance was allocated to the convertible debt instruments. Accordingly, the notes payable were discounted by $325,000. The discount will be amortized over the term of the notes to their maturity date. Since the fair value of the underlying common stock is less than the effective conversion price, there is no beneficial conversion feature.

         In conjunction with the issuance of the convertible debt, we have issued warrants that have registration rights for the underlying shares. As the contracts must be settled by the delivery of registered shares and the shares were not registered by the balance sheet date, pursuant to EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock", the value of the warrants at the date of issuance was recorded as a warrant liability on the balance sheet. Upon the registration statement being declared effective, the fair value of the warrants on that date will be reclassified to equity.


         We have filed a Registration Statement with the Securities and Exchange Commission for the public offering of a portion of our common stock.

7.       STOCKHOLDERS' EQUITY TRANSACTIONS

         During the year ended March 31, 2005, we issued 260,000 warrants to purchase shares of our common stock to consultants with an exercise price of $5.63 per share. The fair market of the warrants is $49,529 using the Black Scholes method at the date of grant of the options based on the following assumptions ranges: (1) risk free interest rate of 3.62%; (2) dividend yield of 0%;

         (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. The value of the warrants is being amortized over a five year vesting period.

         In connection with the private placement described in Note 6, the underwriter was issued 184,426 warrants. Of these warrants, 92,214 have an exercise price of $3.51 per share and 92,214 have an exercise price of $5.11 per share. The warrants expire in five years. These warrants have been valued at $44,301 using the Black Scholes method at the date of grant of the options based on the following assumptions:
         (1) risk free interest rate of 3.62% (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. The fair value of the warrants has been classified as debt issue costs and is being amortized over the life of the related notes.

         During the year ended March 31, 2005, the underwriter for the private placement was issued 142,899 warrants for financial services performed, valued at $23,998 using the Black Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 3.62%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. The warrants have an exercise price of $5.71 per share and expire on April 20, 2009. The fair value of the warrants has been charged to operations during the year ended March 31, 2005.



         During the year ended March 31, 2005, we issued in the aggregate 108,387 common share purchase options to consultants. The options were issued with exercise prices ranging from $1.23 to $6.15. Of these awards, 20% vested immediately and the balance vests equally over the next five years of service. The options were valued at $37,876 using the Black Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 3.62%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. The fair value of the options is being expensed over the vesting period. In accordance with EITF 96-18, the fair value of the vesting options will be recomputed at each reporting period and any increase will be charged to expense.

         During the year ended March 31, 2004, Ivivi issued 349,375 shares of common stock, valued at $17,200, for consulting services. These shares vested immediately. The total fair value was expensed during the year ended March 31, 2004.

         During the year ended March 31, 2004, we issued 186,875 shares of common stock, valued at $9,200, to a director. These shares will vest equally over a five year period commencing January 5, 2005 and pursuant to FIN 44 will be charged to expense over that period.

         During the year ended March 31, 2004, we issued an aggregate of 958,750 shares of common stock, valued at $47,200, for consulting services. Of these shares, 112,125 vested immediately and the balance vests equally over the next five years of service. Of the total value attributed to the shares, $5,520 was expensed during the year ended March 31, 2004 and an additional $8,336 was expensed during the year ended March 31, 2005. Pursuant to EITF 96-18, the shares that vested were revalued based on the current value, and the value of the unvested shares was recomputed at that reporting period. During April 2004, certain of the grantees became employees of Ivivi. The value of the unvested shares was remeasured using the intrinsic value method at the date of charge. The balance of the shares held by consultants is being accounted for in accordance with EITF 96-18, and the fair value of the vesting options will be recomputed at each reporting period.

         During the year ended March 31, 2004, we issued in the aggregate 379,437 common share purchase options to employees and members of our board of directors. The options were issued with exercise prices ranging from $0.06 to $0.31, which exceeded the fair value of the underlying common stock at the date of grant. Of these awards, 20% vested immediately and the balance vests equally over the next five years of service. The options were valued at $20,145 using the Black Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 3.62%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years.

         During the year ended March 31, 2004, we issued in the aggregate 736,125 common share purchase options to consultants. The options were issued with exercise prices ranging from $0.06 to $0.31. Of these awards, 20% vested immediately and the balance vests equally over the next five years of service. The options were valued at $68,655 using the Black Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 3.62%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 67%; and (4) an expected life of the options of 5 years. During April 2004, certain of the grantees became employees of Ivivi. The value of the options was remeasured at that time, and an additional $11,424 of expense has been recorded during the year ended March 31, 2005 related to the intrinsic value resulting from the remeasurment. An additional amount of $31,981 will be reported pursuant to the disclosure provisions of SFAS 123. The balance of the options held by consultants is being accounted for in accordance with EITF 96-18, and the fair value of the vesting options will be recomputed at each reporting period and any increase will be charged to expense.


8.       OPTIONS AND WARRANTS OUTSTANDING

         We have instituted a stock option plan for the issuance of 2,437,500 shares. As of March 31, 2005 and 2004, 1,220,700 and 1,115,562 of
         options, respectively, were awarded, with 1,216,800 reserved for future issuance. The option holder, upon receiving the grant is immediately vested in 20% of the grant and the option holder earns a continuing vesting right of the remaining balance for each of the next five years of service with Ivivi. The options have exercise prices ranging from $0.06 to $6.15. The weighted average fair value of options issued to employees and directors during the years ended March 31, 2005 and 2004 is $0.34 and $0.08 per share, respectively.

         COMMON SHARE OPTIONS AND WARRANTS ISSUED

         The following table summarizes information on all common share purchase options and warrants issued by us for the periods ended March 31, 2005 and 2004, including common share equivalents relating to the convertible debenture share purchase warrants.


                                                  MARCH 31, 2005           MARCH 31, 2004
                                             -----------------------   -----------------------
                                                           WEIGHTED                  WEIGHTED
                                                            AVERAGE                   AVERAGE
                                                           EXERCISE                  EXERCISE
                                               NUMBER       PRICE        NUMBER       PRICE
                                             ----------   ----------   ----------   ----------
Outstanding at beginning of the period ...    1,115,562     $   0.17           --   $     0.00

Granted during the period ................    1,887,543         4.13    1,115,562         0.17

Exercised during the period ..............           --           --           --           --

Terminated during the period .............           --           --           --           --
                                             ----------                ----------
Outstanding at end of the period .........    3,003,105         2.68    1,115,562         0.17
                                             ==========                ==========
Exercisable at end of the period .........      423,280   $     0.32      223,112   $     0.17
                                             ==========                ==========

         The number and weighted average exercise prices of all common shares and common share equivalents issuable and stock purchase options and warrants outstanding as of March 31, 2005 is as follows:


                     REMAINING       WEIGHTED AVERAGE
   RANGE OF           NUMBER         CONTRACTUAL LIFE       WEIGHTED AVERAGE
EXERCISE PRICES     OUTSTANDING          (YEARS)             EXERCISE PRICE
---------------     -----------     -----------------     -------------------
  $ 0 to 1          1,115,563              8.9                  $   0.27

    2 to 3             48,750              9.2                  $   1.23

    3 to 4              4,063              9.5                  $   2.15

    4 to 5             14,950              9.6                  $   2.55

    5 to 6          1,284,041              5.0                  $   3.51

    8 to 9             92,214              4.5                  $   5.11

    9 to 10           260,000              4.6                  $   5.62

   10 to 11           183,524              5.3                  $   6.43
                   ----------
   Total            3,003,105
                   ==========

9.       COMMITMENTS AND CONTINGENCIES

         On September 9, 2004 and on October 17, 2004, we entered into Sponsored Research Agreements with the Montefiore Medical Center ("Montefiore"). Both agreements support research at Montefiore in areas related to Ivivi's fields of interest. The agreement dated September 9, 2004, is for a period of one year and the committed funding amount is $28,750. The agreement dated October 17, 2004, remains in effect until December 31, 2009 and the committed funding amount is $495,685. The research and development costs are being expensed over a one year period from inception of the agreements. As of March 31, 2005, an aggregate of $400,514 has been paid pursuant to the agreements and the remaining commitment of $123,921 was paid in April 2005.

         Effective January 1, 2004, we entered into a Consulting Agreement with the Chairman of the department of Plastic Surgery at Montefiore Medical Center pursuant to which we engaged the consultant to render consulting services to it for a term of six years with automatic one-year renewals. Pursuant to the consulting agreement, the consultant serves as Chairman of our Medical Advisory Board and advises us on technological developments, future clinical and research applications and product development and efficacy in the pulsed magnetic frequencies field. In exchange for the consultant's consulting services, the consultant received 130,000 shares of our common stock, 16,250 of which vested immediately upon us entering into the consulting agreement with him, 17.5% of which vested on January 5, 2005 and the remaining 70% of which shall vest in three equal yearly installments on January 5 of each year from January 5, 2006 through January 1, 2009. In addition, we have agreed to pay the consultant an annual bonus (not to exceed $500,000) equal to the sum of 0.5% of that portion of our annual revenues in excess of $20 million and up to $80 million, 0.25% of that portion of our annual revenues in excess of $120 million. We have also agreed to pay the consultant a royalty equal to 0.05% of revenues received for practicing and/or commercializing any "new inventions" (as such term is defined in the agreement) developed by the consultant under the agreement. Bonuses and royalties payable for the fiscal years ended March 31, 2006 and 2007 are subject to a cap of 10% of our pre-tax profit (after deduction of such bonuses and royalty payments) for such fiscal years. Bonuses and royalties payable under the consulting agreement are also subject to certain adjustments for returns, allowances or setoffs, to the consultant's compliance with the non-compete provisions of our consulting agreement and certain other restrictions.

         On April 1, 2005, we entered into an agreement (the "Agreement") with Global Medical, L.L.C. ("Global") pursuant to which Global was to provide us with certain managerial services (the "Services") with respect to the medical devices and products manufactured, distributed, sold or rented by Ivivi (the "Ivivi Products"). The term of the Agreement was two years commencing on April 1, 2005 and was renewable for successive one-year terms if mutually agreed in writing by the parties.


         After evaluation of the Agreement, we elected to terminate the Agreement. Accordingly, on July 22, 2005, we and Global entered into an agreement (the "Termination Agreement") pursuant to which the Agreement was terminated (the "Termination"). Pursuant to the terms of the Termination Agreement, from July 15, 2005 through September 16, 2005 (the "Transition Period"), Global shall continue to provide certain of the Services to us as set forth in the Termination Agreement. As compensation for such Services ,we shall pay Global: (i) $20,000 each month during the Transition Period; and (ii) an amount equal to 13% of the aggregate amount invoiced by Global (net of taxes, returns and adjustments) on behalf of and in the name of Ivivi, for the sale or rental of Ivivi Products during the Transition Period. We have paid Global approximately $90,000 since the Agreement was terminated.


         Pursuant to the terms of the Termination Agreement, from the date of the Termination Agreement until September 30, 2005, or such later date as mutually agreed to by the parties (the "Managed Care Commission Period"), Global shall have the right to enter into agreements with managed care companies pursuant to which Global shall service the managed care companies and their respective patients/members, utilizing Ivivi Products on a local/regional basis. Pursuant to the Termination Agreement, for a period of three years following the date of the Termination, Global shall be entitled to receive commissions equal to 45% of revenues generated from such agreements entered into during the Managed Care Commission Period; provided, that Global continues to service the managed care companies and their respective patients/members under such agreements during such three-year period.

         Notwithstanding the Termination, we and Global agreed that Global may continue to act as a distributor of Ivivi Products under the existing distributor agreement between us and Global, as such agreement may otherwise be amended by such parties from time to time.

         Our medical devices are sold under agreements providing for the repair or replacement of any devices in need of repair, at our cost, for up to one year from the date of delivery, unless such need was caused by misuse or abuse of the device. Based on prior experience, at March 31, 2005 and 2004 no amounts have been accrued for potential warranty costs and such costs are expected to be nominal.

10.      LEGAL PROCEEDINGS

         We are involved, from time to time, in litigation and proceedings arising out of the ordinary course of business. Except as described below there are no pending material legal proceedings or environmental investigations to which we are a party or to which our property is subject.

         On May 25, 2005,we filed a lawsuit against an unrelated company and certain individuals. The complaint alleges that certain confidential information of Ivivi's was disseminated by the individuals to the other company. We are seeking injunctive relief enjoining the other company, its agents and employees for preliminary and permanent injunctions for compensatory and punitive damages, for any accounting and for attorney's fees and costs. We have commenced a patent infringement suit against the other company to protect our proprietary interests. Legal counsel for the other company advised that several documents were forwarded to intellectual property counsel of the other company related to the filing of a patent infringement suit against ADM Tronics and its subsidiaries. Based upon the foregoing, there is the possibility of litigation and counterclaims. It is certainly possible and would not be unexpected for the other company to file a counterclaim against us.

         On April 30, 2004, we entered into a termination agreement with a lessor of some of the SofPulse Units. The lessor agreed to pay us $85,000 and return the rental units that were leased. In the opinion of management, the agreement's termination did not have a material adverse effect on rental income of Ivivi.

         We believe that the ultimate resolution of the foregoing matters will not have a material adverse impact on the our cash flows or financial condition.

11.      RELATED PARTY TRANSACTIONS

         Our net operating losses historically have been funded principally by ADM and other subsidiaries of ADM, through the date of the initial receipt of funding pursuant to the private placement described in Note
         6. The amounts due have no stated interest rate or maturity date. Proceeds from the private placement offering were used to repay approximately $448,000 of the amount due to affiliated companies. Management of ADM has determined a management service fee charge for each year of our operations based on its allocation of general and administrative expenses. The management services provided by ADM include managerial and administrative services, marketing and sales services, clerical and communication services, the maintenance of accounting records and other services in the ordinary course of business. The management service fee for the years ended March 31, 2005 and 2004 was $215,938 and $42,741, respectively. The intercompany balances do not include a provision for imputed interest.

         Intercompany activity is summarized as follows:


                                        Years ended March 31,
                                      ------------------------
                                         2005            2004
                                      ----------    ----------

         Balance, beginning of year    2,843,188     2,804,285

         Advances                        453,122        38,513
         Charges                         256,336        91,070
         Repayments                   (1,020,158)      (90,680)
                                      ----------    ----------

         Balance, end of year          2,532,488     2,843,188
                                      ==========    ==========


         ADM serves as the exclusive manufacturer of medical, non-medical and other devices or products to be produced by us. Pursuant to the terms of a manufacturing agreement, for each product that ADM produces for us, we pay ADM an amount equal to the sum of (i) the actual, invoiced cost for all raw materials, parts, components or other physical items that are used in the manufacture of the product, plus (ii) a labor charge based on ADM's standard hourly manufacturing labor rate. If ADM is unable to perform its obligations under the agreement, we have the right, without penalty to engage third parties to manufacture some or all of our products. A charge for manufacruring costs of $5,753 and $4,337 has been recorded in the financial statements for the years ended March 31, 2005 and 2004, respectively.

12.      CONCENTRATIONS

         During the years ended March 31, 2005 and 2004, we sold 71% and 54%, respectively, of our products to 2 customers. At March 31, 2005, one customer accounted for 97% of our accounts receivable. The loss of these major customers could have a material adverse impact on our operations and cash flow.

13.      SUBSEQUENT EVENTS

         In November 2005, we completed a private offering to two institutional investors of unsecured convertible promissory notes in the aggregate principal amount of $1,250,000 bearing interest at a rate of 8% per annum, payable in cash, increasing by 1% every 365 days from the date of issuance of the notes to a maximum of 12% per annum, which, unless converted earlier, will automatically convert into shares of our common stock, subject to adjustment, upon the consummation of this offering (based upon a price of 85% of the public offering price per share) and warrants to purchase up to the same number of shares of our common stock, subject to adjustment, at a per share exercise price equal to 100% of the initial public offering price per share. The two institutional investors who purchased notes are affiliates of two of the directors who have agreed to serve on our board of directors upon the effectiveness of the registration statement to which this prospectus relates.


         In January 2006 we entered into a Master Clinical Trial Agreement with the Cleveland Clinic Florida to perform a clinical trial of our device for a new use. The estimated cost of the clinical trial is $300,000. The Cleveland Clinic Florida is a not-for-profit multi-specialty medical group practice.

         In March 2006 we completed a private placement of securities to two institutional accredited investors (the "Private Placement"). In connection with the Private Placement, we realized aggregate gross proceeds of $750,000 from the sale of unsecured convertible promissory notes (the "Notes") and warrants (the "Warrants") to purchase shares of common stock of Ivivi.

         The Notes are due and payable in March, 2011, unless earlier converted. The Notes bear interest at a rate of 8% per annum, payable in cash, increasing by 1% every 365 days from the date of issuance to a maximum of 12% per annum. The principal and accrued and unpaid interest on the Notes will be automatically converted into shares of our common upon consummation of an initial public offering of Ivivi (an "IPO") at 85% of the initial public offering price of the common stock (the "IPO Price"); provided, however, that each holder of a Note may elect to convert all or any portion of the outstanding principal amount of the
         Note into shares of our common stock at $4.31 per share at any time from and after the earlier to occur of (i) the first anniversary of the date of the Note and (ii) a withdrawal of the registration statement on Form SB-2, which was initially filed with the Securities and Exchange Commission on February 11, 2005.

         The holder of each Warrant is entitled to purchase shares of our common stock at an initial exercise price per share equal to (i) if an IPO has occurred prior to the exercise of the Warrant 100% of the IPO Price or
         (ii) if an IPO has not occurred prior to the exercise of the Warrant, $4.31 per share, subject to adjustment. The aggregate number of shares of our common stock issuable upon exercise of the Warrants shall equal either (i) if the Note has been converted as of the date of exercise of the Warrant, the number of shares of common stock into which the Note was converted or (ii) if the Note has not been converted as of the date of exercise of the Warrant, such number of shares of common stock into which the Note is then convertible.

         We entered into registration rights agreements with the investors that participated in the Private Placement, under which the investors received demand and piggy-back registration rights for the common stock underlying the securities sold in the Private Placement.

         These securities were issued in a private placement of securities exempt from registration under the Act, pursuant to Section 4(2) of the Act.

         On the effective date of the registration statement of which this prospectus forms a part, the Company will effect a 1.625 to 1 stock split of all shares outstanding at that time. All share and per share data give retroactive effect to the stock split.

             [Alternate Page for Selling Securityholder Prospectus]


                 SUBJECT TO COMPLETION, DATED MARCH __, 2006


PRELIMINARY PROSPECTUS

                 [LOGO OF IVIVI(TM) THE TECHNOLOGY OF LIFE(SM)]

                            IVIVI TECHNOLOGIES, INC.


                      ______________ SHARES OF COMMON STOCK

         This prospectus relates to _______ shares of the common stock of Ivivi Technologies, Inc. for the sale from time to time by certain holders of our securities, or by their pledgees, donees, transferees or other successors in interests. Of the shares, _______ will be issued upon automatic conversion of our 6% convertible promissory notes purchased in our private placements completed in 2004 and 2005 upon the effectiveness of our registration statement in connection with our initial public offering. Of the remaining shares offered hereby, _____ are issuable upon the exercise of outstanding warrants issued in the private placements. We will not receive any of the proceeds from the sales of the shares of common stock by the selling securityholders.

         The distribution of securities offered hereby may be effected in one or more transactions that may take place in the American Stock Exchange, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders.


         The selling securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.


         On __________, 2006, a registration statement under the Securities Act with respect to a public offering by us underwritten by Maxim Group LLC of ________ shares of common stock, was declared effective by the Securities and Exchange Commission. We will receive approximately $_______________ net proceeds from the offering (assuming no exercise of the underwriters' over-allotment option) after payment of underwriting discounts and commissions and estimated expenses of the offering.

                                   ----------

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is _____________, 2006

             [Alternate Page for Selling Securityholder Prospectus]

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock by the selling securityholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling securityholders. We may receive proceeds from the exercise of the warrants. If all of the warrants exercisable for shares of common stock being registered in this offering are exercised, we could receive net proceeds of up to approximately $______ million. The holders of the warrants are not obligated to exercise the warrants and we cannot assure that the holders of the warrants will choose to exercise all or any of the warrants.

         We intend to use the estimated net proceeds received upon exercise of the warrants, if any, for working capital and general corporate purposes.

--------------------------------------------------------------------------------

             [Alternate Page for Selling Securityholder Prospectus]

                             SELLING SECURITYHOLDERS

         An aggregate of up to _________ shares may be offered by certain stockholders who received notes and warrants in connection with our private placements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Securities--Other Outstanding Securities."


         The following table sets forth certain information with respect to each selling securityholder for whom we are registering shares for resale to the public. No material relationships exist between any of the selling securityholders and us nor have any such material relationships existed within the past three years, except that each of ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd., ProMed Offshore Fund II, LTD, Guerilla Capital L.P. and Kensington Capital L.P. provided consulting services to us during the fiscal year ended March 31, 2005 in exchange for which we provided warrants to purchase 67,850, 10,953, 17,241, 25,830, 121,836 and 16,250 shares of common stock, respectively, at an exercise price of $5.63 per share. ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd. subsequently transferred their warrants to ProMed Offshore Fund II, L.P.


         The shares of common stock held by the selling securityholders are subject to a lock-up agreement under which the sale of such shares will be restricted for a period of between 60 and 180 days after the date of this prospectus depending on the trading volume and market price of our common stock following the date of our initial public offering. The representative of the underwriters in our initial public offering may waive the terms of these lock-ups.

                                                                        Common Stock Beneficially
                                                                        Owned After the Offering
                                                                        -------------------------
                                      Number of Shares
                                       of Common Stock                    Number
             Selling                    Beneficially     Shares Being    of Shares
         Securityholders                   Owned           Offered      Outstanding   Percent of
-----------------------------------   ----------------   ------------   -----------   ----------
Steven Berkowitz, MD
Adam Kuhr and Natalie L, Kuhr
    Rev. Trust
Landing  Wholesale Group and
    Andrew Bellow
John O'Neal Johnston Trust
Richard Kent and Laura Kent
Richard Kent, IRA
Leo Long
Roy G. Shaw, Jr.
Allen Coburn
Lee A. Pearlmutter Revocable Trust
    u/a dated 10/9/92 as Amended
    2/28/96
Alphonse D'Amato
John W. Russell Granite Sierra
    Company LLC
Russell Realty Corp. Profit Sharing
    Plan FBO John W. Russell
Kerry Kent  McKallip  and George
    W. McKallip, Jr.
Ronald Marks
Lee Westerheide
Peter J. Van Emon
Joseph Zuckerman and Theda
    Zuckerman
Aaron Weinberger
Richard Linchitz and Rita Linchitz
ProMed Offshore Fund II, LTD +^^
Jacobs Pond LLC and Paul Lodi
Guerilla Partners, L.P.
Bald Eagle Fund LTD
Kensington Partners LP
Daniel Silvershein
Platinum Partners Value Arbitrage
    Fund LP
Gerald Garcia IRA^^
Gerald Garcia Roth IRA^^
Edgar and Kim Massabni
Peter Brennan^^
AFA Private Equity Fund 1
Stephen Cohen
Sherleigh Associates Defined
    Benefit Pension Plan +
Nic Scasino

*    Less than 1%

+ Except as indicated by a (+), no selling securityholder is an officer, director, affiliate or 5% shareholder of ours.
^ Except as indicated by a (^), no selling securityholder is a broker-dealer. ^^ Except as indicated by a (^^), no selling securityholder is an affiliate of a broker-dealer. Gerald Garcia is a registered representative with Maxim Group LLC, a broker-dealer; Peter Brennan is a registered representative with Matrix Capital Market Groups, Inc., a broker-dealer; and David Musket, a portfolio manager with Promed Partners, is a principal of Musket Research Associates, a broker dealer.

         Each of the selling securityholders that is an affiliate of a broker-dealer has represented to us that it purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

             [Alternate Page for Selling Securityholder Prospectus]

                              PLAN OF DISTRIBUTION

         The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

         The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

             [Alternate Page for Selling Securityholder Prospectus]

     o   privately negotiated transactions;

     o   short sales;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     o broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

     o   a combination of any such methods of sale; and

     o   any other method permitted pursuant to applicable law.

         The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the offering; (4) the amount to be offered for the security beneficial owner's account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the offering is complete.

         In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

         The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

             [Alternate Page for Selling Securityholder Prospectus]

         The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

         The maximum amount of compensation to be received by any NASD member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

         We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

             [Alternate Page for Selling Securityholder Prospectus]

                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed with the SEC a registration statement of Form SB-2 relating to the securities being offered through this prospectus. As permitted by the rules and regulations of the SEC, the prospectus does not contain all the information described in the registration statement. For further information about us and our securities, you should read our registration statement, including the exhibits and schedules. In addition, we will be subject to the requirements of the Securities Exchange Act of 1934, as amended, following the offering and thus will file annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings and the registration statement are available to you over the Internet at the SEC's web site at http://www.sec.gov/. You may also read and copy any document we file with the SEC at the SEC's public reference room in at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Statements contained in this prospectus as to the contents of any agreement or other document are not necessarily complete and, in each instance, you should review the agreement or document which has been filed as an exhibit to the registration statement.

             [Alternate Page for Selling Securityholder Prospectus]

                            IVIVI TECHNOLOGIES, INC.


                               ___________ SHARES


                                  COMMON STOCK




                             _________________, 2006

--------------------------------------------------------------------------------


You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with any different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus regardless of the time or the delivery of this prospectus or any sale of these securities.


                            IVIVI TECHNOLOGIES, INC.


                                _________ SHARES

                                  COMMON STOCK


                                   ----------

                                   PROSPECTUS



                                 MAXIM GROUP LLC

                           BREAN MURRAY, CARRET & CO.

                                ___________, 2006

         Until _______, 2006, 25 days after the date of this offering, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligations to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.


--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act (the "NJBCA") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

         Subsection (3) of Section 3-5 of the NJBCA empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Subsection (4) of Section 3-5 of the NJBCA provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith; Subsection
(8) of Section 3-5 of the NJBCA provides that indemnification provided for by
Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and Subsection (9) of Section 3-5 of the NJBCA empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

         The Registrant' intends to amend its certificate of incorporation to include the following provision regarding indemnification:

             "Every person who is or was a director or officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law."

         The Registrant also intends to amend and restated its certificate of incorporation to include the following provision regarding certain limitations on the liability of directors and officers:

             "A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law permitting the exemption from liability provided for herein shall apply to or have any effect on the liability or alleged liability of any director or officer for or with respect to any acts or omissions of that director or officer occurring prior to the amendment, repeal or termination of effectiveness."

         In addition, the Registrant intends to enter into an indemnification agreement with each of its officers and directors which shall provide indemnification in certain situations, subject to the Registrant having taken certain actions and the executive having met certain specified standards of conduct.

         The Underwriting Agreement to be filed as Exhibit 1.1 will provide for indemnification by the underwriters of the Registrant, its directors and officers.

         See also the undertakings set forth in response to Item 28 herein.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


SEC Registration Fee ..........................................   $    2,354.00
National Association of Securities Dealers filing fee .........   $    2,500.00
American Stock Exchange listing fees...........................   $   65,000.00
Printing and engraving expenses................................   $   70,000.00
Legal fees and expenses........................................   $  300,000.00
Accounting fees and expenses...................................   $  200,000.00
Underwriters' non-accountable expense allowance................   $  525,000.00
Blue Sky fees and expenses (including fees of counsel).........   $   50,000.00
Transfer agent and registrar fees..............................   $   10,000.00
Miscellaneous..................................................   $   25,146.00
TOTAL..........................................................   $1,250,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.


         In January 2004, we issued an aggregate of 1,470,625 shares of Registrant Common Stock to our directors, executive officer, employees and consultants for compensation and for consulting services rendered and to be rendered to the Registrant.

         In December 2004, the Registrant, together with its largest shareholder, ADM Tronics Unlimited, Inc. ("ADM Tronics"), completed a private placement (the "December Financing") pursuant to which it issued unsecured convertible notes in an aggregate principal amount of $3,637,500 at face value to 39 investors. The December Financing was completed in six separate closings from July 2004 through December 2004. Each investor represented to the Registrant that it was financially sophisticated and an accredited investor. The outstanding principal amount of the unsecured convertible notes, together with interest at the rate of 6% per annum, unless converted earlier, will convert automatically upon the consummation of this offering into 711,840 shares of the Registrant's Common Stock, assuming the consummation of this offering on April 30, 2006. Prior to the consummation of this offering, purchasers of the unsecured convertible notes had the option to convert such notes into either Registrant Common Stock or common stock, no par value, of ADM Tronics ("ADM Tronics Common Stock").

         In connection with the issuance of the unsecured convertible notes in the December Financing, the Registrant also issued warrants to purchase up to an aggregate of 711,840 shares of Registrant Common Stock at $3.51 per share and warrants to purchase an aggregate of up to 12,494,828 shares of ADM Tronics Common Stock. The warrants provide that in addition to paying the exercise price, the holder must surrender the non-exercised warrant of the other company, either the warrant to purchase Registrant Common Stock or ADM Tronics Common Stock.

         Under the terms of the notes sold in the December Financing, the number of shares of our common stock issuable upon conversion of the notes and exercise of the warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 that the registration statement in connection with this offering is not declared effective. As a result, as of April 30, 2006, an additional 199,403 shares of common stock underlying the notes and 199,403 shares underlying the warrants will be issuable by us and an additional 14,243 shares and 14,243 shares underlying the notes and warrants, respectively, will be issuable by us for each month thereafter until the effective date of the registration statement.

         Maxim Group LLC, an NASD member firm ("Maxim Group"), acted as exclusive placement agent with respect to the December Financing and received cash commissions of 9%, a non-accountable expense allowance of 3%, a one-year consulting agreement, as well as warrants to purchase securities of each of the Registrant and ADM Tronics and expense reimbursements. In connection with the December Financing, Maxim Group received an aggregate of approximately $400,125 in commissions, fees and other expense reimbursements and received warrants for the purchase of: (i) 56,973 shares of Registrant Common Stock at an exercise price of $5.11 per share, (ii) 56,973 shares Registrant Common Stock at an exercise price of $3.51 per share, (iii) 1,003,450 shares of ADM Tronics Common Stock at an exercise price of $0.29 per share and (iv) 1,003,450 shares of ADM Tronics Common Stock at an exercise price of $0.41 per share.

         In February 2005, the Registrant, together ADM Tronics, completed another private placement (the "February Financing") pursuant to which it issued unsecured convertible notes in an aggregate principal amount of $2,450,000 at face value to four investors. Each investor represented to the Registrant that it was financially sophisticated and an accredited investor. The outstanding principal amount of the unsecured convertible notes, together with interest at the rate of 6% per annum, unless converted earlier, will convert automatically upon the consummation of this offering into 479,452 shares of the Registrant's Common Stock, assuming the consummation of this offering on April 30, 2006. Prior to the consummation of this offering, purchasers of the unsecured convertible notes had the option to convert such notes into either Registrant Common Stock or ADM Tronics Common Stock.

         In connection with the issuance of the unsecured convertible notes in the February Financing, the Registrant also issued warrants to purchase up to an aggregate of 479,452 shares of Registrant Common Stock at $3.51 per share and warrants to purchase an aggregate of up to 20,991,379 shares of ADM Tronics Common Stock. The warrants provide that in addition to paying the exercise price, the holder must surrender the non-exercised warrant of the other company, either the warrant to purchase Registrant Common Stock or ADM Tronics Common Stock.

         Under the terms of the notes sold in the February Financing, the number of shares of our common stock issuable upon conversion of the notes and exercise of the warrants will increase by 2% for each 30-day period, or portion thereof, after June 30, 2005 that the registration statement in connection with this offering is not declared effective. As a result, as of January 31, 2006, an additional 105,524 shares of common stock underlying the notes and 105,524 shares underlying the warrants will be issuable by us and an additional 9,592 shares and 9,592 shares underlying the notes and warrants, respectively, for each month thereafter until the effective date of the registration statement.

         Maxim Group acted as exclusive placement agent with respect to the February Financing and received cash commissions of 8%, a non-accountable expense allowance of 3%, and warrants to purchase securities of each of the Registrant and ADM Tronics and expense reimbursements for the initial $2,250,000 and received no cash commission, non-accountable expense allowance or warrants with respect to $200,000 received in such offering. In connection with the February Financing, Maxim Group received an aggregate of approximately $247,500 in commissions, fees and other expense reimbursements and received warrants for the purchase of: (i) 35,241 shares of Registrant Common Stock at an exercise price of $5.11 per share, (ii) 35,241 shares Registrant Common Stock at an exercise price of $3.51 per share, (iii) 620,690 shares of ADM Tronics Common Stock at an exercise price of $0.29 per share and (iv) 620,690 shares of ADM Tronics Common Stock at an exercise price of $0.41 per share.

         In August 2004 and February 2005, the Registrant issued warrants to purchase an aggregate of 162,500 shares and 56,875 shares of the Registrant Common Stock at an exercise price of $5.63 per share in exchange for consulting services.

         In April 2005, the Registrant granted an option to purchase 8,125 shares of the Registrant Common Stock at an exercise price of $6.15 per share to a consultant for services rendered and to be rendered to the Registrant.

         In November 2005 and March 2006, the Registrant completed a private placement (the "2006 Financing") pursuant to which it issued unsecured convertible notes in an aggregate principal amount of $2,000,000 at face value to four institutional investors. The outstanding principal amount of the unsecured convertible notes, unless converted earlier, will convert automatically upon the consummation of this offering into shares of the Registrant's Common Stock at a conversion price equal to 85% of the initial public offering price per share of Common Stock offered and sold to the public in this offering. In connection with the issuance of the unsecured convertible notes in the 2006 Financing, the Registrant also issued warrants to purchase up to an aggregate the same number of shares of Registrant Common Stock at 100% of the initial public offering price per share of Common Stock offered and sold to the public in this offering.


         The issuances of the above securities were considered to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. All recipients either received adequate information about us or had access to such information.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(A)   LIST OF EXHIBITS.  (Filed herewith unless otherwise noted.)


EXHIBIT NO.                                     DESCRIPTION
-----------    ------------------------------------------------------------------------------------------------
    1.1        Form of Underwriting Agreement*

    3.1        Certificate of Incorporation of Ivivi Technologies, Inc.*

    3.2        By-Laws of Ivivi Technologies, Inc.*

    4.1        Form of Stock Certificate of Ivivi Technologies, Inc.*

    4.2        Form of Underwriters' Warrant Certificate*

    4.3        Warrant issued to certain investors (one in a series of warrants with identical terms)**

    4.4        Note issued to certain investors(one in a series of notes with identical terms)**

    4.5        Form of Warrant issued to Placement Agent**

    4.6        Warrant issued to certain investors (one in a series of warrants with identical terms)***

    4.7        Note issued to certain investors (one in a series of warrants with identical terms)***

    5.1        Opinion of Lowenstein Sandler PC as to legality of securities being offered*

10.1(a)        Form of Lock-up Agreement**

10.1(b)        Form of Lock-up Agreement**

   10.2        2004 Second Amended and Restated Stock Option Plan*

   10.3        Second Amended and Restated Manufacturing Agreement among Ivivi Technologies, Inc., ADM Tronics
               Unlimited, Inc., and certain subsidiaries of ADM Tronics Unlimited, Inc.*

   10.4        Management Services Agreement, dated August 15, 2001, among Ivivi Technologies, Inc., ADM
               Tronics Unlimited, Inc. and certain subsidiaries of ADM Tronics Unlimited, Inc., as amended**

   10.5        Sponsored Research Agreement, dated September 24, 2004, between Ivivi Technologies, Inc. and
               Montefiore Medical Center** +

   10.6        Sponsored Research Agreement, dated October 17, 2004, between Ivivi Technologies, Inc. and
               Montefiore Medical Center** +

   10.7        Consulting Agreement, dated January 1, 2004, between Ivivi Technologies, Inc. and Beresh
               Strauch, M.D.**

   10.8        Form of Indemnification Agreement between Ivivi Technologies, Inc. and each of its directors and officers*

   10.9        Voting Agreement, effective as of January 5, 2004, among the parties named therein, as amended*

  10.10        Agreement, effective as of February 10, 2005, between Ivivi Technologies, Inc. and ADM Tronics
               Unlimited, Inc.**

  10.11        Intentionally Omitted

  10.12        Form of Distribution Agreement**

EXHIBIT NO.                                     DESCRIPTION
-----------    ------------------------------------------------------------------------------------------------
   16.1        Letter dated May 13, 2005 from Weinick Sanders Leventhal & Co., LLP regarding change in
               Certifying Accountants**

   16.2        Letter dated April 13, 2006 from J.H. Cohn LLP regarding change in independent registered public accounting firm***

   16.3        Letter from Stonefield Josephson, Inc. regarding change in independent registered public accounting firm*

   23.1        Consent of Raich Ende Malter Co. LLP***

   23.2        Consent of Lowenstein Sandler PC (incorporated by reference to Exhibit 5.1)*

   24.1        Powers of Attorney**

   99.1        Consent of Kenneth Abramowitz***

   99.2        Consent of Steven Gluckstern***

   99.3        Consent of Louis Ignarro***

   99.4        Consent of Pamela Newman, Ph.D.**



----------
*        To be filed by amendment.
**       Previously filed.
***      Filed herewith.
+ Portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request or confidential treatment in accordance with Rule 406 of the Securities Act.

(b)      Financial Statement Schedules.

ITEM 28. UNDERTAKINGS.

         The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any additional or changed material information with respect to the plan of distribution.

         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and each post-effective amendment that contains a form of prospectus will be treated as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time will be treated as the initial bona fide offering of those securities.

         The undersigned Registrant may elect to request acceleration of the effective date of the registration statement under Rule 461 under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northvale, State of New Jersey, on April 20, 2006.


                                        IVIVI TECHNOLOGIES, INC.



                                        By: /s/ David Saloff
                                           ------------------------------------
                                           David Saloff
                                           President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Name                          Title                            Date
---------------------------   ------------------------------   -----------------


*                             Chairman of the Board of         April 20, 2006
---------------------------   Directors and Chief Financial
Andre' DiMino                 Officer (Principal Accounting
                              and Financial Officer)


/s/ David Saloff              President and Chief              April 20, 2006
---------------------------   Executive Officer and Director
David Saloff                  (Principal Executive Officer)


*                             Director                         April 20, 2006
---------------------------
Vincent DiMino

*By /s/ David Saloff
    ----------------
    David Saloff
    Attorney-in-Fact